As filed with the Securities and Exchange Commission on August 24, 2007.

Registration No 333-142444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PNA GROUP HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5051	20-4829830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

(770) 641-6460

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maurice S. Nelson, Jr.

Chief Executive Officer

PNA Group Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

(770) 641-6460

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq.	John Papachristos, Esq.
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000 Facsimile: (212) 728-9214	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000 Facsimile: (212) 269-5420

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01	$175,000,000	$5,373

(1)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2007

P R O S P E C T U S

             Shares

PNA Group Holding Corporation

Common Stock

$              per share

We are selling              shares of our common stock. We have granted the underwriters an option to purchase up to              additional shares of common stock to cover over-allotments.

This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $             and $             per share. We have applied to have the common stock listed on the New York Stock Exchange under the symbol “PNA.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to PNA Group Holding Corporation (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about                 , 2007.

Citi	UBS Investment Bank

Goldman, Sachs & Co.

                    , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus before making an investment decision. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. The terms “we,” “us,” “our,” “the Company” and “PNAG Holding” refer to PNA Group Holding Corporation and its subsidiaries, unless the context otherwise requires. The term “PNA” refers to PNA Group, Inc., an indirect wholly owned subsidiary of PNAG Holding, and its subsidiaries on a consolidated basis. “Platinum” refers to Platinum Equity Capital Partners and its affiliated entities, and “Platinum Advisors” refers to Platinum Equity Advisors, LLC. Unless the context otherwise requires, information in this prospectus identified as “pro forma” gives effect to the consummation of the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, and information in this prospectus identified as “pro forma as adjusted” gives effect to the consummation of the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, the Real Estate Transfer, the Services Agreement Amendment (each as defined herein), the issuance of our common stock offered hereby, which we refer to as the “offering,” and the use of the proceeds from the offering as provided herein. For purposes of arriving at our results for the year ended December 31, 2006, we combined the results of PNAG Holding and its consolidated subsidiaries for the period May 10, 2006 to December 31, 2006 and the results of PNA and its consolidated subsidiaries for the period January 1, 2006 to May 9, 2006.

Our Company

We are a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customer base, which is largely comprised of fabricators and original equipment manufacturers across a diversified group of industries, including the non-residential construction, machinery and equipment manufacturing, oil and gas, telecommunications and utilities markets. We distribute a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, and we also perform a variety of value-added processing services for our customers. During 2006, we served more than 9,200 customers and we believe we are a crucial part of our customers’ supply chains, providing steel distribution and processing services that steel producers are typically not equipped or willing to undertake for end-users. Using sophisticated inventory and distribution information systems developed specifically for the steel service center industry, we provide just-in-time delivery to many of our customers, which enables them to manage their working capital costs better. Our steel service center facilities are strategically located in high density or high population growth areas in the United States, which puts us in a position to take advantage of growing markets and market trends. For the year ended December 31, 2006, we had combined net sales of approximately $1.56 billion and combined net income of approximately $58 million, and we generated combined pro forma net sales of approximately $1.63 billion and combined pro forma EBITDA of approximately $147 million. For a description of our EBITDA and a reconciliation to our net income, see Note 1 to “Summary Historical Consolidated and Pro Forma Combined Financial Data.”

We intend to opportunistically pursue strategic acquisitions that will increase our scale, grow our market share of value-added products and expand our business. For example, with the consummation of the acquisition of Metals Supply Company, Ltd., or MSC, a leading structural steel service center and distributor in the Gulf Coast region of the United States, we now operate 21 steel service centers nationally, as well as manage five joint ventures that operate a total of seven service centers.

Our business is organized into two reportable segments: Long Products and Plate, or Long Products, and Flat Rolled Products, or Flat Rolled:

Long Products and Plate Segment (69% of 2006 combined net sales).    Our Long Products segment operates 16 facilities throughout the Southwest, New England, Mid-Atlantic, Midwest and Southeast regions of the United States. This segment distributes structural beams, tubing, plates, sheets, pipes, channels, angles, flats, rounds, reinforcing and merchant bar, bar grating and floor plate. Through our Long Products segment, we also provide value-added steel processing capabilities that include saw-cutting, T-splitting, cambering, high speed drilling and tapping, press braking, shearing, punching, grinding, ultrasonic testing, plasma and plate burning with full computer-aided design capabilities. We market these products and services under four regional brands: Infra-Metals, Delta Steel, Metals Supply Company and Smith Pipe & Steel. Slightly over half of Long Products’ 2006 sales were to the non-residential construction market. The other major markets served by this segment include ship and barge building, railcar manufacturing, metal building fabrication, commercial and industrial fabricators, oil and gas, and telecommunications and utilities. Our ability to identify niche market opportunities has allowed us to increase our value-added services and broaden our customer base. For example, we have established and grown our presence in providing steel monopoles to the telecommunications and utility transmission markets, both of which are expanding markets. Two of our facilities in Texas operate 60-foot, 2,200-ton Pullmax press brakes to produce a major portion of the steel monopoles used in telecommunications towers and utilities transmission towers in these markets.

Flat Rolled Products Segment (31% of 2006 combined net sales).    Our Flat Rolled segment operates five facilities located in the Midwest, the South and California, as well as seven joint venture facilities. The Flat Rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the Flat Rolled facilities receives value-added processing such as temper-passing, leveling or slitting. Through this segment, we also perform a substantial amount of tolling, where we process steel for a fee, without taking either title to the inventory or the associated price risk of the steel. We market these products and services under our Feralloy brand. Customers include original equipment manufacturers in the machinery and equipment, tank, railcar, agricultural and construction industries.

Industry Overview

Steel service centers operate as intermediaries between primary steel producers and end-users, which typically include fabricators and original equipment manufacturers, who require smaller quantities of more highly customized products delivered on a just-in-time basis. Due to smaller purchase sizes, producers historically have not dealt directly with end-users. By purchasing large quantities of steel from producers, steel service centers are able to take advantage of producer economies of scale resulting in lower costs of materials purchased. Because steel service centers purchase steel from a number of primary producers, they can maintain a consistent supply of various types of steel used by their customers. In turn, steel service centers allow customers to lower their inventory levels, decrease the time between the placement of an order and receipt of materials and reduce internal expenses, thereby helping these customers to manage their working capital in an efficient manner. However, unlike pure distributors that buy standard grades of steel in bulk from producers and resell them in smaller quantities to local end-users, steel service centers also engage in a variety of value-added processing operations, such as cutting, shaping or treating steel to particular customer specifications.

Purchasing magazine estimated in its May 4, 2006 issue that the combined U.S. and Canadian metal service center industry’s annual revenue was $115 billion in 2005. Based on our industry research, metal service centers represent the largest customer group of the U.S. domestic steel industry, accounting for approximately 47% of U.S. steel shipments in 2005. The metal service center industry remains highly fragmented, with over 500 companies operating in North America, based on internal Company estimates. Competition is based in large part on quality, price and the ability to provide value-added services such as working capital management and just-in-time delivery. Accordingly, the capital requirements (in terms of inventory levels and requisite machinery and working capital) needed to become a successful metal service center are a significant barrier to entry into the industry. Additionally, due to the geographic nature of the business, we have found that customers are usually located within approximately 250 miles of the service center or distributor, as transportation costs can make up a substantial portion of the cost to the customer. The geographic nature of the business also means that local supply and demand shape the competitive landscape, with each service center having its own set of regional competitors.

Our Strengths

We believe that a combination of our size and scale, our established position in the industry and our ability to carry significant amounts of inventory gives us an advantage over both our existing and potential competitors. Our strong competitive position in each of our markets is a result of numerous factors, including the following:

Leading Market Share Positions

We are one of the leading steel service center operators by volume in the United States, with 2006 annual volume of 2.6 million tons. Our steel service center facilities are located in high density or high population growth areas in the United States, including New England, the Mid-Atlantic, the Midwest, the Southeast and the Southwest, and we believe, in many cases, that our steel service centers are the number one or number two market share leaders in their respective geographic markets.

Demonstrated Ability to Grow Our Business

In May 2006 we completed the acquisition of MSC, which, on a pro forma basis, added $28 million to our 2006 EBITDA and gave us a significant market share position in structural products in the southwestern United States. Since then we have continued to actively identify targets for our acquisition pipeline, which due to industry trends toward consolidation has never been stronger. This allows us to be highly selective and competitive in pursuing potential acquisitions.

Additionally, we continually monitor and evaluate important organic growth opportunities. Our new blast paint facility in Morgan City, Louisiana has given us access to the Gulf Coast shipbuilding industry. Our ability to add key machinery and equipment at our current facilities, such as the installations of 60-foot, 2,200-ton Pullmax hydraulic press brakes at our Houston and Fort Worth facilities, has allowed us to penetrate the niche market for steel monopoles used in telecommunications and utilities markets. Furthermore, our installation of a new recoiler at the Portland, Oregon facility of one of our joint ventures will enable us to participate in the 1,300 mile “Rockies Express” natural gas pipeline project.

Our substantial indebtedness may, however, significantly limit our ability to grow our business, both due to the amount of such indebtedness and the restrictive covenants contained therein. As of June 30, 2007, our indebtedness, represented by the Floating Rate Notes, the PNA Notes, the Preussag Seller Note (each as defined herein), borrowings under PNA’s senior secured credit facility and capital lease obligations, was approximately $595.7 million, with $49.5 million of non-recourse real estate mortgage debt at the Real Estate Subsidiaries (as defined herein).

Broad Product Offering in Multiple High-Growth Markets

We offer an extensive portfolio of steel products, including beams, square and rectangular tubing, channels, angles, flats, rounds, reinforcing bar, plates and floor plates, sheets, and flat rolled products such as hot, cold rolled and galvanized coil. Our extensive line of products enables us to serve high-growth end markets such as non-residential construction, oil and gas, telecommunications and industrial transmission markets, ship and barge building, railcar manufacturing and equipment manufacturers, while having very little exposure to the automotive or residential construction markets. The varied markets of our customers and the geographic diversity of our facilities enable us generally to weather fluctuations in economic patterns in any particular end market or region within the United States.

Exceptional Service to Large, Diversified Customer Base

We believe that our exceptional service, quality processing, reliability and broad product offering have enabled us to develop long-term relationships with a large, diverse and loyal customer base. During 2006, we shipped products to over 9,200 customers with an average invoice size of $4,200. Our facilities are strategically located within 250 miles of the majority of our customers, which combined with our inventory handling capabilities, enables us to provide rapid delivery to an increasing percentage of customers who demand just-in-time delivery while limiting freight costs.

State-of-the-Art Facilities with Value-Added Processing Capabilities

We operate state-of-the art processing facilities that enable us to provide highly efficient and value-added steel processing services to our customers. Since 1997, we have invested approximately $108 million to modernize our operations, closing eight outdated facilities and substantially expanding or opening nine facilities, thereby positioning us to enjoy solid organic growth. This modernization resulted in increased operating efficiency, which we believe gives us a cost advantage over many of our competitors.

Our facilities provide us with significant advantages over competitors who lack financial resources to invest in newer facilities. Such competitive advantages include newer equipment that reduces processing time and labor costs, efficient floor layouts tailored to specific products that improve process flow, and locations situated outside of congested urban areas that allow for easier and faster access by trucks. We believe that our 2006 average sales per facility of $71 million compares very favorably with our industry peers. Our facilities are also equipped to handle several modes of transportation including truck, rail and barge, and many facilities are in close proximity to deep water ports. Shipping by rail or barge significantly lowers freight costs. All of our facilities have processing capabilities such as slitting, cut-to-length, tempering, drilling, sawing, press braking, blasting, painting, oxy-fuel and high definition plasma cutting, enabling us to perform value-added processing on 19% of our Long Products and 98% of our Flat Rolled Products in 2006.

Strong Vendor and Joint Venture Partner Relationships

We have well-established, long-term relationships with some of the largest North American and international steel producers. In 2006, we purchased approximately 2.1 million tons of steel. Because of our scale, we believe we are a significant customer of our major steel suppliers, which enables us to receive volume discounts and maintain access to critical steel inventory in periods of tight supply. We have further solidified our relationships with vendors through our joint venture arrangements with a number of major steel producers. We have formed our current joint ventures with steel mills through the mutual provision of capital resources, with PNA managing the operations. The steel producers provide the majority of our joint venture business volume, on a tolling basis, which eliminates any inventory risk. Two of these joint venture facilities are located on supplier campuses, an indication of how closely we are integrated with our suppliers. We will seek to increase the number of our joint venture arrangements in order to further develop our relationships with suppliers and benefit from the increased sales volume.

Experienced Management Team

Members of our senior management team at the end of fiscal 2006 have an average of 25 years of experience in the steel industry and an average of 17 years of service with our company. They have successfully developed the Company into one of North America’s leading steel service centers by identifying and implementing value-added processing opportunities, reducing operating expenses, improving working capital management and closing select facilities.

On February 1, 2007 Maurice S. Nelson, Jr. became our Chief Executive Officer and President in place of PNA’s interim Chief Executive Officer, Christopher J. Moreton. Mr. Moreton remains our Chief Financial Officer. Previously, Mr. Nelson served for nine years as President, Chief Executive Officer, Chief Operating Officer and Director of Earle M. Jorgensen Company, a large distributor of metal products in North America. See “Management—Executive Officers and Directors.”

Our Strategy

We intend to continue to increase our net sales and profitability through the following strategies:

Organic Growth through Further Expansion into High-Growth End Markets

We aim to grow organically by expanding geographically and adding new value-added services in high-growth end markets. An example of our geographic growth includes the establishment of our recent Marseilles, Illinois, facility, which has enabled us to service the large concentration of structural steel fabricators in the commercial and industrial construction market in the Midwest. We also built a facility in Petersburg, Virginia on the campus of one of our suppliers, Chaparral Steel, to expand our customer base in the Mid-Atlantic, and have now established a significant customer base among structural steel fabricators in commercial and industrial construction markets as well as the rail car market in this region. In order to penetrate the growing Gulf Coast shipbuilding industry, we built a new 65,000 square foot facility in Morgan City, Louisiana, which provides blasting and painting processing capabilities demanded by that industry. Going forward, we plan to participate in the 1,300 mile “Rockies Express” natural gas pipeline project, through our installation of a new recoiler at the Portland, Oregon facility of one of our joint ventures. We are continually seeking out other opportunities for growth along geographic and product lines.

Strategic Growth through Acquisitions

In addition to the organic growth objectives outlined above, we plan to continue our growth through acquisitions within the steel service center industry in order to expand our customer base and increase market share. We constantly seek to identify suitable acquisition opportunities that would allow us to expand our current product offering, end markets and geographic presence to strengthen our positioning as a leading steel service center. In our opinion, the highly fragmented nature of our industry provides many opportunities for strategic acquisitions. For example, our acquisition of MSC increased the breadth of structural beams in our product offering, which has allowed us to occupy and better serve a greater portion of the non-residential construction market in the Southwest. Through acquisitions, we aim to expand our product offering and our customer relationships, increase our reach across various end markets, and expand our scale. We believe that larger economies of scale and more extensive geographic coverage will allow us to benefit from greater purchasing power and better client service, and improve our ability to offer a broader menu of value-added services.

Focus on Working Capital Management

Our ability to manage working capital effectively is an important tool for limiting our inventory risk as we manage volatility in the steel industry. Our focus on effective working capital management also enables us to manage our profitability while maintaining the flexibility required for short order lead times. We use sophisticated inventory and distribution information systems developed specifically for the steel service center industry. We expect to continue improving our working capital management. We believe that these improvements will result in enhanced profitability for our business and will allow us to mitigate cyclical steel price fluctuations.

Continue to Optimize Operations

We plan to expand upon the success we have had over the past few years in increasing profitability through improving our facilities. Since 1997 we have closed or sold eight outdated facilities and built or considerably extended nine modern, state-of-the-art facilities, spending a total of approximately $108 million both to build these new facilities and to modernize equipment at existing plants. This modernization has resulted in increased operating efficiency, which we believe gives us a competitive cost advantage over many of our competitors. We are currently in the process of consolidating our Midwest facilities in order to achieve estimated cost savings of $1.4 million per annum. As we grow both organically and through strategic acquisitions, we will have increased opportunities to improve our profitability through the optimization of our network of facilities.

The Sponsor

Platinum is a global acquisition firm headquartered in Los Angeles with principal offices in Boston, New York and Paris. Since its founding in 1995, Platinum has acquired more than 70 businesses in a broad range of markets, ranging from telecommunications and information technology to logistics, chemical and industrial manufacturing, distribution and service. Platinum’s current portfolio includes 20 companies with operations in over 20 countries worldwide. The firm has a diversified capital base that includes the assets of its portfolio companies, which had approximately $8 billion in revenue in 2006, and a $700 million private equity fund launched in 2004 to drive new investments. Platinum’s M&A&O® approach to investing focuses on acquiring businesses that need operational support to realize their full potential and can benefit from Platinum’s expertise in transition, integration and operations.

The following table sets forth (1) the aggregate amount invested in the Company by Platinum in connection with the Platinum Acquisition, (2) as of August 1, 2007, the aggregate amount of funds received by Platinum from us, including (i) dividends and (ii) payments earned pursuant to a corporate advisory services agreement, (3) after giving effect to the consummation of this offering, the value of Platinum’s ownership in us based on the offering price of the common stock offered hereby and (4) after giving effect to the consummation of this offering, the percentage of our outstanding shares owned by Platinum.

Aggregate Investment	Aggregate Funds Received	Value of Platinum-owned Shares	% of Shares Owned by Platinum
$17,500,000	$180,995,000	$

Recent Transactions

On May 9, 2006, we acquired all of the outstanding capital stock of PNA in a merger transaction, or the Platinum Acquisition, with Preussag North America, Inc., pursuant to which Platinum acquired effective economic control of PNA as of November 2005. Effective May 31, 2006, we acquired all of the outstanding partnership interests of Metals Supply Company, Ltd. and its affiliate Clinton & Lockwood, Ltd., or the MSC Acquisition. On August 15, 2006, PNA sold, in what we refer to as the PNA Offering, $250 million aggregate principal amount of its 10 3/4% Senior Notes due 2016, which we refer to as the PNA Notes, the net proceeds of which were used to prepay indebtedness of approximately $226.3 million under PNA’s senior secured credit facility and to make a return of capital of approximately $16.1 million to Platinum. On February 12, 2007, our subsidiary, PNA Intermediate Holding Corporation, or PNA Intermediate, sold, in what we refer to as the PNA Intermediate Offering, $170 million principal amount of its Senior Floating Rate Toggle Notes due 2013, which we refer to as the Floating Rate Notes. The net proceeds of the PNA Intermediate Offering were used to pay a dividend of approximately $162.5 million to PNAG Holding as sole stockholder of PNA Intermediate, $70 million of which was used to pay a dividend to Platinum in February 2007 and the remainder of which (approximately $92.5 million) was used to pay a subsequent dividend to Platinum in May 2007. PNA is party to a corporate advisory services agreement, or the Services Agreement, with Platinum Equity Advisors, LLC, or Platinum Advisors, an affiliate of Platinum. In connection with this offering, Platinum Advisors and PNA intend to amend the Services Agreement, pursuant to which PNA will pay Platinum Advisors $                 million as consideration for terminating the monitoring fee payable thereunder using additional borrowings under PNA’s senior secured credit facility. We refer to this as the Services Agreement Amendment. See “Certain Relationships and Related Party Transactions—Services Agreement.” Simultaneously with the consummation of this offering, the 100 outstanding shares of common stock, par value $0.01 per share, of Travel Main Corporation, our wholly owned subsidiary, will be transferred by way of dividend to a newly created parent LLC of PNAG Holding. As of the date hereof, the fair market value of the stock of Travel Main Corporation is approximately $21.7 million. Platinum will be the sole stockholder of the new parent LLC both prior to and subsequent to the consummation of this offering. The transfer is expected to be a taxable event resulting in a liability totaling approximately $8.4 million that will be paid in cash by us. The transfer of the Travel Main stock to our newly created parent LLC is referred to as the Real Estate Transfer. See “Certain Relationships and Related Party Transactions—Real Estate Transfer.”

In this prospectus, the Platinum Acquisition, the MSC Acquisition and the PNA Offering are collectively referred to as the Transactions.

Corporate Structure

Below is a chart that illustrates our corporate structure following consummation of the Transactions and the Real Estate Transfer.

Corporate Information

PNAG Holding was incorporated in the State of Delaware in February 2006. PNAG Holding’s principal offices are located at 400 Northridge Road, Suite 850, Atlanta, Georgia 30350. PNAG Holding’s telephone number is (770) 641-6460. Our internet address is www.pnagroupinc.com. Information on our website does not constitute part of this prospectus.

The Offering

Issuer	PNA Group Holding Corporation.

Common stock offered by us	shares.

Common stock outstanding before this offering	shares.

Common stock to be outstanding immediately after this offering	shares.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $             million. We intend to use the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus and the net proceeds from the exercise, if any, of the underwriters’ over-allotment option (i) to make a capital contribution of $170 million to PNA Intermediate in order to repay the Floating Rate Notes and (ii) to pay a $         million dividend to Platinum, our sole stockholder, with the remaining net proceeds in excess of the aggregate outstanding principal amount of the Floating Rate Notes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 14 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy

Other than dividends declared prior to the consummation of this offering, we do not anticipate declaring or paying any regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors.

Proposed New York Stock Exchange symbol	PNA.

The number of shares to be outstanding after this offering is based on                      shares of common stock outstanding as of                      and the                  shares of common stock being sold by us in this offering, and assumes no exercise by the underwriters of their option to purchase shares of our common stock in this offering to cover over-allotments, if any.

Unless we specifically state otherwise, the information in this prospectus assumes:

•	an initial public offering price of $ per share, the mid-point of the offering range set forth on the cover page of this prospectus; and

•	the underwriters do not exercise their over-allotment option.

Summary Historical Consolidated and Pro Forma Combined Financial Data

After giving effect to the consummation of the Platinum Acquisition, PNAG Holding, along with its consolidated subsidiaries, are referred to collectively in this prospectus as the Successor company. Prior to the consummation of that acquisition, PNA, along with its consolidated subsidiaries, are referred to collectively in this prospectus as the Predecessor company.

PNAG Holding was formed for the purpose of acquiring PNA, its predecessor and indirect wholly owned subsidiary. From its formation on February 7, 2006 and prior to the Platinum Acquisition on May 9, 2006, PNAG Holding did not have any assets, liabilities or results of operations. Therefore, the following summary consolidated historical financial data (i) as of and for the years ended December 31, 2005 and 2004 and for the period from January 1, 2006 to May 9, 2006 have been derived from the audited consolidated financial statements of PNA, (ii) as of December 31, 2006 and for the period from May 10, 2006 to December 31, 2006 have been derived from the audited consolidated financial statements of PNAG Holding, and (iii) for the period from May 10, 2006 to June 30, 2006 and as of and for the six months ended June 30, 2007 have been derived from the unaudited consolidated financial statements of PNAG Holding, in each case included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The following table also presents (i) summary pro forma combined financial data for PNAG Holding and (ii) summary pro forma as adjusted combined financial data for PNAG Holding, in each case for the year ended December 31, 2006 and as of and for the six months ended June 30, 2007. The pro forma combined statement of income data give effect to the Transactions and the PNA Intermediate Offering and the use of proceeds therefrom as if they had been consummated on January 1, 2006. The pro forma as adjusted combined statement of income data give effect to the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, the Real Estate Transfer, the Services Agreement Amendment and this offering as if they had been consummated on January 1, 2006. The pro forma combined balance sheet data as of June 30, 2007 give effect to the Real Estate Transfer as if it had occurred on June 30, 2007. The pro forma as adjusted combined balance sheet data as of June 30, 2007 give effect to the Real Estate Transfer, the Services Agreement Amendment and this offering as if they had occurred as of June 30, 2007. The pro forma and pro forma as adjusted financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, the Real Estate Transfer, the Services Agreement Amendment and this offering had been consummated on the dates indicated above. We cannot assure you that assumptions used in the preparation of the pro forma financial data will prove to be correct.

You should read the summary financial and other data set forth below along with the sections in this prospectus entitled “Use of Proceeds,” “Unaudited Pro Forma Combined Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor			Successor(5)
	Year Ended December 31,		January 1 to May 9, 2006	May 10, 2006 to June 30, 2006	May 10 to December 31, 2006	Six Months Ended June 30, 2007	Pro Forma Year Ended December 31, 2006	Pro Forma Six Months Ended June 30, 2007	Pro Forma As Adjusted Year Ended December 31, 2006	Pro Forma As Adjusted Six Months Ended June 30, 2007
	2004	2005
	(dollars in thousands, except shares and per share amounts)
Statement of Income Data:
Net sales	$1,210,213	$1,250,289	$487,190	$241,332	$1,074,201	$821,995	$1,627,153	$821,995	$	$
Costs and expenses:
Cost of materials sold (exclusive of items shown below)	909,043	1,050,018	401,612	196,396	864,271	674,231	1,312,480	674,231
Processing	31,206	30,288	11,985	5,275	20,664	16,285	32,649	16,285
Distribution	23,081	17,321	6,395	2,979	14,647	11,381	21,042	11,381
Selling, general and administrative	87,659	80,288	35,393	18,373	75,848	60,268	113,155	57,080
Depreciation and amortization	10,148	9,466	3,262	1,870	7,926	5,717	12,381	5,717

Total costs and expenses	1,061,137	1,187,381	458,647	224,893	983,356	767,882	1,491,707	764,694

Operating income	149,076	62,908	28,543	16,439	90,845	54,113	135,446	57,301
Interest expense	6,769	5,519	1,375	5,013	25,596	28,754	63,754	31,424
Income from equity investments	(1,607)	(1,546)	(770)	(287)	(942)	(1,139)	(1,712)	(1,139)

Income before minority interest and income tax expense	143,914	58,935	27,938	11,713	66,191	26,498	73,404	27,016
Minority interest	1,267	1,423	788	428	1,471	1,114	2,259	1,114

Income before income tax expense	142,647	57,512	27,150	11,285	64,720	25,384	71,145	25,902
Income tax expense	54,032	21,825	10,146	4,615	23,619	9,676	25,472	9,874

Net income	$88,615	$35,687	$17,004	$6,670	$41,101	$15,708	$45,673	$16,028	$	$

Earnings per common share:
Basic and diluted	$88,615	$35,687	$17,004	$0.76	$4.70	$1.80	$5.22	$1.83	$	$
Weighted average shares outstanding	1,000	1,000	1,000	8,750,000	8,750,000	8,750,000	8,750,000	8,750,000
Pro forma earnings per common share–adjusted for dividends in excess of earnings(1):
Basic and diluted										$
Pro forma weighted average shares outstanding–as adjusted for dividends in excess of earnings(1)

	Predecessor			Successor(5)
	Year Ended December 31,				May 10 to December 31, 2006	Six Months Ended June 30, 2007	Pro Forma Year Ended December 31, 2006	Pro Forma Six Months Ended June 30, 2007	Pro Forma As Adjusted Year Ended December 31, 2006	Pro Forma As Adjusted Six Months Ended June 30, 2007
	2004	2005	January 1 to May 9, 2006	May 10, 2006 to June 30, 2006
	(dollars in thousands)

Other Financial Data:
Net cash (used in) provided by operating activities	$(46,118)	$153,085	$(23,073)	$(12,376)	$(50,523)	$8,707
Net cash used in investing activities	(3,110)	(4,501)	(2,460)	(315,728)	(316,675)	(13,651)
Net cash provided by (used in) financing activities	50,872	(149,106)	24,836	333,043	378,576	(5,068)
Purchases of property, plant and equipment	(4,218)	(6,327)	(2,460)	(459)	(4,902)	(8,271)
EBITDA(2)	159,564	72,497	31,787	18,168	98,242	59,855	$147,280	$63,043	$	$

Other Operating Data:
Tons sold	1,619,913	1,553,030	600,893	288,952	1,231,816	950,180	1,832,709
Tons tolled(3)	595,886	691,398	271,199	116,766	479,302	327,042	750,501

Total tons	2,215,799	2,244,428	872,092	405,718	1,711,118	1,277,222	2,583,210

	Predecessor		Successor(5)
	December 31,		December 31, 2006	June 30, 2007	Pro Forma June 30, 2007	Pro Forma As Adjusted June 30, 2007
	2004	2005
			(dollars in thousands)
Balance Sheet Data:
Cash	$2,732	$2,210	$12,891	$2,879	$2,879
Working capital(4)	349,879	247,057	426,213	438,086	429,686
Total current assets	465,863	383,960	634,227	627,890	627,890
Property, plant and equipment, net	99,032	95,200	61,542	67,221	67,221
Total assets	589,320	504,096	746,444	746,956	752,099
Total debt	205,338	59,101	476,267	645,182	645,182
Total stockholders’ equity (deficit)	250,209	284,947	55,571	(95,591)	(95,591)

(1)	Pro forma earnings per share—as adjusted for dividends in excess of earnings includes additional shares that represent, in accordance with Staff Accounting Bulletin Topic 1B.3, the number of shares sold in this offering, the proceeds of which are assumed for the purposes of this calculation to have been used to pay dividends during the twelve months ended June 30, 2007, plus additional planned dividends resulting from this offering in excess of net income for the twelve months ended June 30, 2007. Assumes an initial offering price of $ per share, the mid-point of the price range on the cover page of this prospectus. The dividends in excess of earnings and assumed number of additional shares issued to pay dividends in excess of earnings for the twelve months ended June 30, 2007 are as follows:

Dividends paid:
During the six months ended December 31, 2006		$2,900
February 12, 2007		70,000
May 14, 2007		96,845
From proceeds of this offering

	$

Net income:
For the six months ended December 31, 2006		$34,431
For the six months ended June 30, 2007		15,708

		$50,139

Dividends in excess of net income	$
Assumed initial offering price per share	$
Assumed additional number of shares issued to fund dividends in excess of earnings

(2)	EBITDA represents net income before net interest, income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining our historical performance. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definition of EBITDA may differ from that of other companies. See the table below for a reconciliation of net income to EBITDA. EBITDA is not a measure of cash flow under GAAP and should not be considered as a substitute for any GAAP measure. Additionally, certain of our debt covenants, particularly those contained in the indenture governing the PNA Notes and the indenture governing the Floating Rate Notes, are based upon a measure derived from EBITDA. Pro forma EBITDA does not reflect add-back of the vested $3,188 portion of transaction-related bonuses paid over a three-year period to senior members of management of PNA in connection with the PNA Intermediate Offering. In addition, pro forma as adjusted EBITDA will not reflect $ rent expense payable to the Real Estate Subsidiaries (as defined herein) that will be a dividend to our newly created parent LLC (to be wholly owned by Platinum) pursuant to the Real Estate Transfer. In accordance with FASB Interpretation No. 46(R), the Real Estate Subsidiaries transferred to the newly created parent LLC will be consolidated with our results.

Set forth below is the reconciliation of net income to EBITDA:

	Predecessor			Successor(5)
	Year Ended December 31,		January 1 to May 9, 2006	May 10, 2006 to June 30, 2006	May 10 to December 31, 2006	Six Months Ended June 30, 2007	Pro Forma Year Ended December 31, 2006	Pro Forma Six Months Ended June 30, 2007	Pro Forma As Adjusted Year Ended December 31, 2006	Pro Forma As Adjusted Six Months Ended June 30, 2007
	2004	2005
Net income	$88,615	$35,687	$17,004	$6,670	$41,101	$15,708	$45,673	$16,028	$	$
Add:
Income tax expense	54,032	21,825	10,146	4,615	23,619	9,676	25,472	9,874
Interest expense	6,769	5,519	1,375	5,013	25,596	28,754	63,754	31,424
Depreciation and amortization	10,148	9,466	3,262	1,870	7,926	5,717	12,381	5,717

EBITDA	$159,564	$72,497	$31,787	$18,168	$98,242	$59,855	$147,280	$63,043	$	$

(3)	Includes tolled volumes at our consolidated subsidiaries.
(4)	“Working capital” represents total current assets less total current liabilities.
(5)	As a result of the application of purchase accounting, the Successor Company balances and amounts presented are not comparable with those of the Predecessor Company.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to invest in shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

Our business, financial condition and results of operations are heavily impacted by varying steel prices.

The steel industry as a whole is cyclical and at times pricing and availability of our inventory can be volatile due to numerous factors beyond our control, including domestic and international economic conditions, labor costs, energy costs, freight and shipping costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials to our suppliers, and in turn result in higher steel prices for us, and may, therefore, adversely affect our net sales, operating margin and net income. Steel costs typically represent approximately 80 to 85% of our net sales. Our service centers maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers, which we base on information derived from customers, market conditions, historic usage and industry knowledge. Our commitments for steel purchases are generally at prevailing market prices in effect at the time we receive delivery from our suppliers. We have no substantial long-term, fixed-price purchase contracts other than those that are offset by long-term fixed price sales contracts with customers. Steel prices from our suppliers rise when raw material prices rise, and we may not be able to pass any portion of the price increase on to customers. Steel prices from our suppliers decline when raw material prices decline, and there have been historical periods of rapid and significant movements in the prices of metal both upward and downward. Customer demands for lower prices could result in lower sale prices and, to the extent we sell from existing inventory, lower margins.

Changes in steel prices also affect our liquidity because of the time difference between our payment for our raw materials and our collection of cash from our customers. We tend to pay for replacement materials (which are more expensive when steel prices are rising) over a shorter period than the time it typically takes to collect our accounts receivable after the sale of our products. This cash requirement for working capital is higher in periods when we are increasing inventory quantities. Our liquidity is thus adversely affected by rising steel prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our operating results could be negatively affected during economic downturns.

The businesses of many of our customers are, to varying degrees, cyclical and have historically experienced periodic downturns due to economic conditions, energy prices, consumer demand and other factors beyond our control. These economic and industry downturns have been characterized by diminished product demand, excess capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in one or more of the markets that we serve, one or more of the end markets that our customers serve or in economic conditions in general could result in a reduction in demand for our products. Additionally, as an increasing amount of our customers relocate their manufacturing facilities outside of the United States, we may not be able to maintain our level of sales to those customers.

Although the sale of our products directly to customers abroad is very limited, our financial performance is nonetheless dependent upon a healthy economy beyond the United States. Our customers sell their products abroad and some of our suppliers buy feedstock abroad. As a result, our business is affected by general economic conditions and other factors outside the United States, primarily in Canada, Mexico and South America, but also in Europe and Asia. Our suppliers’ access to raw materials, and therefore our access to steel, is additionally affected by such conditions and factors. Similarly, the demand for our customers’ products, and therefore our products, is affected by such conditions and factors. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as further increased prices of steel, enhanced imbalances in the world’s iron ore, coal and steel industries, a downturn in world economies, increases in interest rates, unfavorable currency fluctuations, including a weak U.S. dollar, or a slowdown in the key industries served by our customers.

We rely on steel suppliers in our business and purchase a significant amount of steel from a limited number of suppliers. Termination of one or more of our relationships with any of those suppliers could have a negative effect on our business because we may be unable to obtain steel from other sources in a timely manner or at all.

We use various types of steel in our business, including beams, plate, flat rolled coil, tubulars and sheet. Our operations depend upon obtaining adequate supplies of steel on a timely basis. We purchase most of our steel from a limited number of steel suppliers. Termination of one or more of our relationships with any of these major suppliers could have a negative effect on our business if we were unable to obtain steel at comparable prices from other sources in a timely manner or at all.

In addition, the domestic steel production industry has experienced consolidation in recent years. For instance, as of December 31, 2006, the top three steel producers together control greater than a majority of the domestic steel market, based on public data. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition or results of operations. Consolidation could also result in price increases for the metal that we purchase. Such price increases could adversely affect our results of operations if we were not able to pass these price increases on to our customers.

We rely upon our steel suppliers as to the specifications of the steel we purchase from them.

We rely on mill certifications that attest to the specifications of the product received from our suppliers as to the physical and chemical properties of the steel purchased for resale, and generally, consistent with industry practice, do not undertake independent testing of such steel. We generally rely on our customers to notify us of any steel that does not conform to the specifications certified by the mill. We are currently in a dispute with certain steel traders regarding the quality of specific orders of steel purchased from certain foreign mills and may have unknowingly received such non-conforming product in the past. Although our primary sources of product have been domestic mill suppliers, we have and will continue to purchase product from foreign steel suppliers. In the event that steel purchased from domestic suppliers is deemed to not meet quality specifications per the mill certifications, we generally have had recourse against these suppliers for both the cost of the product purchased and possible claims from our customers. However, there is a greater level of risk that similar recourse will not be available to us in the event of claims by our customers related to product delivered from foreign suppliers that does not meet the specifications per the mill certifications. In these circumstances, we may be at greater risk of loss for claims for which we do not carry, or do not carry sufficient, insurance.

We operate in a highly fragmented and competitive industry.

We are engaged in a highly fragmented and competitive industry. We compete with a large number of other value-added steel processors/service centers on a regional and local basis, some of which may have greater financial resources than us. We also compete, to a much lesser extent, with primary steel producers, who typically sell to very large customers requiring regular shipments of large volumes of steel.

Our success depends on our ability to retain our key employees.

We are dependent on the services of our senior management team to remain competitive in our industry. There is a risk that we will not be able to retain or replace these key employees. The loss of members of our senior management team without retaining replacements could harm our business or prevent or delay the implementation and completion of our strategy.

We are subject to extensive environmental regulation.

Our operations are subject to extensive laws and regulations governing workplace health and safety and environmental matters. We believe that we are in substantial compliance with such laws and do not currently anticipate that we will be required to expend any material amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. We are not currently subject to any pending claims and have not received any notices of potential material liability with respect to cleanup of contamination at our leased or owned properties, at any of the joint venture properties, or at any off-site location. However, we cannot rule out the possibility that we could be notified of such claims or liability in the future. It is possible that we could be identified by the U.S. Environmental Protection Agency, a state agency or third parties as being potentially responsible for environmental cleanup under federal and state law. If so, we could incur substantial litigation costs in defense and settlement of such claims. We cannot be certain, however, that identification of presently unidentified conditions, more vigorous enforcement by environmental agencies, enactment of more stringent laws and regulations or other unanticipated events will not arise in the future and give rise to material liabilities. See “Business—Government Regulation and Environmental Matters.”

Adverse developments in our relationship with our employees and future shortages of employees could adversely affect our business.

As of June 30, 2007, approximately 190 of our employees (and 112 of the employees of our joint ventures) at various sites were members of unions. Our relationship with these unions has been satisfactory. In the future occasional work stoppages could occur, and any such work stoppages could prevent us from distributing steel products and providing steel processing services to our customers in a timely fashion, and could harm our reputation with our customers.

As of the date of this prospectus, we are a party to 10 collective bargaining agreements with such unions, which expire at various times. Collective bargaining agreements for all of our union employees expire in each of the next 5 years. Historically, we have succeeded in negotiating new collective bargaining agreements without a strike. However, we cannot assure you that we will succeed in negotiating new collective bargaining agreements to replace the expiring ones without a strike.

From time to time, there are shortages of qualified operators of metals processing equipment. In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. If we fail to attract, retain and train qualified employees, we may be unable to effectively conduct our operations and service our customers, and our growth could be impaired.

We may pursue future acquisitions as well as organic growth. If we incur additional debt that becomes difficult to service, incur contingent liabilities and expenses in connection with future acquisitions or organic growth, or cannot effectively integrate newly acquired operations, your investment may decline in value.

A portion of our historical growth has occurred through acquisitions and we may enter into acquisitions in the future. Acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Future acquisitions or organic growth may result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses, and acquisitions may result in periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

We may not be able to integrate successfully any business we acquire into our existing business and any acquired businesses may not be profitable or as profitable as we had expected. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight. Our inability to complete the integration of new businesses in a timely and orderly manner, as well as the failure of an expansion of our already existing facilities or businesses to generate the positive results we had hoped to achieve, could increase costs, lower profits and ultimately decrease the value of your investment.

We have material weaknesses in our internal control over financial reporting and our business may be negatively affected if we do not remediate these material weaknesses or if we have other material weaknesses.

In conjunction with the review of our consolidated financial statements for the period ended September 30, 2006, our independent registered public accounting firm issued a letter, dated January 29, 2007, to our Board of Directors identifying material weaknesses in the design and operation of internal control over financial reporting. This letter elaborates on a communication initially reported to us by our independent registered public accounting firm on July 19, 2006, in which we were informed that during their review of our consolidated financial statements as of and for the period ended March 31, 2006, material weaknesses had been identified. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The detail and nature of these material weaknesses are as follows:

The following was reported July 19, 2006:

•

Accounting and finance resources: We had not maintained a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in financial controls, the application of generally accepted accounting principles, and a general understanding of reporting requirements for SEC registrants commensurate with our financial reporting requirements. We determined that, as of March 31, 2007, we had remediated this material weakness;

The following were reported January 29, 2007:

•

Financial control environment: We did not maintain fully documented and effectively communicated accounting policies and procedures throughout the organization resulting in potential incorrect application of accounting concepts. We determined that, as of March 31, 2007, we had remediated this material weakness; and

•

Period-end close and financial reporting: We did not maintain effective controls over certain period-end financial close and reporting processes. This includes failure to follow an effective monthly/quarterly financial close and consolidation schedule incorporating critical and realistic timing, pre-established analytics, and comprehensive corporate review. This control deficiency resulted in errors in the statement of cash flows and equity that necessitated restatements of quarterly financials in 2006. This material weakness, which we have determined has not yet been remediated, could result in a material misstatement of the consolidated financial statements that would not be prevented or detected; in addition, this matter could impact our ability to file future Form 10-K and Form 10-Q reports within the time periods required for SEC registrants.

If we are unable to produce and issue financial statements free from material misstatements on a timely basis, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. Such a failure could also cause us to violate certain financial covenants in our debt instruments, which could in turn lead to an event of default under such indebtedness.

We have implemented steps to improve our internal control over financial reporting and efforts to remediate the remaining material weakness are in process and ongoing. A period of time will be required to completely implement these steps, document and test their operational effectiveness and provide evidence of their effectiveness. A discussion of our remediation efforts as well as our efforts to ensure compliance with the requirements of the Securities Exchange Act of 1934, as amended, and Section 404 of the Sarbanes-Oxley Act of 2002 is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein.

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the PNA Notes and the Floating Rate Notes.

We currently have, and following this offering will continue to have, a substantial amount of indebtedness. As of June 30, 2007, our indebtedness, represented by the Floating Rate Notes, the PNA Notes, the Preussag Seller Note, borrowings under PNA’s senior secured credit facility and capital lease obligations, was $595.7 million, and $49.5 million of non-recourse real estate mortgage debt at the Real Estate Subsidiaries (as defined herein), which we will consolidate in accordance with FASB Interpretation No. 46(R). We may also incur additional indebtedness in the future. As of June 30, 2007, PNA had approximately $192.4 million of unused capacity under its revolving credit facility. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the PNA Notes and the Floating Rate Notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

The covenants in PNA’s senior secured credit facility, the indenture governing the PNA Notes, the indenture governing the Floating Rate Notes and the mortgages on our properties impose, and covenants contained in agreements governing indebtedness we incur in the future may impose, restrictions that may limit our operating and financial flexibility.

PNA’s senior secured credit facility, the indenture governing the PNA Notes and the indenture governing the Floating Rate Notes contain a number of significant restrictions and covenants that limit PNA Intermediate’s and PNA’s ability and the ability of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on their capital stock or repurchase their capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by PNA Intermediate and its restricted subsidiaries to us, to PNA Intermediate or to PNA;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in PNA’s senior secured credit facility, the indenture governing the PNA Notes and the indenture governing the Floating Rate Notes. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our subsidiaries being unable to comply with financial covenants that are contained in PNA’s senior secured credit facility or that may be contained in any future indebtedness. Complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

Additionally, all of our properties have been mortgaged with Bank of America, N.A. Under the terms of the mortgages, Bank of America, N.A. has the right to approve any improvements to our existing facilities that are in excess of $50,000. Therefore, without Bank of America, N.A.’s approval (over which we have no control) of a particular improvement, we may not be able to grow our existing facilities and our future operational flexibility may be limited.

We may not be able to generate sufficient cash to service our indebtedness and other obligations.

Our ability to make payments on and to refinance our indebtedness will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or equity, reduce capital expenditures, refinance all or a portion of our existing indebtedness or obtain additional financing. We cannot assure you that we will be able to refinance our indebtedness, sell assets or equity, or borrow more funds on terms acceptable to us, if at all.

Risks Related to Our Common Stock and this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange, or the NYSE, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy in this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering. In addition, an inactive trading market may impair our ability to raise additional capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

The initial public offering price of the shares has been determined by negotiations between PNAG Holding and representatives of the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.

Historically there has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. The initial public offering price for our common stock was determined by negotiations between the Company and representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects, including possible changes due to the cyclical nature of the steel service center industry and other factors such as fluctuations in steel prices, which could cause short-term swings in profit margins.

Future sales of our common stock in the public market could lower our share price.

We may sell additional shares of common stock into the public markets after this offering, and we may also issue convertible debt securities to raise capital in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public markets after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

After the consummation of this offering, we will have                      shares of common stock outstanding. Of the remaining                      outstanding shares,                     , or         %, of our total outstanding shares will be restricted from immediate resale under the “lock-up” agreements between our directors, certain of our officers and all of our stockholders and the underwriters described in the section entitled “Underwriting” below, but may be sold into the market after those “lock-up” restrictions expire, in certain limited circumstances as set forth in the “lock-up” agreements, or if they are waived by both Citigroup Global Markets Inc. and UBS Securities LLC as the representatives of the underwriters, in their discretion. The outstanding shares subject to the “lock-up” restrictions will generally become available for sale following the expiration of the lock-up agreements, which is 180 days after the date of this prospectus, subject to the volume limitations and manner-of-sale requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

This offering will cause immediate and substantial dilution in net tangible book value.

The initial public offering price of a share of our common stock is substantially higher than the net tangible book value (deficit) per share of our outstanding common stock immediately after this offering. Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. If you purchase our common stock in this offering, you will incur an immediate dilution of approximately $             in the net tangible book value per share of common stock based on our net tangible book value as of June 30, 2007.

Our controlling stockholder and its affiliates will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium.

Prior to this offering, Platinum owned 100% of our outstanding common stock, and will continue to control all matters submitted for approval by our stockholders after this offering through its ownership of approximately          % of our outstanding common stock. These matters could include the election of all of the members of our board of directors, amendments to our organizational documents, or the approval of any proxy contests, mergers, tender offers, sales of assets or other major corporate transactions.

The interests of Platinum may not in all cases be aligned with your interests as a holder of common stock. For example, Platinum could cause us to make acquisitions that increase the amount of the indebtedness that is secured or senior to the PNA Notes and the Floating Rate Notes or sell revenue-generating assets, impairing our ability to make payments under those notes. Additionally, Platinum is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, Platinum may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, Platinum may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our common stock.

We are exempt from certain corporate governance requirements since we are a “controlled company” within the meaning of the NYSE rules and, as a result, you will not have the protections afforded by these corporate governance requirements.

Because Platinum will control more than 50% of the voting power of our common stock after this offering, we are considered to be a “controlled company” for the purposes of the NYSE listing requirements. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate government requirements, including (1) the requirement that a majority of our Board of Directors consist of independent directors, (2) the requirement that the nominating and corporate governance committee of our Board of Directors be composed entirely of independent directors and (3) the requirement that the compensation committee of our Board of Directors be composed entirely of independent directors. Given that Platinum will control a majority of the voting power of our common stock after this offering, we are permitted, and have elected, to opt out of compliance with certain NYSE corporate governance requirements. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

If we fail to maintain effective internal control over financial reporting, our business, operating results and stock price could be adversely affected.

Beginning with our annual report for our fiscal year ending 2008, Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require us to include a report by our management on our internal control over financial reporting. This report must contain an assessment by management of the effectiveness of our internal control over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. Our annual report for the fiscal year ending 2008 must also contain a statement that our independent registered public accounting firm has issued an attestation report on the effectiveness of internal control over financial reporting.

In order to achieve timely compliance with Section 404, we have begun a process to document and evaluate our internal control over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of the Company.

Provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. Our amended and restated certificate of incorporation provides for a staggered Board of Directors, whereby directors serve for three-year terms, with approximately one-third of the directors coming up for re-election each year. Having a staggered board will make it more difficult for a third party to obtain control of our Board of Directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our Board of Directors. Our amended and restated certificate of incorporation also provides that the affirmative vote of the holders of at least 75% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the alteration, amendment or repeal of certain provisions of our amended and restated certificate of incorporation, including the provisions authorizing a staggered board, and certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders’ ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors, and filling of vacancies on our Board of Directors.

A change of control may impact employee benefit arrangements, which could make an acquisition more costly and could prevent it from going forward. For example, our planned 2007 Stock Incentive Plan allows for all or a portion of the vested and/or unvested awards granted under the plan to be cancelled in return for a payment based on the consideration being paid for the underlying common stock in connection with a change of control, less, in the case of options and other awards subject to exercise, the applicable exercise price. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203. Platinum and its affiliates do not constitute “interested stockholders” for purposes of Section 203 of the Delaware General Corporation Law.

Any issuance of preferred stock could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our board of directors has the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our common stock.

We do not intend to pay regular cash dividends on our stock after this offering.

We do not anticipate declaring or paying regular cash dividends on our common stock or any other equity security in the foreseeable future. The amounts that may be available to us to pay cash dividends are restricted under our debt and other agreements. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. Therefore, you should not rely on dividend income from shares of our common stock. In addition, because PNAG Holding is a holding company, even if in the future PNAG Holding determines that it would be in the best interests of its stockholders to declare a cash dividend, PNAG Holding may be unable to do so because as a holding company PNAG Holding owns no significant assets other than equity in its subsidiaries, and PNAG Holding’s ability to pay any such dividend will be dependent on dividends and other distributions or payments from its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the steel service center industry, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, EBITDA (as defined herein), and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	varying steel prices;

•	increases in steel prices that cannot be passed through to customers;

•	economic and industry downturns;

•	termination of supplier arrangements;

•	a highly fragmented and competitive industry;

•	the failure to replace lost senior management;

•	the incurrence of substantial costs or liabilities to comply with, or as a result of violations of, environmental laws;

•	employee slowdowns, strikes or similar actions;

•	the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions;

•	the failure to effectively integrate newly acquired operations;

•	the ability of our internal control over financial reporting to ensure consistent and timely external financial reports; and

•	our substantial indebtedness and the terms governing such indebtedness.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors” and the caption “Recent Events/Industry Trends” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

In this prospectus we rely on and refer to information and statistics regarding the steel processing industry and our market share in the sectors in which we compete. We obtained this information and these statistics from sources other than us, such as Purchasing magazine, which we have supplemented where necessary with information from publicly available sources, discussions with our customers and our own internal estimates. We use these sources and estimates and believe them to be reliable.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the                      shares of common stock that we are offering will be approximately $             million after deducting the underwriting discount and estimated offering expenses of $             million and assuming an initial public offering price of $              per share, the mid-point of the estimated initial public offering price range. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $             million.

We estimate that our net proceeds from this offering will be approximately $             million. We intend to use the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus and the net proceeds from the exercise, if any, of the underwriters’ over-allotment option (i) to make a capital contribution of $170 million to PNA Intermediate in order to repay the Floating Rate Notes and (ii) to pay a $             million dividend to Platinum, our sole stockholder, with the remaining net proceeds in excess of the aggregate outstanding principal amount of the Floating Rate Notes. The aggregate outstanding principal amount of the Floating Rate Notes immediately prior to this offering is $170 million. The Floating Rate Notes mature on February 15, 2013 and bear an interest rate as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.” The net proceeds of the PNA Intermediate Offering were used to pay a dividend to PNAG Holding of approximately $162.5 million, $70 million of which was paid as a dividend to Platinum on February 12, 2007, and the remainder (approximately $92.5 million) of which was paid as a subsequent dividend to Platinum on May 14, 2007.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and total capitalization as of June 30, 2007 (1) on a historical basis and (2) on a pro forma as adjusted basis to give effect to the Real Estate Transfer, Services Agreement Amendment, the sale of shares of our common stock offered hereby and the application of the net proceeds as described in “Use of Proceeds.”

You should read the capitalization data set forth in the table below in conjunction with “Summary—Summary Historical Consolidated and Pro Forma Combined Financial Data,” “Use of Proceeds,” “Unaudited Pro Forma Combined Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” and our consolidated financial statements and the notes thereto, set forth elsewhere herein.

	As of June 30, 2007
	Historical	Pro Forma as Adjusted
	(dollars in thousands)
Cash and cash equivalents	$2,879	$

Debt:
Amended and restated senior credit facility(1)	167,376
Floating Rate Notes(2)	167,157		—
PNA Notes	250,000
Capital leases and other debt	11,172
Non-recourse real estate mortgage debt	49,477

Total debt	645,182

Stockholders’ equity (deficit):
Common Stock, par value $0.01 per share, 10,000,000 shares authorized, historical, 10,000,000 shares authorized, pro forma, and shares authorized, as adjusted; 8,750,000 shares issued and outstanding, historical, 8,750,000 shares issued and outstanding, pro forma, and shares issued and outstanding, as adjusted	88
Paid-in-capital	—
Accumulated deficit	(95,549)
Accumulated other comprehensive loss	(130)

Total stockholders’ deficit	(95,591)

Total capitalization	$549,591	$

(1)	PNA’s senior secured credit facility was amended and restated concurrently with the consummation of the Platinum Acquisition, and further amended in connection with the PNA Intermediate Offering in order to permit the contribution of PNA’s stock to PNA Intermediate by PNAG Holding. See “Description of Certain Indebtedness.” As of June 30, 2007, PNA had total borrowings outstanding under its revolving credit facility of $167.4 million. We intend to borrow an additional $ million under the revolving credit facility concurrently with this offering to make a payment to Platinum Advisors as consideration for terminating the monitoring fee under the Services Agreement.
(2)	The Floating Rate Notes were offered on February 12, 2007 at an issue price of $167.025 million, net of original issue discount of approximately $2.975 million, with an aggregate principal amount at maturity of $170.0 million.

The outstanding share information in the table above is based on the number of shares outstanding as of                     , 2007. The table above excludes                      shares of our common stock that may be purchased by the underwriters to cover over-allotments.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of our common stock to be sold in this offering will exceed the net tangible book value per share of our common stock immediately after this offering. The net tangible book value per share presented below is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities as of June 30, 2007, divided by the number of shares of our common stock that would have been held by our common stockholders of record immediately prior to this offering had we effected the          for 1.00 stock split we intend to effect prior to the closing of this offering. Our net tangible book value (deficit) as of June 30, 2007, was approximately $              million, or $              per share. After giving effect to the sale of the                      shares of common stock we propose to offer pursuant to this prospectus at an assumed public offering price of $             per share, the mid-point of the range of estimated initial public offering prices set forth on the cover page of this prospectus and the application of the net proceeds therefrom, and after deducting the underwriting discount and estimated offering expenses, our net tangible book value as of June 30, 2007 would have been $            , or $             per share. This represents an immediate dilution in net tangible book value of $             per share.

The following tables illustrate this dilution:

Initial public offering price per share		$

Net tangible book value (deficit) per share at June 30, 2007	$

Increase (decrease) in net tangible book value (deficit) per share attributable to cash payments made by new investors	$

Net tangible book value (deficit) per share after this offering		$

Dilution of net tangible book value (deficit) per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the mid-point of the range on the cover page of this prospectus) would (decrease) increase our net tangible book value (deficit) by $              million, the net tangible book value (deficit) per share after this offering by $             per share and the decrease in net tangible book value (deficit) to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The following table summarizes the number of shares purchased from us and the total consideration and average price per share paid to us, by our officers, directors, promoters and affiliated persons in transactions since PNA’s inception in July 2003, and the total number of shares purchased from the Company, the total consideration paid to the Company and the price per share paid by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
(dollars in thousands, except per share amounts)
Existing holders of common stock		%	$	%	$
Investors purchasing common stock in this offering
Total

If the underwriters’ over-allotment option is exercised in full:

•

the percentage of our shares of common stock held by our existing holders of common stock will decrease to                      shares, or approximately         % of the total number of shares of common stock outstanding after this offering; and

•

the number of our shares of common stock held by investors purchasing common stock in this offering will increase to                     shares, or approximately         % of the total number of shares of common stock outstanding after this offering.

DIVIDEND POLICY

We intend to declare, prior to the consummation of this offering, (i) a special dividend payable to Platinum in the amount by which the net proceeds of this offering exceeds, if at all, the amount necessary to repay all outstanding Floating Rate Notes, (ii) a special dividend payable to Platinum in the amount by which the net proceeds of the underwriters’ exercise of their over-allotment option exceeds, if at all, the amount necessary to repay all outstanding Floating Rate Notes and (iii) a dividend of the stock (with a fair market value of approximately $21.7 million) of Travel Main to our newly created parent LLC (to be wholly owned by Platinum) pursuant to the Real Estate Transfer. Assuming an offering price equivalent to the midpoint of the range set forth on the cover page of this prospectus, the dividends referred to in clauses (i) and (ii) of the foregoing sentence will be payable in an amount of $              per share, or approximately $              million in the aggregate. See “Use of Proceeds.”

In the last two fiscal years, we have declared dividends on our common stock three times, in each case payable to our sole stockholder, Platinum, in an aggregate amount of approximately $169.7 million. We paid cash dividends to Platinum of (i) $2.9 million during the period May 10, 2006 to December 31, 2006, (ii) $70 million on February 12, 2007 (paid out of the proceeds of the PNA Intermediate Offering) and (iii) approximately $96.8 million on May 14, 2007, of which approximately $92.5 million was paid out of the remaining proceeds of the PNA Intermediate Offering and approximately $4.3 million was paid out of cash on hand. Other than paying (i) the special dividend or dividends to Platinum out of excess net proceeds after repayment of the Floating Rate Notes and/or in connection with the underwriters’ exercise of their over-allotment option as described above and (ii) a dividend of the stock of Travel Main to the newly created parent LLC, we do not anticipate declaring or paying regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. We are a holding company and conduct all of our operations through our direct and indirect subsidiaries. Unless we receive dividends, distributions, advances, transfers of funds or other payments from our subsidiaries we will be unable to pay any dividends on our common stock in the future. The ability of our subsidiaries to take any of the foregoing actions is limited by the terms of our existing debt documents and may be limited by future debt or other agreements that we may enter into from time to time.

The dividend record date for the dividends to Platinum described above will precede the consummation of this offering, and investors in this offering will not be entitled to receive any payments or distributions in connection with such dividends on shares purchased in this offering.

We do not currently intend to declare or pay any similar special dividends in the future.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data of PNAG Holding has been derived by the application of pro forma adjustments to the historical consolidated financial statements of PNAG Holding as of and for the six months ended June 30, 2007, for the period from May 10, 2006 to December 31, 2006 (Successor period) and for the period from January 1, 2006 to May 9, 2006 (Predecessor period). The unaudited pro forma combined financial data presents pro forma combined financial data for PNAG Holding and pro forma as adjusted combined financial data for PNAG Holding, in each case as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The unaudited pro forma combined statements of operations data for the year ended December 31, 2006 and the six months ended June 30, 2007 give effect to the Transactions and the PNA Intermediate Offering and the use of proceeds therefrom as if they had been consummated on January 1, 2006. The unaudited pro forma as adjusted combined statements of operations data for the year ended December 31, 2006 and the six months ended June 30, 2007 give effect to the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, the Real Estate Transfer, the Services Agreement Amendment and this offering as if they had been consummated on January 1, 2006. The unaudited pro forma combined balance sheet data as of June 30, 2007 gives effect to the Real Estate Transfer as if it had occurred on June 30, 2007. The unaudited pro forma as adjusted combined balance sheet data as of June 30, 2007 gives effect to the Real Estate Transfer, the Services Agreement Amendment and this offering as if they had occurred as of June 30, 2007.

The recent transactions impacting the pro forma financial data relate to the following:

•

On May 9, 2006, we acquired all of the outstanding capital stock of PNA in a merger transaction with Preussag North America, Inc., pursuant to which Platinum acquired effective economic control of PNA as of November 2005;

•	Effective May 31, 2006, we acquired all of the outstanding partnership interests of Metals Supply Company, Ltd. and its affiliate Clinton & Lockwood, Ltd.;

•	On August 15, 2006, PNA sold $250 million aggregate principal amount of its 10 3/4% Senior Notes due 2016;

•	On February 12, 2007, our subsidiary, PNA Intermediate sold $170 million principal amount of its Senior Floating Rate Toggle Notes due 2013;

•

PNA is party to a corporate advisory services agreement with Platinum Advisors, an affiliate of Platinum. In connection with this offering, Platinum Advisors and PNA intend to amend the Services Agreement, pursuant to which PNA will pay Platinum Advisors $                 million as consideration for terminating the monitoring fee payable thereunder; and

•

Simultaneously with the consummation of this offering, the stock (with a fair market value of approximately $21.7 million) of Travel Main, our wholly owned subsidiary, will be transferred by way of dividend to a newly created parent LLC of PNAG Holding, wholly owned by Platinum. In accordance with FASB Interpretation No. 46(R), we will hold an implicit variable interest in Travel Main’s subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly, the combined financial statements of Travel Main’s subsidiaries will be consolidated into our consolidated financial statements, and therefore there is no net pro forma effect of the Travel Main transfer except for the tax effect described herein.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial data is presented for informational purposes only. The unaudited pro forma combined financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions, the PNA Intermediate Offering and the use of proceeds therefrom, the Real Estate Transfer, the Services Agreement Amendment, this offering and the use of proceeds therefrom actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma combined financial data. We cannot assure you that the assumptions used in the preparation of the pro forma combined financial data will prove to be correct.

You should read the unaudited pro forma combined financial data together with “Summary—Recent Transactions,” “Summary—Summary Historical Consolidated and Pro Forma Combined Financial Data,” “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” and the consolidated historical financial statements of PNAG Holding and the notes thereto, and other financial information included elsewhere in this prospectus.

The Platinum Acquisition and the MSC Acquisition have been accounted for using the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations.” The total cost of the Platinum Acquisition and the MSC Acquisition were allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of their acquisition dates of May 9, 2006 and May 31, 2006, respectively.

PNA Group Holding Corporation

Unaudited Pro Forma Combined Balance Sheet

June 30, 2007

(dollars in thousands)

	Successor Company	Adjustments for Real Estate Transfer		Pro Forma	Adjustments for this Offering		Pro Forma as Adjusted
Assets
Current assets
Cash and cash equivalents	$2,879	$—		$2,879	$	(b)(c)	$
Restricted cash	2,227	—		2,227
Accounts receivable	207,662	—		207,662
Inventories, net	393,570	—		393,570
Receivables from affiliates	3,968	—		3,968
Other current assets	17,584	—		17,584

Total current assets	627,890	—		627,890
Property, plant and equipment	67,221	—		67,221
Goodwill	9,886	—		9,886
Intangible assets, net	16,588	—		16,588
Deferred financing cost, net	15,432	—		15,432
Equity investments	8,151			8,151
Other noncurrent assets	1,788	5,143	(a)	6,931

Total assets	$746,956	5,143		$752,099	$		$

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$146,654	$—		$146,654	$		$
Payables to affiliates	1,010	—		1,010
Other payables	42,140	—		42,140
Income taxes payable	—	8,400	(a)	8,400		(c)(d)

Total current liabilities	189,804	8,400		198,204
Long term debt, net of current maturities	643,363	—		643,363		(c)(d)
Deferred income taxes	3,257	(3,257	)(a)	—
Accrued pension cost	4,295	—		4,295

Total liabilities	840,719	5,143		845,862

Commitments and contingencies
Minority interest	1,828	—		1,828
Stockholders’ (deficit) equity
Common stock	88	—		88
Additional paid-in capital	—	—		—		(b)
Accumulated deficit	(95,549)	—	(a)	(95,549)		(c)(d)
Accumulated other comprehensive loss	(130)	—		(130)

Total stockholders’ (deficit) equity	(95,591)	—		(95,591)

Total liabilities and stockholders’ (deficit) equity	$746,956	$5,143		$752,099	$		$

PNA Group Holding Corporation

Notes to Unaudited Pro Forma Combined Balance Sheet

(dollars in thousands)

Notes

(a)	Represents $8,400 of current income tax payable relating to the Real Estate Transfer. While the transfer is not expected to result in pre-tax book gain or loss, we expect the transfer to result in a gain for tax return purposes, resulting in a current tax liability payable in cash by us of approximately $8,400, which would then be recorded as a deferred tax asset. Current deferred tax assets and liabilities are grouped together and non-current deferred tax assets and liabilities are grouped together. Subsequent to the pro forma adjustment, the sum of non-current deferred tax assets and liabilities will be a net deferred tax asset.

The deferred tax asset of $8,400 is a step-up in the tax basis of the assets of the Real Estate Subsidiaries as a result of the Real Estate Transfer. The benefit from this deferred tax asset will remain at the Travel Main level and will not provide a future tax benefit at the PNAG Holding level.

In accordance with FASB Interpretation No. 46(R), or FIN 46(R), we will hold an implicit variable interest in the Real Estate Subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly the combined financial statements of the Real Estate Subsidiaries will be consolidated into our consolidated financial statements, and therefore there is no pro forma effect of the Travel Main transfer other than the tax effect described above.

(b)	Represents the net increase in equity and cash from the proceeds of this offering, assuming no exercise by the underwriters of their over-allotment option, less the application of net proceeds as follows:

Proceeds received from this offering	$
Less: underwriting fees and expenses

Paid-in capital from this offering	$

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, a $1.00 increase (decrease) in the assumed public offering price of $             per share would increase (decrease) paid-in capital by $            , total equity by $            , total liabilities and equity by $             and the total amount of proceeds from this offering by $            , with a corresponding increase (decrease) in cash.

(c)	Represents repayment of $ Floating Rate Notes at par, write-off of $ of related deferred financing costs, recognition of $ of original issue discount expense, and the related tax benefit of $ .

(d)	Represents payment to Platinum of $ for the termination of the monitoring fee under the Services Agreement, related increase in borrowings under PNA’s senior secured credit facility and related tax benefits.

PNA Group Holding Corporation

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2006

(dollars in thousands, except shares and per share amounts)

	Predecessor Company	Successor Company
	January 1 to May 9, 2006	May 10 to December 31, 2006	Platinum Acquisition Adjustments		MSC January 1 to May 31, 2006	MSC Acquisition Adjustments		Adjustments for prior Offerings(g)		Pro Forma	Adjustments for this Offering		Pro Forma as Adjusted
Net sales	$487,190	$1,074,201	$—		$65,762	$—		$—		$1,627,153	$		$
Costs and expenses
Cost of materials sold (exclusive of items shown below)	401,612	864,271	(4,439	)(a)	51,036	—		—		1,312,480
Processing	11,985	20,664	—		—	—		—		32,649
Distribution	6,395	14,647	—		—	—		—		21,042
Selling, general and administrative	35,393	75,848	(3,926	)(a)	5,049	(2,397	)(f)	3,	188(h)	113,155
Amortization of intangibles	—	4,087	624	(b)	—	1,663	(b)	—		6,374
Depreciation	3,262	3,839	(1,293	)(c)	225	(26	)(c)	—		6,007

Total costs and expenses	458,647	983,356	(9,034)		56,310	(760)		3,188		1,491,707

Operating income	28,543	90,845	9,034		9,452	760		(3,188)		135,446
Interest expense	1,375	25,596	2,093	(d)	522	909	(d)	33,259	(i)	63,754		(j)(k)
Income from equity investments	(770)	(942)	—		—	—		—		(1,712)

Income before minority interest and income tax expense	27,938	66,191	6,941		8,930	(149)		(36,447)		73,404
Minority interest	788	1,471	—		—	—		—		2,259

Income before income tax expense	27,150	64,720	6,941		8,930	(149)		(36,447)		71,145
Income tax expense	10,146	23,619	2,651	(e)	3,036	(57	)(e)	(13,923	)(e)	25,472		(e)

Net income	$17,004	$41,101	$4,290		$5,894	$(92)		$(22,524)		$45,673	$		$

Basic and diluted earnings per share	$17,004	$4.70								$5.22			$
Weighted average shares outstanding	1,000	8,750,000								8,750,000
Pro forma – basic and diluted earnings per share – adjusted for dividends in excess of earnings													$	(l)
Pro forma – weighted average shares outstanding – adjusted for dividends in excess of earnings														(l)

PNA Group Holding Corporation

Notes to Unaudited Pro Forma

Combined Statements of Operations

Year Ended December 31, 2006

(dollars in thousands)

Notes

(a)	Represents the elimination of the following non-recurring costs directly attributable to the Platinum Acquisition that were recognized in cost of materials sold and selling, general and administrative expenses:

•	Cost of materials sold—$4,399 inventory step-up to market value and

•	Selling, general and administrative—$3,926 of transaction bonuses paid to senior management at the closing of the Platinum Acquisition

(b)	Represents amortization of identifiable intangibles related to the Platinum Acquisition and MSC Acquisition. The amortization expense is calculated using estimated useful lives ranging from 3 months to 20 years.
(c)	Represents reduction in depreciation expense resulting from purchase accounting adjustments. The depreciation expense is calculated using average estimated useful lives of 40 years for buildings and 6 to 12 years for machinery and equipment.
(d)	The increase in interest expense for debt related to the Platinum Acquisition is comprised of (i) $117,700 of revolver borrowings at 6.4%, (ii) $60,000 term loan A at 7.4%, (iii) $25,000 term loan B at 8.9%, (iv) the amortization of loan fees on the senior secured credit facility, (v) $12,000 Preussag Seller Note (defined herein) at 8.0% and (vi) amortization of deferred finance cost relating to PNA’s amended and restated senior secured credit facility. The increase in interest expense for the MSC Acquisition represents $54,100 of revolver borrowings at 6.4%. Interest expense on the revolver facility and term loans is based on a spread over LIBOR. Each 0.125% change in the interest rate would change pro forma interest expense by approximately $490 ($311 net of taxes) per annum.

Platinum Acquisition
Interest expense	$29,064
Less amounts included in historical accounts	26,971

Net Adjustment	$2,093

MSC Acquisition
Interest expense pre-acquisition	$1,431
Less amounts included in historical accounts	522

Net Adjustment	$909

(e)	Reflects a 38.2% statutory tax rate on a pro forma basis.
(f)	Includes the difference between the aggregate historical compensation for the former owner of MSC and its Chief Operating Officer and an aggregate amount of $1,200 per annum based on employment agreements entered into in connection with the MSC Acquisition.

(g)	Represents interest expense for the PNA Notes and Floating Rate Notes and transaction-related bonuses paid to senior management of PNA.
(h)	Represents vested portion of transaction related bonuses to senior members of management of PNA. Twenty-five percent, or $3,188, of the transaction-related bonuses of $12,753 vested immediately, and the remainder will vest over approximately the next three years.

(i)	Represents an increase in interest expense for the PNA Notes and Floating Rate Notes calculated as follows:

	Amount	Interest Expense
PNA Notes	$250,000	$26,875
Floating Rate Notes	167,025	21,012
Less debt repaid with proceeds:
Revolving credit facility	(157,500)	(10,001)
Term loan A	(60,000)	(4,410)
Term loan B	(25,000)	(2,213)
Amortization of deferred financing cost		1,500
Accretion of original issue discount		495

		$33,259

The interest expense on the Floating Rate Notes is based on a spread of 7% over the 3-month LIBOR. Each 0.125% change in the interest rate would change pro forma interest expense by approximately $213 ($135 net of taxes) per annum.
(j)	Represents the reduction in interest expense from the repayment of the Floating Rate Notes partially offset by the write-off of associated deferred financing costs and the recognition of original issue discount as follows:

Floating Rate Notes	$
Amortization of deferred financing cost
Accretion of original issue discount
Write-off of deferred financing cost
Write-off of original issue discount

$

(k)	Represents the increase in interest expense from increased borrowings under PNA’s senior secured credit facility in order to pay the termination fee pursuant to the Services Agreement Amendment.
(l)	Pro Forma earnings per share—as adjusted for dividends in excess of earnings includes additional shares that represent, in accordance with Staff Accounting Bulletin Topic 1B.3, the number of shares sold in this offering, the proceeds of which are assumed for the purposes of this calculation to have been used to pay dividends during the twelve months ended June 30, 2007, plus additional planned dividends resulting from this offering in excess of net income for the twelve months ended June 30, 2007. Assumes an initial offering price of $ per share, the mid-point of the price range on the cover page of this prospectus. The dividends in excess of earnings and assumed number of additional shares issued to pay dividends in excess of earnings for the twelve months ended June 30, 2007 are as follows:

Dividends paid:
During the six months ended December 31, 2006		$2,900
February 12, 2007		70,000
May 14, 2007		96,845
From proceeds of this offering

	$

Net income:
For the six months ended December 31, 2006		$34,431
For the six months ended June 30, 2007		15,708

		$50,139

Dividends in excess of net income	$
Assumed initial offering price per share	$
Assumed additional number of shares issued to fund dividends in excess of earnings

PNA Group Holding Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2007

(dollars in thousands, except shares and per share amounts)

	Successor Company	Adjustments for PNA Intermediate Offering		Pro Forma	Adjustments for this Offering	Pro Forma as Adjusted
Net sales	$821,995	$—		$821,995	$	$
Costs and expenses (exclusive of items shown below)
Cost of materials sold	674,231	—		674,231
Processing	16,285	—		16,285
Distribution	11,381	—		11,381
Selling, general and administrative	60,268	(3,188	)(a)	57,080
Amortization of intangibles	2,750	—		2,750
Depreciation	2,967	—		2,967

Total costs and expenses	767,882	(3,188)		764,694

Operating income	54,113	3,188		57,301
Interest expense	28,754	2,670	(b)	31,424
Income from equity investments	(1,139)	—		(1,139)

Income before minority interest and income tax expense	26,498	518		27,016
Minority interest	1,114	—		1,114

Income before income tax expense	25,384	518		25,902
Income tax expense	9,676	198	(c)	9,874

Net income	$15,708	$320		$16,028	$	$

Basic and diluted earnings per share	$1.80			$1.83		$
Weighted average shares outstanding	8,750,000			8,750,000
Pro forma basic and fully diluted earnings per share as adjusted for dividends in excess of earnings						$	(d)
Pro forma weighted average shares outstanding							(d)

PNA Group Holding Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2007

(dollars in thousands, except shares and per share amounts)

(a)	Represents a portion of the transaction-related bonuses payable to senior members of management of PNA in connection with the PNA Intermediate Offering. Twenty-five percent of the transaction-related bonuses of $12,753 earned during the six month period ended June 30, 2007 vested immediately, and the remainder will vest over approximately the next three years and will be payable on September 30 of each year.

(b)	Represents increase in interest expense for the Floating Rate Notes for the period from January 1, 2007 to February 11, 2007. The interest expense is based on a spread of 7% over the 3-month LIBOR. Each 0.125% change in the interest rate would change pro forma interest expense by approximately $213 ($132 net of tax) per annum.

(c)	Reflects a 38.2% statutory tax rate on a pro forma basis.

(d)	Pro forma earnings per share—as adjusted for dividends in excess of earnings includes additional shares that represent, in accordance with Staff Accounting Bulletin Topic 1B.3, the number of shares sold in this offering, the proceeds of which are assumed for the purposes of this calculation to have been used to pay dividends during the twelve months ended June 30, 2007, plus additional planned dividends resulting from this offering in excess of net income for the twelve months ended June 30, 2007. Assumes an initial offering price of $ per share, the mid-point of the price range on the cover page of this prospectus. The dividends in excess of earnings and assumed number of additional shares issued to pay dividends in excess of earnings for the twelve months ended June 30, 2007 are as follows:

Dividends paid:
During the six months ended December 31, 2006		$2,900
February 12, 2007		70,000
May 14, 2007		96,845
From proceeds of this offering

	$

Net income:
For the six months ended December 31, 2006		$34,431
For the six months ended June 30, 2007		15,708

		$50,139

Dividends in excess of net income	$
Assumed initial offering price per share	$
Assumed additional number of shares issued to fund dividends in excess of earnings

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial information of (1) PNA, our Predecessor company and indirect, wholly owned subsidiary, for (i) each of the fiscal years in the four-year period ended December 31, 2005 and as of the end of each of such years and (ii) the period from January 1, 2006 to May 9, 2006, and (2) PNAG Holding, the Successor company, (i) for the period from May 10, 2006 to June 30, 2006, (ii) the period from May 10, 2006 to December 31, 2006 and as of the end of such period and (iii) as of and for the six months ended June 30, 2007. The consolidated financial data of the Successor (1) for the period from May 10, 2006 to June 30, 2006 and (2) as of and for the six months ended June 30, 2007 were derived from our unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus, which in the opinion of management include all adjustments consisting of normal, recurring adjustments necessary for a fair presentation of these financial statements. The consolidated statement of income data and other financial data of the Predecessor for each of the years ended December 31, 2004 and 2005, and the period from January 1, 2006 to May 9, 2006, and the Successor for the period from May 10, 2006 to December 31, 2006, and the consolidated balance sheet data for the Predecessor as of December 31, 2005 and the Successor as of December 31, 2006 presented below were derived from our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated statement of income data and other financial data for the year ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2003 and 2004 presented below were derived from the audited consolidated financial statements and related notes thereto of the Predecessor, which are not included in this prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 2002 have been derived from the Predecessor’s historical accounting records. The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor					Successor(3)
	Year Ended December 31,				Jan. 1 to May 9, 2006	May 10 to June 30, 2006	May 10 to December 31, 2006	Six Months Ended June 30, 2007
	2002	2003	2004	2005
Statement of Income Data:						(in thousands, except shares and per share amounts)
Net sales	$678,203	$699,481	$1,210,213	$1,250,289	$487,190	$241,332	$1,074,201	$821,995

Costs and expenses:
Cost of materials sold (exclusive of items shown below)	550,570	580,683	909,043	1,050,018	401,612	196,396	864,271	674,231
Processing	21,819	22,403	31,206	30,288	11,985	5,275	20,664	16,285
Distribution	13,297	17,485	23,081	17,321	6,395	2,979	14,647	11,381
Selling, general and administrative	59,889	61,873	87,659	80,288	35,393	18,373	75,848	60,268
Depreciation and amortization	10,838	10,621	10,148	9,466	3,262	1,870	7,926	5,717
Gain on sale of real estate(1)	(4,340)	—	—	—	—	—	—	—

Total costs and expenses	652,073	693,065	1,061,137	1,187,381	458,647	224,893	983,356	767,882

Operating income	26,130	6,416	149,076	62,908	28,543	16,439	90,845	54,113

Interest expense	2,703	3,539	6,769	5,519	1,375	5,013	25,596	28,754
Income from equity investments	(1,920)	(1,339)	(1,607)	(1,546)	(770)	(287)	(942)	(1,139)

Income before minority interest and income tax expense	25,347	4,216	143,914	58,935	27,938	11,713	66,191	26,498

Minority interest	851	310	1,267	1,423	788	428	1,471	1,114

Income before income tax expense	24,496	3,906	142,647	57,512	27,150	11,285	64,720	25,384
Income tax expense	10,230	1,614	54,032	21,825	10,146	4,615	23,619	9,676

Net income	$14,266	$2,292	$88,615	$35,687	$17,004	$6,670	$41,101	$15,708

Earnings per common share—basic and diluted(2)		$2,292	$88,615	$35,687	$17,004	$0.76	$4.70	$1.80
Weighted average number of shares—basic and diluted(2)		1,000	1,000	1,000	1,000	8,750,000	8,750,000	8,750,000
Cash dividends per share		$—	$2,000	$—	$2,000	$—	$0.33	$19.07

	Predecessor					Successor(3)
	Year Ended December 31,				Jan. 1 to May 9, 2006	May 10 to June 30, 2006	May 10 to December 31, 2006	Six Months Ended June 30, 2007
	2002	2003	2004	2005
Other Financial Data:						(dollars in thousands)
Net cash provided by (used in) operating activities	$14,191	$6,883	$(46,118)	$153,085	$(23,073)	$(12,376)	$(50,523)	$8,707
Net cash used in investing activities	(4,256)	(4,379)	(3,110)	(4,501)	(2,460)	(315,728)	(316,675)	(13,651)
Net cash (used in) provided by financing activities	(10,294)	(8,274)	50,872	(149,106)	24,836	333,043	378,576	(5,068)
Purchases of property, plant and equipment	(19,972)	(5,132)	(4,218)	(6,327)	(2,460)	(459)	(4,902)	(8,271)

	Predecessor				Successor(3)
	December 31,				December 31, 2006	June 30, 2007
	2002	2003	2004	2005
Balance Sheet Data:
Cash	$6,858	$1,088	$2,732	$2,210	$12,891	$2,879
Working capital	37,118	194,539	349,879	247,057	426,213	438,086
Total current assets	269,097	280,519	465,863	383,960	634,227	627,890
Property, plant and equipment, net	111,130	105,235	99,032	95,200	61,542	67,221
Total assets	405,789	412,658	589,320	504,096	746,444	746,956
Total debt	155,513	150,778	205,338	59,101	476,267	645,182
Stockholder’s equity (deficit):(2)
Common stock		33,865	33,865	33,865	88	88
Paid-in-capital		—	—	—	17,412	—
Retained earnings (Accumulated deficit)		130,817	217,432	253,119	38,201	95,549
Accumulated other comprehensive loss		(1,852)	(1,088)	(2,037)	(130)	(130)
Total stockholder’s equity (deficit)	164,215	162,830	250,209	284,947	55,571	(95,591)

(1)	In 2002, PNA sold substantially all fixed assets and inventory of two operating locations. The gain on sale of real estate at those locations was $4,340.
(2)	Because PNA Group, Inc. was formed in April 2003, the amounts as of and for the year ended December 31, 2002 are not comparable to such amounts for succeeding periods.
(3)	As a result of the application of purchase accounting, the Successor Company balances and amounts presented are not comparable with those of the Predecessor Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data” and the accompanying consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements as a result of certain factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading national steel service center group that distributes steel products and provides value-added steel processing services to customers across a diversified group of industries, including the non-residential construction, machinery and equipment manufacturing, oil and gas, telecommunications and utilities markets. We distribute and perform value-added processing services for our customers on a variety of steel products including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet. We operate 21 steel service centers nationally, as well as manage five joint ventures, which operate a total of seven service centers. Our business is organized into two reportable segments: Long Products and Plate, or Long Products, and Flat Rolled Products, or Flat Rolled.

Using sophisticated inventory and distribution information systems developed specifically for the steel service center industry, we provide just-in-time delivery to many of our customers, which enables them to better manage their working capital costs. Our steel service center facilities are strategically located in high density or high population growth areas in the United States, which puts us in a position to take advantage of growing markets and market trends. We intend to opportunistically pursue strategic acquisitions that will increase our scale, grow our market share of value-added products and expand our business. For example, with the consummation of the acquisition of Metals Supply Company, Ltd., or MSC, a leading structural steel service center and distributor in the Gulf Coast region of the United States, we now operate 21 steel service centers nationally, as well as manage five joint ventures that operate a total of seven service centers.

Net Sales.    We derive net sales from the sale and processing of metal products to end-users. Pricing is generally based upon a margin over the underlying metal cost as well as a further margin associated with customized value-added services as specified by the customer. We generate tolling income by providing value-added processing on steel that is owned by our customers; the agreed-upon price per ton is customer-specific, is not dependent on underlying steel pricing and depends on the particular processing service being performed. For the year ended December 31, 2006, we had combined net sales of approximately $1.56 billion and we generated pro forma combined net sales of approximately $1.63 billion. For the six months ended June 30, 2007, we had net sales of $822.0 million.

Cost of Materials Sold.    We follow the normal industry practice which classifies, within cost of materials sold, the underlying commodity cost of metal purchased from the producing steel mill, the cost of inbound and outbound freight charges together with third-party processing cost, if any. Generally, these costs approximate 80 to 85% of net sales.

Operating Expense.    Operating expense reflects selling, general and administrative expenses including sales and marketing expenses; executive officers’ compensation and a written incentive scheme covering approximately 30% of our employees, including salaried employees and those employees paid on an hourly basis, that is wholly based on profits generated, and the cost of which therefore fluctuates with the level of our profitability; office and administrative salaries; insurance; accounting; legal; computer systems; and professional services and costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

Depreciation.    Depreciation expense represents the costs associated with property, plant and equipment used throughout the company.

Inventories.    Rising steel prices result in margin gains, as demonstrated in 2004, and declining prices result in compression of margins. That is, that our operating income may be somewhat enhanced or depressed on occasion should there be a rapid increase or decrease in the spot market for steel prices.

Recent Events/Industry Trends

Since 2000, there has been significant consolidation among the major domestic steel producers. The top three steel producers now control greater than a majority of the domestic steel market, a significant increase compared to 2000 (based on public data), which has created a pricing environment characterized by a more disciplined approach to production and pricing. The domestic suppliers have largely exited their non-core steel service and distribution functions to focus on reducing production costs and driving efficiencies from their core steel production activities. Increasingly, steel service centers like us have continued to capture a greater proportion of these key functions once served by the major steel producers.

In 2004, increased demand for steel in China, shortages of raw materials such as coking coal, iron ore and oil, increased demand for scrap, the weak U.S. dollar and increased energy costs and freight rates all contributed to significant increases in prices for domestic metals of all types, particularly steel. Further, improved economic conditions in Europe, Asia and North America contributed to a higher level of demand for steel. During most of 2004, supplies of many products were constrained, which also led to price increases.

In early 2005, the three iron ore suppliers controlling about 70% of the world market (based on public data) announced a 71.5% price increase to the integrated steel mills in Europe and Asia. This iron ore price increase was unprecedented, and resulted in cost increases for the European and other large integrated steel mills throughout the world. In May 2006 a major European iron ore contract was secured with a further price increase of 19%, as demand by China continued to drive pricing. We anticipate that both foreign and domestic mills will have to continue the disciplined practice they implemented in 2004 through 2006 of passing along such added costs, in the form of both price increases and surcharges. The domestic steel producers have demonstrated remarkable restraint in curbing manufacturing capacity. The timing of the effect that further price increases will have on the domestic market is difficult to predict, but we believe further price increases may occur.

Acquisitions

On February 14, 2006, PNAG Holding, an affiliate of Platinum, entered into an Agreement and Plan of Merger, or the Merger Agreement, with PNA and Preussag North America, Inc., PNA’s former owner, to acquire all of the outstanding capital stock of PNA for cash consideration of $261.6 million, refinancing of existing indebtedness of $88.0 million, a $12.0 million seller note, or the Preussag Seller Note, and other consideration and costs of $3.8 million. The acquisition of PNA by Platinum, or the Platinum Acquisition, was consummated on May 9, 2006, whereby Travel Merger Corporation (a wholly owned subsidiary of Travel Holding Corporation (now known as PNAG Holding), in turn a wholly owned subsidiary of Platinum) merged with and into PNA, with PNA being the surviving corporation. PNA Intermediate Holding Corporation, or PNA Intermediate, was incorporated on January 25, 2007 as a wholly owned subsidiary of PNAG Holding. The capital stock of PNA was contributed by PNAG Holding to PNA Intermediate.

Effective May 31, 2006, we completed the acquisition of Metals Supply Company, Ltd., or MSC, pursuant to which PNA acquired all of the outstanding partnership interests of Metals Supply Company, Ltd. and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33.3 million and refinanced approximately $20.8 million of MSC’s then existing indebtedness. In addition, the purchase price included $5.3 million in deferred consideration which was paid to the former owner on May 31, 2007.

MSC is a leading structural steel service center and distributor in the Gulf Coast region of the United States with two facilities located in Texas. MSC distributes and sells a wide array of wide flange beams, as well as plate, pipe, structural tubing, merchant bar, pre-galvanized structural beams, bar grating, and floor plate. MSC also exports steel to Latin America, the Middle East and Southeast Asia. The acquisition of MSC allowed us to increase our market share in a growing geographic region as well as expand our product offering.

Since the acquisition of MSC we have continued to actively identify growth opportunities and we intend to pursue strategic acquisitions that will increase our scale, grow our market share of value-added products and expand our business. Additionally, we are continually monitoring and evaluating important organic growth opportunities consisting of investing in expansion of existing facilities, purchases of equipment and machinery that expand our value-added processing capabilities and building greenfield sites for expansion into new markets.

We believe we have demonstrated an ability to integrate acquisitions into our existing operations principally due to our decentralized management and operating structure which allows local managers the ability to make strategic operating decisions at the levels necessary that affect their markets.

As a result of the acquisition of PNA by PNAG Holding on May 9, 2006, the results of operations of PNA for the period from January 1, 2006 to May 9, 2006 are represented by the Predecessor company balances, and results of operations of PNAG Holding for the periods from May 10, 2006 to June 30, 2006 and May 10, 2006 to December 31, 2006 and the six months ended June 30, 2007 are represented by the Successor company balances. As a result of the application of purchase accounting, certain Successor company balances and amounts presented in the consolidated financial statements and footnotes are not comparable with those of the Predecessor company. In addition, as a result of the acquisition of MSC on May 31, 2006, our results of operations for periods subsequent to May 31, 2006 include the operations of MSC while our results of operations for periods prior to June 1, 2006 do not include the operations of MSC.

Critical Accounting Policies

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, and therefore consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Revenue Recognition

In accordance with Staff Accounting Bulletin 104, Revenue Recognition, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, collection is reasonably assured, and the sale price is fixed and determinable. Risk of loss for products shipped passes at the time of shipment when shipments are made by common carrier or at delivery when our trucks are used.

Sales prices to customers are determined at the inception of the agreement to purchase. No cancellation or termination provisions are included in our agreements notwithstanding customary rights to return products which relate to non-conformities, defects and specifications. Provisions are made, based on experience, for estimated returns in accordance with Statement of Financial Accounting No. 48, Revenue Recognition When Right of Return Exists, and have been immaterial in the past.

In limited circumstances, we will deliver goods on consignment. In those cases, billing occurs when the goods are used by the customer, or after the lapse of a specified period of time, whichever comes first.

Net sales include tolling income where we process steel for a fee, without taking either title in the inventory or the associated price risk of the steel. Tolling income has historically been less than 2% of our total net sales.

Accounts Receivable and Allowance for Doubtful Accounts

We record trade accounts receivable as product is delivered (risk of loss for our products passes at time of shipment), net of provisions for estimated returns. Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of trade accounts receivable. Collections on our accounts receivable are made through several lockboxes maintained by our lenders. Concentrations of credit risk with respect to trade accounts receivable are within several industries. Generally, credit is extended once appropriate credit history and references have been obtained. We perform ongoing credit evaluations of customers and set credit limits based upon reviews of customers’ current credit information and payment history. We monitor customer payments and maintain a provision for estimated credit losses based on historical experience and specific customer collection issues that we have identified. Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically based upon our expected ability to collect all such accounts. In some cases, especially in sales to the fabrication industry, we utilize security instruments (e.g., notices to furnish and materialman’s liens) to protect our position.

Uncertainties with respect to the allowance for doubtful accounts are inherent in the preparation of financial statements. At December 31, 2005, December 31, 2006 and June 30, 2007, the allowance for doubtful accounts was $5.2 million, $5.4 million and $5.8 million, respectively. The rate of future credit losses may not be similar to past experience.

Inventory Valuation

Inventories are stated at the lower of cost or market. Our inventories are accounted for by either specific identification or average cost method accounting. We regularly review inventory on hand and when necessary record provisions for damaged and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for damaged and slow-moving inventory. Provisions for damaged and slow-moving inventory at December 31, 2005, December 31, 2006 and June 30, 2007 were not material.

Long-lived Assets

We evaluate goodwill on an annual basis and whenever events or changes in circumstances indicate that a carrying amount may not be fully recoverable. Long-lived assets, including property, plant and equipment and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Events or changes in circumstances which could trigger an impairment review include significant underperformance relative to our historical or projected future operating results, significant changes in the manner or the use of our assets or the strategy for our overall business, or significant negative industry or economic trends. We assess impairment in accordance with the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We assess the impairment of goodwill and intangible assets in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. We determine the recoverability of the assets by comparing the carrying amount of the assets to net future cash flows that the assets are expected to generate. We record an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed and the impairment we recognize is the amount by which the carrying amount exceeds the fair market value of the asset.

Income Taxes

We believe that all deferred tax assets will more likely than not be fully realized in the future. As such, we do not record any valuation allowances to reduce deferred tax assets. In the future, should we determine that any of our deferred tax assets face a likelihood of not being fully realized, a valuation allowance to reduce the value of the deferred asset would be recorded and adjusted as necessary. We expect to generate future taxable income to realize the benefits of our net deferred tax assets.

We record liabilities for potential tax deficiencies. These liabilities are based on management’s judgment of the risk of loss for items that have been or may be challenged by taxing authorities. In the event that we were to determine that tax-related items would not be considered deficiencies or that items previously not considered to be potential deficiencies could be considered potential tax deficiencies (as a result of an audit, tax ruling or other positions or authority), an adjustment to the liability would be recorded through income in the period such determination was made.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, Accounting for Income Taxes, or FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The impact of our reassessment of our tax positions in accordance with FIN 48 did not have a material impact on our results of operations, financial condition or liquidity.

We have determined that we had no unrecognized tax benefits as of January 1, 2007 nor has there been an increase in the amount of unrecognized tax benefits as of June 30, 2007. Any potential penalties and interest related to unrecognized tax benefits would be reported as Interest expense in the accompanying interim condensed consolidated financial statements, and no such amounts have been recognized for the six months ended June 30, 2007. The tax years ended December 31, 2003, 2004 and 2005 remain open and subject to examination in the following significant income tax jurisdictions: Federal, Alabama, Arizona, California, Connecticut, Florida, Indiana, Illinois, Ohio, South Carolina, Texas and Virginia. Income tax returns for the period from January 1, 2006 to May 9, 2006 and for the year ended December 31, 2006 have not yet been filed.

Deferred Initial Public Offering Costs

We have incurred certain costs that are directly attributable to our planned initial public offering of common stock which, as of June 30, 2007, totaled approximately $1.0 million. Such costs are being deferred as of June 30, 2007 since the registration process is expected to be completed later in fiscal year 2007. The deferred offering costs are included in other current assets in the June 30, 2007 condensed consolidated balance sheet and upon completion of the initial public offering, all initial public offering costs incurred will be included in additional paid-in capital as a reduction to the initial public offering proceeds. In the event the offering is not consummated, such costs will be expensed in the period in which we determine an offering will not take place.

Employee Pension Plans

Our employee pension plan costs and obligations are dependent on assumptions including discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While there have not been significant differences between important assumptions and actual experience in the past and we believe that the assumptions we currently use are appropriate, significant differences in actual experience or significant changes in assumptions can occur and would affect our pension costs and obligations. A key assumption used in valuation of the projected benefit obligation is that of the discount rate. In setting this rate, we utilized several bond indexes including the annualized Moody’s “Aa rated” bond index, the Citigroup Yield Curve and the Aon Yield Curve as we believe they most closely match the timing of expected future benefit payments. The indexes ranged from

5.75% to 6.00% and we elected to use a discount rate of 5.88% as of the December 31, 2006 valuation. Other key assumptions used in valuing projected benefit obligation and plan assets are set forth below:

Benefit obligation
Discount rate for determining benefit obligations	5.88%
Rate of compensation increase	4.00%
Expected rate of return on plan assets	8.00%

Plan assets
Equity securities	67%
Fixed income	33%
Money market	0%
Market value of assets	market value
Amortization method for prior service costs	straight-line
Amortization method for gains and losses	straight-line

Results of Operations

Six Months Ended June 30, 2006 Successor and Predecessor Company Results – Combined Non-GAAP

The following tables present our combined results of operations, consolidated and by segment, for the six months ended June 30, 2006. For purposes of arriving at our results for the six months ended June 30, 2006, we combined the results of PNAG Holding and its consolidated subsidiaries, our Successor company, for the period from May 10, 2006 to June 30, 2006 and the results of PNA and its consolidated subsidiaries, our Predecessor company, for the period from January 1, 2006 to May 9, 2006.

Accounting principles generally accepted in the United States of America, or GAAP, do not allow for such combination of Predecessor and Successor financial results and this approach yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the date of the Platinum Acquisition. We believe the combined results provide the most meaningful way to comment on our results of operations for the six months ended June 30, 2006 compared to the same period in the following year because discussion of a partial period consisting of the period from May 10, 2006 to June 30, 2006 compared to the six months ended June 30, 2007 would not be meaningful. The combined information is the result of merely adding the Successor and Predecessor columns and does not include any pro forma assumptions or adjustments.

The table below presents our results of operations for the periods from January 1, 2006 to May 9, 2006 (Predecessor) and May 10, 2006 to June 30, 2006 (Successor) and the combination of the results of these periods (in thousands).

	Predecessor January 1 to May 9, 2006	Successor May 10 to June 30, 2006	Combined Predecessor/ Successor Non-GAAP Six Months Ended June 30, 2006
Net sales	$487,190	$241,332	$728,522
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	401,612	196,396	598,008
Processing	11,985	5,275	17,260
Distribution	6,395	2,979	9,374
Selling, general and administrative	35,393	18,373	53,766
Amortization of intangibles	—	710	710
Depreciation	3,262	1,160	4,422

Total operating costs and expenses	458,647	224,893	683,540

Operating income	28,543	16,439	44,982
Interest expense	1,375	5,013	6,388
Income from equity investments	(770)	(287)	(1,057)

Income before minority interest and income tax expense	27,938	11,713	39,651
Minority interest	788	428	1,216

Income before income tax expense	27,150	11,285	38,435
Income tax expense	10,146	4,615	14,761

Net income	$17,004	$6,670	$23,674

The tables below present our results of operations on a consolidated basis and by segment for the periods from January 1, 2006 to May 9, 2006 (Predecessor) and May 10, 2006 to June 30, 2006 (Successor) and the combination of the results of these periods (dollars and tonnage in thousands). The combined information is the result of merely adding the Successor company and Predecessor company amounts and does not include any pro forma assumptions or adjustments.

Predecessor Company Period from January 1 to May 9, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$315,034	$172,156	$—	$487,190
Cost and expenses:
Cost of materials sold	253,790	147,822	—	401,612
Processing, distribution and S,G&A costs	30,962	18,080	4,731	53,773
Depreciation and amortization	1,293	1,967	2	3,262

Total operating costs and expenses	286,045	167,869	4,733	458,647

Operating income	$28,989	$4,287	$(4,733)	$28,543

Tons sold	373	228	—	601
Tons tolled	—	271	—	271

Tons shipped	373	499	—	872

Successor Company Period from May 10 to June 30, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$164,106	$77,226	$—	$241,332
Cost and expenses:
Cost of materials sold	131,232	65,164	—	196,396
Processing, distribution and S,G&A costs	15,587	10,699	341	26,627
Depreciation and amortization	1,324	464	82	1,870

Total operating costs and expenses	148,143	76,327	423	224,893

Operating income	$15,963	$899	$(423)	$16,439

Tons sold	189	100	—	289
Tons tolled	—	117	—	117

Tons shipped	189	217	—	406

Combined Predecessor/Successor Non-GAAP Six Months Ended June 30, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$479,140	$249,382	$—	$728,522
Cost and expenses:
Cost of materials sold	385,022	212,986	—	598,008
Processing, distribution and S,G&A costs	46,549	28,779	5,072	80,400
Depreciation and amortization	2,617	2,431	84	5,132

Total operating costs and expenses	434,188	244,196	5,156	683,540

Operating income	$44,952	$5,186	$(5,156)	$44,982

Tons sold	562	328	—	890
Tons tolled	—	388	—	388

Tons shipped	562	716	—	1,278

Six Months Ended June 30, 2006 Combined Compared to Six Months Ended June 30, 2007

The table below presents our results of operations for the six months ended June 30, 2006 (Combined) and the six months ended June 30, 2007 (Successor) (in thousands).

	Combined Predecessor/ Successor Non-GAAP Six Months Ended June 30, 2006	% of Net Sales	Successor Six Months Ended June 30, 2007	% of Net Sales
Net sales	$728,522		$821,995
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	598,008	82.0%	674,231	82.0%
Processing	17,260	2.4%	16,285	2.0%
Distribution	9,374	1.3%	11,381	1.4%
Selling, general and administrative (S,G & A)	53,766	7.4%	60,268	7.3%
Amortization of intangibles	710	0.1%	2,750	0.3%
Depreciation	4,422	0.6%	2,967	0.4%

Total operating costs and expenses	683,540	93.8%	767,882	93.4%

Operating income	44,982	6.2%	54,113	6.6%
Interest expense, net	6,388	0.9%	28,754	3.5%
Income from equity investments	(1,057)	-0.1%	(1,139)	-0.1%

Income before minority interest and income tax expense	39,651	5.4%	26,498	3.2%
Minority interest	1,216	0.2%	1,114	0.1%

Income before income tax expense	38,435	5.3%	25,384	3.1%
Income tax expense	14,761	2.0%	9,676	1.2%

Net income	$23,674	3.2%	$15,708	1.9%

Tons sold	890		950
Tons tolled	388		327

Tons shipped	1,278		1,277

Net sales. Net sales including tolling income increased $93.5 million, or 12.8%, from $728.5 million for the six months ended June 30, 2006 to $822.0 million for six months ended June 30, 2007. Of the increase, $78.4 million related to incremental sales in 2007 of MSC which was acquired May 31, 2006. The remainder of the increase was primarily due to an increase in average realized prices of 6.4% offset by a decrease in volumes sold of 3.8% and a decrease in volumes tolled of 15.7%.

Cost of materials sold. Cost of materials sold increased $76.2 million, or 12.7%, from $598.0 million for the six months ended June 30, 2006 to $674.2 million for the six months ended June 30, 2007. Of the increase, $65.4 million related to incremental cost of materials sold in 2007 of MSC which was acquired May 31, 2006. The remainder of the increase was primarily due to a 5.3% increase in average cost per ton of product purchased offset by a decrease in volumes sold of 3.8%.

Processing, distribution, selling, general and administrative expenses. Processing, distribution, selling, general and administrative expenses increased by $7.5 million, or 9.3%, from $80.4 million for the six months ended June 30, 2006 to $87.9 million for the six months ended June 30, 2007. Of the increase, $5.5 million was due to the addition of MSC which was acquired May 31, 2006. Increases in selling, general and administrative costs were due to an increase in certain corporate expenses in 2007 not previously incurred related primarily to an increase in personnel costs of $1.8 million, audit and other professional fees of $1.1 million, and $0.5 million in expenses related to Sarbanes-Oxley external consulting services. In addition to these increases in corporate expenses, we provided for $3.3 million in participation plan expense in 2007 that was not incurred in 2006. These increases were partially offset by $3.9 million in non-recurring transaction bonuses incurred in 2006. The remainder of the decrease is primarily due to decreases in volume of tons of product shipped in our Flat Rolled segment. Virtually all the steel sold by the Flat Rolled segment receives processing as compared to less than 30% of steel sold by the Long Products and Plate segment. Thus, while the total volume of steel that we shipped remained relatively constant for the six months ended June 30, 2006 compared to the six months ended June 30, 2007, the decrease in volume at the Flat Rolled segment had a more significant impact on processing costs than the increase in volume at the Long Products and Plate segment.

Amortization and depreciation. Amortization of intangibles increased $2.1 million from $0.7 million for the six months ended June 30, 2006 to $2.8 million for the six months ended June 30, 2007. Amortization of intangibles is related to the acquisitions of PNA and MSC, both of which were completed in May 2006. Therefore, for the six months ended June 30, 2006 there is approximately one and a half months of amortization expense recorded as compared to six months of amortization expense recorded for the six months ended June 30, 2007. Depreciation expense decreased $1.4 million from $4.4 million for the six months ended June 30, 2006 to $3.0 million for the six months ended June 30, 2007. The decrease was related primarily to the acquisition of PNA in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation subsequent to the acquisition.

Interest expense. Interest expense increased $22.4 million from $6.4 million for the six months ended June 30, 2006 to $28.8 million for the six months ended June 30, 2007 primarily due to: (a) the $250.0 million unsecured PNA Notes, which were issued principally to finance the acquisitions of PNA and MSC, (b) the $170.0 million Floating Rate Notes and (c) $49.9 million in mortgage loans at Travel Main’s subsidiaries.

Income tax expense. Income tax expense decreased from $14.8 million for the six months ended June 30, 2006 to $9.7 million for the six months ended June 30, 2007. Income tax expense represented 38.4% and 38.1% of income before income tax expense for the six months ended June 30, 2006 and 2007, respectively.

Results by Segment— Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2007

Long Products and Plate Segment

The table below presents our results of operations for our Long Products and Plate Segment for the six months ended June 30, 2006 (Combined) and the six months ended June 30, 2007 (Successor) (in thousands).

	Combined Predecessor/ Successor Non-GAAP Six Months Ended June 30, 2006	% of Net Sales	Successor Six Months Ended June 30, 2007	% of Net Sales
Net sales	$479,140		$597,358
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	385,022	80.4%	482,275	80.7%
Processing, distribution and S,G&A costs	46,549	9.7%	58,988	9.9%
Depreciation and amortization	2,617	0.5%	4,229	0.7%

Total operating costs and expenses	434,188	90.6%	545,492	91.3%

Operating income	$44,952	9.4%	$51,865	8.7%

Tons sold	562		662

Net sales. Net sales increased $118.3 million, or 24.7%, from $479.1 million for the six months ended June 30, 2006 to $597.4 million for the six months ended June 30, 2007. Of the increase, $78.4 million related to incremental sales in 2007 of MSC which was acquired May 31, 2006. The remainder of the increase was primarily due to an increase in average realized prices of 7.3% and an increase in volumes sold of 1.2%.

Cost of materials sold. Cost of materials sold increased $97.3 million, or 25.3%, from $385.0 million for the six months ended June 30, 2006 to $482.3 million for the six months ended June 30, 2007. Of the increase, $65.4 million related to incremental cost of materials sold in 2007 of MSC which was acquired May 31, 2006. The remainder of the increase was primarily due to a 4.5% increase in average cost per ton of product purchased and increase in volumes sold of 1.2%.

Processing, distribution, selling, general and administrative expenses. Processing, distribution, selling, general and administrative expenses increased by $12.5 million, or 26.9%, from $46.5 million for the six months ended June 30, 2006 to $59.0 million for the six months ended June 30, 2007. Of the increase, $5.5 million was due to the addition of MSC which was acquired May 31, 2006. Increases in selling, general and administrative costs were partially due to the provision for the management participation plan of $1.7 million and partially due to $1.5 million of additional operating costs incurred at the new Morgan City facility opened in August 2006. The remainder of the increase was due to increases in processing and distribution costs resulting from increases in tons of product sold.

Amortization and depreciation. Depreciation and amortization expense increased $1.6 million from $2.6 million for the six months ended June 30, 2006 to $4.2 million for the six months ended June 30, 2007. Amortization of intangibles increased $2.1 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006 due to the acquisitions of PNA and MSC, both completed in May 2006. Therefore, for the six months ended June 30, 2006 there is approximately one and a half months of amortization expense recorded as compared to six months of amortization expense recorded for the six months ended June 30, 2007. The increase in amortization expense was offset by a decrease in depreciation of $0.5 million related primarily to the acquisition of PNA in May 2006 in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation subsequent to the acquisition.

Flat Rolled Segment

The table below presents our results of operations for the six months ended June 30, 2006 (Combined) and the six months ended June 30, 2007 (Successor) (in thousands).

	Combined Predecessor/ Successor Non-GAAP Six Months Ended June 30, 2006	% of Net Sales	Successor Six Months Ended June 30, 2007	% of Net Sales
Net sales	$249,382		$224,637
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	212,986	85.4%	191,956	85.5%
Processing, distribution and S,G&A costs	28,779	11.5%	23,340	10.4%
Depreciation and amortization	2,431	1.0%	1,198	0.5%

Total operating costs and expenses	244,196	97.9%	216,494	96.4%

Operating income	$5,186	2.1%	$8,143	3.6%

Tons sold	328		288
Tons tolled	388		327

Tons shipped	716		615

Net sales. Net sales including tolling income decreased $24.8 million, or 9.9%, from $249.4 million for the six months ended June 30, 2006 to $224.6 million for the six months ended June 30, 2007. The decrease was primarily related to a 12.2% decline in volumes sold, a portion of which was due to the closure of the Cleveland location in July 2006, and a 15.7% decrease in tolled volumes, which were partially offset by a 2.6% increase in average realized price per ton.

Cost of materials sold. Cost of materials sold decreased $21.0 million, or 9.9%, from $213.0 million for the six months ended June 30, 2006 to $192.0 million for the six months ended June 30, 2007. The decrease was primarily related to a 12.2% decline in volumes sold, a portion of which was due to the closure of the Cleveland location in July 2006, offset by an increase in the average cost per ton of 6.0%.

Processing, distribution, selling, general and administrative expenses. Processing, distribution, selling, general and administrative expenses decreased by $5.5 million, or 19.1%, from $28.8 million for the six months ended June 30, 2006 to $23.3 million for the six months ended June 30, 2007. The decrease is primarily due to a decrease in pension related costs of $1.3 million principally related to curtailment of the Feralloy plans and the effect of closing the Cleveland location of $1.7 million. The remainder of the decrease was due to decreases in processing and distribution costs resulting from decreases in tons of product shipped.

Amortization and depreciation. Depreciation decreased primarily due to the acquisition of PNA in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation in 2007 compared to 2006.

Corporate and Other

This category reflects administrative costs and expenses management has not allocated to its reportable segments. These costs include compensation for executive officers and support staff, professional fees for audit, tax and legal services, consulting fees and travel and entertaining.

Corporate expenses rose by $0.7 million, or 13.5%, from $5.2 million for the six months ended June 30, 2006 to $5.9 million for the six months ended June 30, 2007 related primarily to incremental costs incurred in 2007 including increased personnel costs of $1.8 million, increased professional fees of $1.1 million, $0.7 million provision for the management participation plan and $0.5 million in expenses related to Sarbanes-Oxley external consulting services. These increases were partially offset by $3.9 million in non-recurring transaction bonuses incurred in 2006.

Year Ended December 31, 2006 Successor and Predecessor Company Results – Combined Non-GAAP

The following tables present our combined results of operations, consolidated and by segment, for the year ended December 31, 2006. For purposes of arriving at our results for the year ended December 31, 2006, we combined the results of PNAG Holding and its consolidated subsidiaries, our Successor company, for the period from May 10, 2006 to December 31, 2006 and the results of PNA and its consolidated subsidiaries, our Predecessor company, for the period from January 1, 2006 to May 9, 2006.

Accounting principles generally accepted in the United States of America, or GAAP, do not allow for such combination of Predecessor and Successor financial results and this approach yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the date of the Platinum Acquisition. We believe the combined results provide the most meaningful way to comment on our results of operations for the year ended December 31, 2006 compared to the same period in the prior year because discussion of a partial period consisting of the period from May 10, 2006 to December 31, 2006 compared to the year ended December 31, 2005 would not be meaningful. The combined information is the result of merely adding the Successor and Predecessor columns and does not include any pro forma assumptions or adjustments.

The table below presents our results of operations for the periods from January 1, 2006 to May 9, 2006 (Predecessor) and May 10, 2006 to December 31, 2006 (Successor) and the combination of the results of these periods (in thousands).

	Predecessor January 1 to May 9, 2006	Successor May 10, 2006 to December 31, 2006	Combined Predecessor/ Successor Non-GAAP Year Ended December 31, 2006
Net sales	$487,190	$1,074,201	$1,561,391
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	401,612	864,271	1,265,883
Processing	11,985	20,664	32,649
Distribution	6,395	14,647	21,042
Selling, general, and administrative (S,G&A)	35,393	75,848	111,241
Amortization of intangibles	—	4,087	4,087
Depreciation	3,262	3,839	7,101

Total operating costs and expenses	458,647	983,356	1,442,003

Operating income	28,543	90,845	119,388
Interest expense	1,375	25,596	26,971
Income from equity investments	(770)	(942)	(1,712)

Income before minority interest and income tax expense	27,938	66,191	94,129
Minority interest	788	1,471	2,259

Income before income tax expense	27,150	64,720	91,870
Income tax expense	10,146	23,619	33,765

Net income	$17,004	$41,101	$58,105

The tables below present our results of operations on a consolidated basis and by segment for the periods from January 1, 2006 to May 9, 2006 (Predecessor) and May 10, 2006 to December 31, 2006 (Successor) and the combination of the results of these periods (in thousands). The combined information is the result of merely adding the Successor Company and Predecessor Company amounts and does not include any pro forma assumptions or adjustments.

Predecessor Company Period from January 1, 2006 to May 9, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$315,034	$172,156	$—	$487,190
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	253,790	147,822	—	401,612
Processing, distribution and S,G&A costs	30,962	18,080	4,731	53,773
Depreciation and amortization	1,293	1,967	2	3,262

Total operating costs and expenses	286,045	167,869	4,733	458,647

Operating income	$28,989	$4,287	$(4,733)	$28,543

Tons sold	373	228	—	601
Tons tolled	—	271	—	271

	373	499	—	872

Successor Company Period from May 10, 2006 to December 31, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$764,380	$309,821	$—	$1,074,201
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	602,911	261,360	—	864,271
Processing, distribution and S,G&A costs	75,660	31,886	3,613	111,159
Depreciation and amortization	5,907	1,760	259	7,926

Total operating costs and expenses	684,478	295,006	3,872	983,356

Operating income	$79,902	$14,815	$(3,872)	$90,845

Tons sold	847	385		1,232
Tons tolled	—	479		479

	847	864		1,711

Combined Predecessor/Successor Non-GAAP Year Ended December 31, 2006	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$1,079,414	$481,977	$—	$1,561,391
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	856,701	409,182	—	1,265,883
Processing, distribution and S,G&A costs	106,622	49,966	8,344	164,932
Depreciation and amortization	7,200	3,727	261	11,188

Total operating costs and expenses	970,523	462,875	8,605	1,442,003

Operating income	$108,891	$19,102	$(8,605)	$119,388

Tons sold	1,220	613		1,833
Tons tolled	—	750		750

	1,220	1,363		2,583

Year Ended December 31, 2005 Compared to Year Ended December 31, 2006 Combined

The table below presents our results of operations for the years ended December 31, 2005 and 2006 (Combined) (in thousands).

	Predecessor Year Ended December 31, 2005	Combined Predecessor/Successor Non-GAAP Year Ended December 31, 2006
Net sales	$1,250,289	$1,561,391
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	1,050,018	1,265,883
Processing, distribution and S,G&A costs	127,897	164,932
Amortization of intangibles	—	4,087
Depreciation	9,466	7,101

Total operating costs and expenses	1,187,381	1,442,003

Operating income	62,908	119,388
Interest expense	5,519	26,971
Income from equity investments	(1,546)	(1,712)

Income before minority interest and income tax expense	58,935	94,129
Minority interest	1,423	2,259

Income before income tax expense	57,512	91,870
Income tax expense	21,825	33,765

Net income	$35,687	$58,105

Tons sold	1,553	1,833
Tons tolled	691	750

	2,244	2,583

Net sales.    Net sales including tolling income increased $311.1 million, or 24.9%, from $1,250.3 million for the year ended December 31, 2005 to $1,561.4 million for the year ended December 31, 2006. Of the increase, $102.1 million related to the addition of sales in 2006 of MSC, which was acquired on May 31, 2006. The remainder of the increase was primarily due to an increase in average realized prices of 5.6%, an increase in volumes tolled of 8.5% and an increase in volumes sold of 10.6%.

Cost of materials sold.    Cost of materials sold increased $215.9 million, or 20.6%, from $1,050.0 million for the year ended December 31, 2005 to $1,265.9 million for the year ended December 31, 2006. Of the increase, $78.4 million, or 7.5%, related to additional cost of materials sold in 2006 of MSC which was acquired on May 31, 2006. The remainder of the increase was primarily due to a 2.4% increase in average cost per ton of product purchased and increase in volumes sold of 10.6%.

Processing, distribution, selling, general and administrative expenses.    Processing, distribution, selling, general and administrative expenses increased by $37.0 million, or 29.0%, from $127.9 million for the year ended December 31, 2005 to $164.9 million for the year ended December 31, 2006. Of the increase, $7.0 million was due to the addition of MSC which was acquired on May 31, 2006. Increases in selling, general and administrative costs were primarily related to annual monitoring fees of $5.0 million paid to Platinum subsequent to the acquisition of PNA on May 9, 2006, transaction bonuses paid to management in 2006 of $3.9 million and an increase in employee incentives paid at Infra-Metals of $10.5 million. The remainder of the increase of approximately $10.6 million was less than the proportionate increase in tons shipped over the period which is representative of the relatively fixed nature of certain operating expenses, particularly administrative costs.

Amortization and depreciation.    Amortization of intangibles for the year ended December 31, 2006 is related to the acquisitions of PNA and MSC, both completed in May 2006. The decrease in depreciation is related primarily to the acquisition of PNA in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation in 2006 compared to 2005. This decrease was partially offset by additional depreciation expense of $0.3 million from the acquisition of MSC in May 2006.

Interest expense.    Interest expense increased from $5.5 million for the year ended December 31, 2005 to $27.0 million for the year ended December 31, 2006 due to (a) additional borrowings under our senior secured credit facilities, which increased from $58.6 million at December 31, 2005 to $164.3 million at December 31, 2006, (b) the $250.0 million unsecured PNA Notes, (c) $49.9 million in mortgage loans at Travel Main and (d) the $12.0 million Preussag Seller Note owed to the former stockholder of PNA. The increase in borrowings under the various lending arrangements is principally related to the financing of the acquisition of PNA and MSC in May 2006.

Income tax expense.    Income tax expense increased from $21.8 million for the year ended December 31, 2005 to $33.8 million for the year ended December 31, 2006. Income tax expense represented 37.9% and 36.8% of income before income tax expense for the years ended December 31, 2005 and 2006, respectively. The decrease in income tax expense as a percentage of income before income tax expense is primarily due to the acquisition of MSC, the profits of which are not subject to state tax, thereby reducing the average tax rate compared to the prior year.

Results by Segment—Year Ended December 31, 2005 Compared to Year Ended December 31, 2006

Long Products and Plate Segment

The table below presents our results of operations for our Long Products and Plate Segment for the years ended December 31, 2005 and 2006 (Combined) (in thousands).

	Predecessor Year Ended December 31, 2005%		Combined Predecessor/ Successor Non-GAAP Year Ended December 31, 2006%
Net sales	$728,680		$1,079,414
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	592,551	81.3%	856,701	79.3%
Processing, distribution and S,G&A costs	76,412	10.5%	106,622	9.9%
Depreciation and amortization	3,910	0.5%	7,200	0.7%

Total operating costs and expenses	672,873	92.3%	970,523	89.9%

Operating income	$55,807	7.7%	$108,891	10.1%

Tons sold	908		1,220

Net sales.    Net sales increased $350.7 million, or 48.1%, from $728.7 million for the year ended December 31, 2005 to $1,079.4 million for the year ended December 31, 2006. Of the increase, $102.1 million related to the addition of sales in 2006 of MSC, which was acquired on May 31, 2006. The remainder of the increase was primarily due to an increase in average realized prices per ton of 10.1% and an increase in volumes sold of 21.8%.

Cost of materials sold.    Cost of materials sold increased $264.1 million, or 44.6%, from $592.6 million for the year ended December 31, 2005 to $856.7 million for the year ended December 31, 2006. Of the increase, $78.4 million, or 13.2%, related to additional cost of materials sold in 2006 of MSC, which was acquired on May 31, 2006. The remainder of the increase was primarily due to an 7.8% increase in average cost per ton of steel purchased and an increase in volumes sold of 21.8%.

Processing, distribution, selling, general and administrative expenses.    Processing, distribution, selling, general and administrative expenses increased by $30.2 million, or 39.5%, from $76.4 million for the year ended December 31, 2005 to $106.6 million for the year ended December 31, 2006. Of the increase, $7.0 million was due to the addition of MSC, which was acquired on May 31, 2006. In addition, selling, general and administrative expenses increased primarily due to annual monitoring fees of $3.0 million (allocation based on 2005 net sales, out of an aggregate fee of $5.0 million) paid to Platinum subsequent to the acquisition of PNA on May 9, 2006, and an increase in employee incentives paid at Infra-Metals of $10.5 million. The remainder of the increase was due to increases in processing and distribution costs resulting from increases in tons of product shipped.

Amortization and depreciation.    Amortization of intangibles for the year ended December 31, 2006 is related to the acquisitions of PNA and MSC, both completed in May 2006, which totaled $4.0 million for the period. There was no amortization expense for the year ended December 31, 2005. Depreciation decreased primarily due to the acquisition of PNA in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation in 2006 compared to 2005. This decrease was partially offset by additional depreciation expense of $0.3 million from the acquisition of MSC on May 31, 2006.

Flat Rolled Segment

The table below presents our results of operations for our Flat Rolled segment for the years ended December 31, 2005 and 2006 (Combined) (in thousands).

	Predecessor Year Ended December 31, 2005%		Combined Predecessor/ Successor Non-GAAP Year Ended December 31, 2006%
Net sales	$521,609		$481,977
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	457,467	87.6%	409,182	84.8%
Processing, distribution and S,G&A costs	48,866	9.4%	49,966	10.4%
Depreciation and amortization	5,542	1.1%	3,727	0.8%

Total operating costs and expenses	511,875	98.1%	462,875	96.0%

Operating income	$9,734	1.9%	$19,102	4.0%

Tons sold	645		613
Tons tolled	691		750

	1,336		1,363

Net sales.    Net sales including tolling income decreased $39.6 million, or 7.6%, from $521.6 million for the year ended December 31, 2005 to $482.0 million for the year ended December 31, 2006. The decrease was primarily related to a 5.1% decline in volumes sold combined with a 3.4% decline in average realized prices per ton, which were partially offset by an 8.5% increase in tolled volumes.

Cost of materials sold.    Cost of materials sold decreased $48.3 million, or 10.6%, from $457.5 million for the year ended December 31, 2005 to $409.2 million for the year ended December 31, 2006. The decrease was primarily related to a 5.7% decline in the average cost per ton of steel purchased combined with a 5.1% decline in volumes sold.

Processing, distribution, selling, general and administrative expenses.    Processing, distribution, selling, general and administrative expenses increased by $1.1 million, or 2.3%, from $48.9 million for the year ended December 31, 2005 to $50.0 million for the year ended December 31, 2006. The increase is primarily due to annual monitoring fees of $2.0 million (allocation based on 2005 net sales, out of an aggregate fee of $5.0 million) paid to Platinum which were offset by a decrease in pension related costs of $1.4 million principally related to curtailment of the Feralloy plans.

Amortization and depreciation.    Depreciation decreased primarily due to the acquisition of PNA in which estimated fair value of net assets acquired exceeded the purchase price. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets resulting in a reduction of the carrying value of property, plant and equipment and a corresponding decrease in depreciation in 2006 compared to 2005.

Corporate and Other

This category reflects administrative costs and expenses management has not allocated to its reportable segments. These costs include compensation for executive officers and support staff professional fees for audit, tax and legal services, consulting fees, travel and entertaining and depreciation and amortization.

Corporate expenses rose by $6.0 million, or 231% from $2.6 million for the year ended December 31, 2005 to $8.6 million for the year ended December 31, 2006. This was due to transaction bonuses of $3.9 million, increase in audit and other professional fees of $1.3 million and consultancy fees of $0.5 million.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2005

The table below presents our results of operations for the years ended December 31, 2004 and 2005 (in thousands).

	Predecessor
	Year Ended December 31, 2004	Year Ended December 31, 2005
Net sales	$1,210,213	$1,250,289
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	909,043	1,050,018
Processing, distribution and S,G&A costs	141,946	127,897
Depreciation	10,148	9,466

Total operating costs and expenses	1,061,137	1,187,381

Operating income	149,076	62,908
Interest expense	6,769	5,519
Income from equity investments	(1,607)	(1,546)

Income before minority interest and income tax expense	143,914	58,935
Minority interest	1,267	1,423

Income before income tax expense	142,647	57,512
Income tax expense	54,032	21,825

Net income	$88,615	$35,687

Tons sold	1,620	1,553
Tons tolled	596	691

	2,216	2,244

Net sales.    Net sales including tolling income increased $40.1 million, or 3.3%, from $1,210.2 million for the year ended December 31, 2004 to $1,250.3 million for the year ended December 31, 2005. The increase in sales was due to an increase in average realized prices of 7.5% and an increase in volumes tolled of 15.8%, partially offset by a decrease in volumes sold of 4.1%.

Cost of materials sold.    Cost of materials sold increased $141.0 million, or 15.5%, from $909.0 million for the year ended December 31, 2004 to $1,050.0 million for the year ended December 31, 2005. The increase in cost of materials sold was due to a 20.5% increase in the average cost per ton, off-set by a decrease in volumes sold of 4.1%. In addition, the increase in cost of materials sold of 15.5% from 2004 to 2005 was higher than the 3.3% increase in net sales over the same period. This was primarily due to a rapid increase in steel prices at the beginning of 2004 which resulted in higher margins experienced in 2004 prior to margins decreasing to more expected levels in 2005.

Processing, distribution, selling, general and administrative expenses.    Processing, distribution, selling, general and administrative expenses decreased by $14.0 million, or 9.9%, from $141.9 million for the year ended December 31, 2004 to $127.9 million for the year ended December 31, 2005. This decrease was primarily due to lower incentive compensation of approximately $11.8 million resulting from lower profits combined with lower bad debt expense of approximately $5.1 million, which were offset by increases in other processing, distribution, selling, general and administrative expenses of approximately $2.9 million which partially relates to an increase in tons shipped.

Interest expense.    Interest expense decreased $1.3 million, or 19.1%, from $6.8 million for the year ended December 31, 2004 to $5.5 million for the year ended December 31, 2005, primarily as a result of less debt required to support decreased working capital requirements, principally from reductions in inventory levels.

Income tax expense.    Income tax expense decreased from $54.0 million for the year ended December 31, 2004 to $21.8 million for the year ended December 31, 2005. Income tax expense represented 38.0% and 37.9% of income before income tax expense for the years ended December 31, 2004 and 2005, respectively.

Results by Segment—Year Ended December 31, 2004 Compared to Year Ended December 31, 2005

Long Products and Plate Segment

The table below presents our results of operations for our Long Products and Plate segment for the fiscal years ended December 31, 2004 and 2005 (in thousands).

	Predecessor Year Ended December 31, 2004%		Predecessor Year Ended December 31, 2005%
Net Sales	$654,561		$728,680
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	473,835	72.5%	592,551	81.3%
Processing, distribution and S,G&A costs	87,364	13.3%	76,412	10.5%
Depreciation and amortization	4,109	0.6%	3,910	0.5%

Total operating costs and expenses	565,308	86.4%	672,873	92.3%

Operating income	$89,253	13.6%	$55,807	7.7%

Tons sold	863		908

Net sales.    Net sales increased $74.1 million, or 11.3%, from $654.6 million for the year ended December 31, 2004 to $728.7 million for the year ended December 31, 2005. The increase was primarily related to a 5.2% increase in volumes sold and an increase in average realized price per ton of 5.8%.

Cost of materials sold.    Cost of materials sold increased $118.8 million, or 25.1%, from $473.8 million for the year ended December 31, 2004 to $592.6 million for the year ended December 31, 2005. The increase was primarily related to an 18.9% increase in the average cost per ton of steel purchased combined with a 5.2% increase in volumes sold. In addition, the increase in cost of materials sold of 25.1% from 2004 to 2005 was higher than the 11.3% increase in net sales over the same period. This was primarily due to a rapid increase in steel prices during 2004 which resulted in higher margins experienced in 2004 prior to margins decreasing to more expected levels in 2005.

Processing, distribution, selling and administrative expenses.    Processing, distribution, selling and administrative expenses decreased by $11.0 million, or 12.6%, from $87.4 million for the year ended December 31, 2004 to $76.4 million for the year ended December 31, 2005. The decrease was primarily related to a reduction in bonuses and incentives of $7.8 million and a reduction in bad debt costs of $5.3 million, offset by other processing, distribution, selling and administrative expense increases resulting from growth in segment net sales.

Flat Rolled Segment

The table below presents our results of operations for our Flat Rolled Segment for the years ended December 31, 2004 and 2005 (in thousands).

	Predecessor Year Ended December 31, 2004%		Predecessor Year Ended December 31, 2005%
Net Sales	$555,652		$521,609
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	435,208	78.3%	457,467	87.6%
Processing, distribution and S,G&A costs	51,023	9.2%	48,866	9.4%
Depreciation and amortization	6,018	1.1%	5,542	1.1%

Total operating costs and expenses	492,249	88.6%	511,875	98.1%

Operating income	$63,403	11.4%	$9,734	1.9%

Tons sold	757		645
Tons tolled	596		691

	1,353		1,336

Net sales.    Net sales including tolling income decreased $34.0 million, or 6.1%, from $555.6 million for the year ended December 31, 2004 to $521.6 million for the year ended December 31, 2005. The decrease was primarily related to a 14.8% decrease in volumes sold offset by a 9.2% increase in the average realized price per ton and an increase in tolled volumes of 15.8%.

Cost of materials sold.    Cost of materials sold increased $22.3 million, or 5.1%, from $435.2 million for the year ended December 31, 2004 to $457.5 million for the year ended December 31, 2005. The increase was primarily related to a 23.4% increase in the average cost per ton of steel purchased offset by a 14.8% decrease in volumes sold. In addition, the increase in the average cost per ton of steel of 23.4% from 2004 to 2005 was higher than the 9.1% increase in the average realized selling price per ton over the same period. This was primarily due to a rapid increase in steel prices at the beginning of 2004 which resulted in higher margins experienced in 2004 prior to margins decreasing to more expected levels in 2005.

Processing, distribution, selling, general and administrative expenses.    Processing, distribution, selling, general and administrative expenses decreased by $2.1 million, or 4.2%, from $51.0 million for the year ended December 31, 2004 to $48.9 million for the year ended December 31, 2005. The decrease was primarily related to a reduction in incentives paid in 2005 of approximately $3.1 million, based on lower profits.

Corporate and Other

This category reflects administrative costs and expenses management has not allocated to its reportable segments. These costs include compensation for executive officers and support staff, professional fees for audit and legal services, travel and entertaining and depreciation and amortization.

Corporate expenses fell by $1.0 million or 27.8% from $3.6 million for the year ended December 31, 2004 to $2.6 million for the year ended December 31, 2005. This was due mainly to a reduction in management bonuses of $0.8 million.

Liquidity and Capital Resources

Our primary sources of liquidity are borrowings under PNA’s revolving credit facility and our cash flow from operations. Under the terms of PNA’s revolving credit facility, we may borrow up to 65% of eligible inventory and 85% of eligible trade receivables. As of June 30, 2007, we had approximately $2.9 million of cash on hand and approximately $192.4 million available under PNA’s revolving credit facility. The following discussion of the principal sources and uses of cash should be read in conjunction with our Consolidated Statements of Cash Flows for the six months ended June 30, 2007, the periods from January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, and the year ended December 31, 2005 included elsewhere in this prospectus. See also “Selected Consolidated Financial Data” and our consolidated financial statements and notes thereto.

Operating and Investing Activities

Although we do not produce any metal, our financial performance is affected by changes in metal prices. When metal prices rise, the prices at which we are able to sell our products generally increase over their historical costs; accordingly, our margins and our working capital (which consists primarily of accounts receivable and inventory) tends to increase. Conversely, when metal prices fall, our margins and working capital tends to decrease. Our working capital (current assets less current liabilities) increased from $426.2 million at December 31, 2006 to $438.1 million at June 30, 2007 primarily due to an increase in accounts receivable of $18.8 million (including the allowance for doubtful accounts) and decrease in other payables and income taxes payable of $15.3 million and $8.4 million, respectively. These increases in working capital items were offset by decreases in cash and inventory of $10.0 million and $17.0 million, respectively, and an increase in accounts payable of $5.1 million. The increase in accounts receivable and accounts payable was primarily due to the higher level of net sales for the six months ended June 30, 2007 compared to the six months ended December 31, 2006. The decrease in cash was primarily due to additional purchase consideration that we paid to Preussag North America, Inc. in January 2007 relating to the purchase of PNA. This payment as well as the payment of $5.3 million in deferred consideration payable primarily accounted for the decrease in other payables. Income taxes payable decreased primarily due to the timing of payments at the end of fiscal year 2006 compared to payments made at June 30, 2007. Inventory levels in 2007 have declined in relation to levels on hand at the end of fiscal year 2006 due primarily to our concerted efforts to increase operating efficiencies and reduce inventory on hand. These efforts resulted in 37,000 fewer tons of product on hand at June 30, 2007 compared to December 31, 2006. Our working capital (current assets less current liabilities) increased from $247.1 million at December 31, 2005 to $426.2 million at December 31, 2006 primarily due to the increase in inventory of $165.4 million and the acquisition of working capital at MSC of $34.3 million.

Changes in steel prices also affect our liquidity because of the time difference between our payment for raw materials and collection of cash from our customers. We tend to pay for replacement materials (which are more expensive when steel prices are rising) over a shorter period than the time it typically takes to collect our accounts receivable after the sale of our products. As a result, when metal prices are rising, we tend to draw more on PNA’s revolving credit facility to cover the cash flow cycle from material purchase to cash collection. This cash requirement for working capital is higher in periods when we are increasing inventory quantities. When metal prices fall, we can replace our inventory at lower cost and, thus, generally do not need to access PNA’s revolving credit facility as much to cover the cash flow cycle. We believe our cash flow from operations, supplemented by the cash available under PNA’s revolving credit facility, will provide sufficient liquidity to meet the challenges and obligations we face during the current metal price environment.

We have recently implemented several expansion projects to increase capacity at certain of our facilities and we are in the planning phase of additional projects. During the year ended 2006, we built a new blast paint facility in Morgan City, Louisiana that has given us access to the Gulf Coast shipbuilding industry. We have added a recoiler at the Portland, Oregon facility of one of our joint ventures which will enable us to participate in the 1,300 mile “Rockies Express” natural gas pipeline project. In addition, we are in the planning phase of four additional expansion projects that are expected to increase our capacity beginning in 2008. We are confident that we will be able to finance such expansion projects in the future from operating cash flows, and if necessary, we expect to have borrowing capacity under PNA’s revolving credit agreement or to obtain other financing as needed to implement future planned projects.

As of June 30, 2007, (i) the aggregate principal amount outstanding under PNA’s revolving credit facility is $167.4 million, (ii) the aggregate principal amount outstanding under the Preussag Seller Note (as defined herein) is $11.0 million, (iii) the aggregate principal amount of Floating Rate Notes outstanding is $170.0 million and (iv) the aggregate principal amount of PNA Notes outstanding is $250.0 million.

The interest rate per annum applicable to revolver loans made or outstanding under PNA’s revolving credit facility as base rate loans is equal to the base rate in effect, and the interest rate per annum applicable to revolver loans made or outstanding under PNA’s revolving credit facility as LIBOR loans is equal to the relevant adjusted LIBOR rate for the applicable interest period selected by PNA, in each case plus an applicable margin percentage. There are no principal payments required under the revolving credit facility until May 2011, the maturity date thereof. Interest accrues on the outstanding principal amount of the Preussag Seller Note at 8% per annum, and, subject to certain exceptions, we must make principal payments of $1 million on each anniversary of the issuance of the Preussag Seller Note. The Floating Rate Notes mature in 2013 and interest thereon is currently payable on a quarterly basis at three-month LIBOR plus a spread; however, we anticipate repaying the Floating Rate Notes in full with the proceeds of this offering. The PNA Notes mature in 2016 and interest thereon is payable semiannually at a rate of 10 3/4% per annum.

PNA’s senior secured credit facility requires that PNA comply with a consolidated fixed charge coverage test if a “trigger event” occurs. A trigger event occurs when average availability under the revolving credit facility during a consecutive 5 business day period is less than $35 million, or availability is less than $30 million at the close of business on any business day. Under the consolidated fixed charge coverage test, the consolidated fixed charge coverage ratio equals (x) “consolidated EBITDA” for the applicable period minus unfinanced capital expenditures for such period minus cash income taxes paid minus distributions over (y) (without duplication) “consolidated fixed charges” for such period. Consolidated EBITDA means, for any fiscal period of PNA, on a consolidated basis (without duplication), an amount equal to the sum for such fiscal period of (i) consolidated adjusted net earnings, plus (ii) provision for taxes based on or determined by reference to income, plus (iii) consolidated interest expense, plus (iv) depreciation, amortization and other non-cash charges. Consolidated fixed charges means, on a consolidated basis, the sum of PNA’s (i) cash interest expense in respect of its funded debt (including with respect to the Preussag Seller Note but excluding interest with respect to the Preussag Seller Note that has been paid through a distribution), plus (ii) scheduled payments of principal on our funded debt, paid during such period (excluding the revolver loans and excluding payments on the Preussag Seller Note that have been paid through a distribution) plus (iii) to the extent not covered in the foregoing clause (ii), principal payments made during such period on subordinated debt (excluding payments on the Preussag Seller Note that have been paid through a distribution).

In addition, PNA’s senior secured credit facility also includes certain customary negative covenants, such as restrictions on our ability and the ability of its subsidiaries to incur additional indebtedness or liens, pay dividends (only to the extent that availability under the revolver is less than $40 million), make certain investments, engage in business combinations, sell assets or transact with affiliates. Both the Floating Rate Notes and the PNA Notes contain similar negative covenants to those contained in PNA’s senior secured credit facility.

The payment obligations under any indebtedness of our subsidiaries or us and the restrictive covenants contained in the documents governing such indebtedness may (i) limit our ability to use our cash flow, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes and (ii) require us to use a substantial portion of our cash flow from operations to make debt service payments.

During the periods from January 1, 2006 to May 9, 2006 and from May 10, 2006 to June 30, 2006, net cash used in operating activities was $23.1 million and $12.4 million, respectively, which, combined, total

$35.5 million net cash used in operations for the six months ended June 30, 2006. Net income for the six months ended June 30, 2006 (Combined) totaled $23.7 million. Therefore, the difference between net income and net cash used by operations for the six months ended June 30, 2006 was $59.2 million, which primarily related to cash used for increases in inventory of $75.7 million and accounts receivable of $38.5 million. Inventory levels increased due to a somewhat overstocked inventory position in 2006 caused by extended lead times from steel mills, growth of our operations in 2006 and increases in the market prices of steel over the prior year. Accounts receivable increased due to higher sales in the period and increased steel prices in 2006 compared to the prior year. Partially offsetting these were a decrease in other current assets of $11.7 million and increases in accounts payable and accruals of $38.3 million which were primarily the result of timing of certain payments as well as increases in sales levels and steel prices over prior periods.

During the periods from January 1, 2006 to May 9, 2006 and from May 10, 2006 to December 31, 2006, net cash used in operating activities was $23.1 million and $50.5 million, respectively, which, combined, total $73.6 million net cash used by operations for the year ended December 31, 2006. Net income for the year ended December 31, 2006 (Combined) totaled $58.1 million. Therefore, the difference between net income and net cash used by operations for the year ended December 31, 2006 was $131.7 million, which primarily related to cash used for increases in inventory of $165.4 million due to a somewhat overstocked inventory position level at the end of 2006 caused by extended lead times from steel mills, growth of our operations in 2006 and increases in the market prices of steel over prior years. Also contributing to net cash used in operations were increases in other working capital asset accounts of $24.9 million partially offset by increases in working capital liability accounts of $47.4 million. During the year ended December 31, 2005, net cash provided by operating activities was $153.1 million, primarily due to a reduction of the quantity of steel held in inventory as we moved from an overstocked position at the end of 2004 to a normal level by December 2005 due to growth of our operations.

Net cash used in investing activities was $2.5 million for the period from January 1, 2006 to May 9, 2006 related to purchases of property, plant and equipment. Net cash used in investing activities was $315.7 million for the period from May 10, 2006 to June 30, 2006 of which $53.7 million related to the acquisition of MSC and $261.6 million related to the acquisition of PNA.

Net cash used in investing activities was $316.7 million for the period from May 10, 2006 to December 31, 2006. Of this amount, $53.7 million was related to the acquisition of MSC and $261.6 million to the acquisition of PNA, $4.6 million was received from the sale of our Cleveland facility in July 2006 and $4.9 million of capital expenditures was incurred for the period from May 10, 2006 to December 31, 2006. Net cash used in investing activities was $4.5 million and $3.1 million for the years ended December 31, 2005 and 2004, respectively, mainly for purchases of property, plant and equipment.

During the six months ended June 30, 2007, net cash provided by operating activities was $8.7 million. Net income for the period was $15.7 million, of which $5.7 million related to non-cash depreciation and amortization charges. Therefore, the difference between net income plus depreciation and amortization and net cash used in operations for the six months ended June 30, 2007 was $12.7 million, which primarily related to an increase in accounts receivable of $19.2 million and decreases in accruals and income tax payable of $10.9 million and $11.3 million, respectively. The changes in these working capital items were partially offset by decreases in inventory of $17.0 million and other assets of $4.1 million and an increase in accounts payable of $5.1 million. The increase in accounts receivable was primarily related to increased sales levels in the second quarter of 2007 compared to the fourth quarter of 2006. Inventory levels in 2007 have declined in relation to levels on hand at the end of fiscal year 2006 due primarily to our concerted efforts to increase operating efficiencies and reduce inventory on hand. These efforts resulted in 37,000 fewer tons of product on hand at June 30, 2007 compared to December 31, 2006. The change in accruals primarily relates to the payment of amounts owed to the formers owners of PNA and MSC totaling $13.3 million.

Net cash used in investing activities was $13.7 million for the six months ended June 30, 2007, of which $8.3 million related to purchases of property, plant and equipment and $5.3 million related to the payment of deferred consideration to the former stockholders of MSC.

Financing Activities

Net cash provided by financing activities was $24.8 million for the period from January 1, 2006 to May 9, 2006, primarily from term loan proceeds of $85.0 million offset by payments on PNA’s revolving credit facility of $54.5 million, $3.4 million in deferred financing costs incurred related to PNA’s senior secured credit facility and $2.0 million in dividends paid. Net cash provided by financing activities was $333.0 million for the period from May 10, 2006 to June 30, 2006, primarily from the net proceeds of borrowings under PNA’s revolving credit facility of $216.8 million, the issuance of $17.5 million in common stock to Platinum in connection with the Platinum Acquisition and loans from Platinum of $99.2 million, of which $45.0 million was used to finance the acquisition of PNA and $54.2 million was used to finance the acquisition of MSC.

Net cash provided by financial activities was $378.6 million for the period from May 10, 2006 to December 31, 2006, primarily from the proceeds of the PNA Notes, the mortgages on our real estate properties and the issuance of $17.5 million common stock to Platinum in connection with the Platinum Acquisition. Net cash used in financing activities was $149.1 million for the year ended December 31, 2005 primarily related to repayment of the revolver and term loans under PNA’s senior secured credit facility. Net cash provided by financing activities was $50.9 million for the year ended December 31, 2004 primarily related to net proceeds of our revolving credit facility of $79.9 million under PNA’s senior secured credit facility partially offset by repayment of a $20.0 million subordinated loan that had been extended to us by the parent of Preussag North America, Inc.

Net cash used in financing activities was $5.1 million for the six months ended June 30, 2007 which includes dividends to stockholders of $166.9 million as well as payments of deferred financing costs primarily related to the Floating Rate Notes of $5.2 million, payments for deferred initial public offering costs of $1.0 million, payments of dividends to minority interest holders of $0.8 million and a $1.0 million payment on the Preussag Seller Note offset by the net proceeds of the Floating Rate Notes of $167.0 million and net borrowings under PNA’s revolving credit facility of $3.0 million

Floating Rate Notes.    On February 12, 2007, PNA Intermediate issued $170.0 million aggregate principal amount of its Senior Floating Rate Toggle Notes due 2013, or the Floating Rate Notes. The Floating Rate Notes were offered for sale to the initial purchasers at 98.25% of their principal amount plus accrued interest from and including the date of issuance.

Cash interest on the Floating Rate Notes accrues at a rate per annum, reset quarterly, equal to three-month LIBOR plus the Spread (as defined below), and PIK interest, if any, will accrue at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.75% plus the Spread. The Spread is 7.00% plus (1) 0.50% for each interest period commencing on or after the earlier of either the date that is 90 days following the consummation of a specified equity offering by PNA Intermediate or any of its direct or indirect parent companies and the first anniversary of the date of issuance of the Floating Rate Notes and (2) an additional 0.50% on or after the first anniversary of the date that is 90 days following the consummation of any such specified equity offering or the second anniversary of the date of issuance of the Floating Rate Notes, as applicable. The initial interest payment on the Floating Rate Notes is payable in cash. For any interest period thereafter, PNA Intermediate may elect to pay interest (1) entirely in cash or (2) entirely by increasing the principal amount of the outstanding Floating Rate Notes or by issuing additional paid-in-kind, or PIK, notes. If PNA Intermediate elects to pay PIK interest, PNA Intermediate will increase the principal amount of the Floating Rate Notes or issue new Floating Rate Notes in an amount equal to the amount of PIK interest for the applicable interest payment period to holders of the Floating Rate Notes on the relevant record date. The Floating Rate Notes will mature on February 15, 2013.

The Floating Rate Notes are not guaranteed by any of PNA Intermediate’s subsidiaries, and are unsecured and rank equally in right of payment with all of PNA Intermediate’s senior debt and senior in right of payment to all of PNA Intermediate’s subordinated debt. The Floating Rate Notes will be effectively junior to any secured debt of PNA Intermediate to the extent of the collateral securing such debt.

The indenture governing the Floating Rate Notes contains restrictions on dividends payable by PNA Intermediate to us. These restrictions are based on our consolidated net income and other factors, although PNA Intermediate may pay dividends not in excess of $7.5 million in the aggregate that are not subject to such restrictions.

The net proceeds of the Floating Rate Notes were used by PNA Intermediate to pay a cash dividend of approximately $162.5 million to us on February 12, 2007, and on that date we paid a dividend of $70.0 million to Platinum. PNA Intermediate incurred $4.5 million in closing fees and expenses in connection with the offering and the Floating Rate Notes were offered at a discount of $3.0 million, both of which have been capitalized and are being amortized to interest expense over the life of the Floating Rate Notes. On May 14, 2007, we paid a cash dividend to Platinum of $96.8 million, of which $92.5 million related to the remaining proceeds of the Floating Rate Notes.

The Floating Rate Notes include registration rights under a registration rights agreement whereby in the event PNA Intermediate does not meet certain timetables for registering the Floating Rate Notes with the Securities and Exchange Commission, or the SEC, PNA Intermediate will be required to pay additional interest in certain circumstances. The registration rights agreement relating to the Floating Rate Notes requires that an initial registration statement be filed with the SEC within 270 days of issuance of the Floating Rate Notes, and the registration statement must become effective within 390 days of issuance. However, we intend to repay the Floating Rate Notes with a portion of the net proceeds of this offering.

PNA Notes.    On August 15, 2006, PNA issued $250.0 million aggregate principal amount of its 10 3/4% Senior Notes due 2016, or the PNA Notes. Interest on the PNA Notes accrues at a rate of 10 3/4% per year, payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing March 1, 2007. The PNA Notes will mature on September 1, 2016. Each of PNA’s existing domestic subsidiaries that guarantee obligations under its senior secured credit facilities jointly, severally, fully and unconditionally guarantee the PNA Notes on a senior unsecured basis. If PNA creates or acquires a new domestic subsidiary, then that subsidiary will guarantee the PNA Notes on a senior unsecured basis to the extent such subsidiary guarantees any other debt of PNA, unless PNA designates the subsidiary as an “unrestricted subsidiary” under the indenture governing the PNA Notes. The PNA Notes are unsecured and rank equally in right of payment with all of PNA’s senior debt and senior in right of payment to all of PNA’s subordinated debt. The guarantees of the PNA Notes rank equally in right of payment with the guarantors’ existing and future senior obligations and senior in right of payment to their existing and future subordinated obligations. The PNA Notes and guarantees will be effectively junior to any of PNA’s or the guarantors’ secured debt, as applicable, to the extent of the collateral securing such debt.

The indenture governing the PNA Notes contains restrictions on dividends payable by PNA to us. These restrictions are based on our consolidated net income and other factors, although PNA may pay dividends not in excess of $15 million in the aggregate that are not subject to such restrictions. The restriction on payment of dividends by PNA to PNA Intermediate results in a restriction on our retained earnings. Approximately $36.4 million of PNA’s retained earnings were unrestricted, and therefore available for payment of dividends, as of June 30, 2007.

The PNA Notes include registration rights under a registration rights agreement whereby in the event PNA does not meet certain timetables for registering the PNA Notes with the SEC, PNA will be required to pay additional interest in certain circumstances. The registration rights agreement relating to the PNA Notes requires that an initial registration statement be filed with the SEC within 270 days of issuance of the PNA Notes, and the registration statement must become effective within 390 days of issuance. PNA filed the initial registration statement on Form S-4 with the SEC on May 14, 2007 and subsequently filed amendments no. 1 on July 31, 2007 and no. 2 on August 8, 2007, respectively. The SEC declared the registration statement effective August 9, 2007.

Approximately $82.5 million of the net proceeds of the PNA Offering were used to permanently repay outstanding term loans under PNA’s senior secured credit facility. In addition, approximately $143.8 million of the net proceeds from the PNA Offering were used to reduce the outstanding balance under PNA’s revolving credit facility. The balance of the net proceeds from the PNA Offering were used to make a return of capital of approximately $16.1 million to Platinum and to pay transaction costs and expenses. PNA incurred $7.6 million in closing fees and expenses in connection with the PNA Offering, which have been capitalized and included in “Deferred financing costs, net” in the balance sheet of PNA. These costs are being amortized over the life of the PNA Notes, using the effective interest method.

Senior Secured Credit Facilities.    In connection with the Platinum Acquisition, on May 9, 2006, PNA amended and restated its senior secured credit agreement. PNA’s senior secured credit facilities provide for senior secured financing of up to approximately $460 million, of which $85.0 million was a term loan facility that was permanently repaid with the proceeds of the PNA Offering. As of June 30, 2007, $167.4 million was outstanding under the revolving credit facility. Approximately $290.7 million of the proceeds from the senior secured credit facilities were used to pay acquisition consideration and to refinance existing indebtedness in connection with the Platinum Acquisition. Approximately $38.0 million of the proceeds from the senior secured credit facility were used to pay acquisition consideration in connection with the MSC Acquisition. Proceeds of the PNA Offering were used to repay in full the term loans and $143.8 million of the revolving loan facility under PNA’s senior secured credit facilities.

Indebtedness under PNA’s senior secured credit facilities is guaranteed by PNAG Holding and by PNA’s current and future subsidiaries (with certain agreed exceptions) that are not borrowers thereunder, and is secured by a first priority security interest in substantially all of PNA’s, and current and future subsidiaries’ existing and future property and assets (subject to certain agreed exceptions), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, owned cash and cash proceeds of the foregoing, real estate and first priority pledge of PNA’s capital stock, of the guarantor subsidiaries and 66% of the stock of PNA’s foreign subsidiaries.

The interest rate per annum applicable to revolver loans made or outstanding as base rate loans is equal to the base rate in effect, and the interest rate per annum applicable to revolver loans made or outstanding as LIBOR loans is equal to the relevant adjusted LIBOR rate for the applicable interest period selected by PNA, in each case plus an applicable margin percentage.

On the first business day of each month PNA is required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

PNA’s senior secured credit facilities require, subject to certain conditions, that PNA comply with a consolidated fixed charge coverage test. In addition, PNA’s senior secured credit facilities include certain customary negative covenants and contain certain customary representations and warranties, affirmative covenants and events of default.

The primary factor affecting our borrowings is our working capital position, and the primary elements of working capital are inventory and trade receivables.

Under the terms of PNA’s revolving credit facility, PNA may borrow up to 65% of eligible inventory plus 85% of eligible trade receivables. We currently have $180 million of availability under the revolving credit facility plus an additional $40 million of suppressed availability (i.e. additional borrowing capacity based on eligible inventory and accounts receivable that is presently limited by the $375 million maximum amount of the facility).

We believe that our cash flow from operations, supplemented with the cash available under PNA’s revolving credit facility, will provide us with sufficient liquidity over both the short term (next twelve months) and long term, in each case to meet the challenges and obligations that we face during any foreseeable metal price environment. Additionally, we intend to seek out value–added businesses that we can acquire at reasonable prices. We intend to use cash flows from operations and excess cash available under PNA’s revolving credit facility to fund future acquisitions.

Related Parties

PNAG Holding entered into a $12 million seller note with Preussag North America, Inc., PNA’s former stockholder, in connection with the Platinum Acquisition on May 9, 2006. As of June 30, 2007, $11.0 million was outstanding on the Preussag Seller Note as we made a regularly scheduled $1.0 million principal payment in 2007. Interest on the Preussag Seller Note accrues at a rate of 8% per annum. Interest costs on the Preussag Seller Note were $0.6 million and $0.5 million for the period May 10, 2006 to December 31, 2006 and the six months ended June 30, 2007, respectively. Of these amounts, $0.2 million was owed as of December 31, 2006 and recorded in other payables in the Consolidated Balance Sheet and no accrued interest was owed as of June 30, 2007. In addition, in connection with the Platinum Acquisition, $8.0 million was paid to Preussag North America, Inc. in 2007 related to settlement of certain preacquisition tax liabilities in accordance with the Merger Agreement. No such additional payments are owed to Preussag North America, Inc.

During the period from May 10, 2006 to December 31, 2006, Platinum and its affiliates extended two loans to us, one for $45 million and the other for $54.2 million, for the primary purposes of consummating the Platinum Acquisition and the MSC Acquisition. For each of these loans, the principal was repaid, together with accrued interest, prior to December 31, 2006. Interest on both loans accrued at a rate of 10.0% per annum on outstanding balances. Interest costs incurred and included in the Consolidated Statement of Income for the period from May 10, 2006 to December 31, 2006 totaled $2.6 million.

PNA paid cash dividends of $2.0 million to Preussag North America, Inc. during the period from January 1, 2006 to May 9, 2006. Dividends paid by PNAG Holding to Platinum included $2.9 million paid during the period from May 10, 2006 to December 31, 2006, $70 million paid on February 12, 2007 out of the proceeds of the PNA Intermediate Offering and approximately $96.8 million paid on May 14, 2007, which includes the remaining $92.5 million of proceeds from the PNA Intermediate Offering.

Effective May 17, 2007, we adopted a Participation Plan for the purpose of providing incentive compensation to our key employees. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in our value. The performance units are payable to participants upon the occurrence of a “qualifying event” defined as (1) a sale of any of our common stock by Platinum (other than a sale to our affiliates), (2) the consummation of a public offering of our stock owned by Platinum or its affiliates or (3) the payment of cash dividends by us to Platinum (other than dividends arising out of or relating to any real estate owned by us or our subsidiaries as of the effective date of the Participation Plan). The participants initially vested 25% at the inception of the Participation Plan and vest an additional 25% each year over three years. Any vested amounts paid under the Participation Plan will be treated as compensation at the PNA level. The Participation Plan expires on December 31, 2017, and all performance units terminate upon the termination or expiration of the Participation Plan. Subject to certain exceptions, upon a termination of employment, all performance units granted to a participant will be forfeited.

PNA pays Platinum Advisors an annual monitoring fee pursuant to a corporate advisory services agreement which will be amended in connection with this offering to provide for $             million payable by PNA to Platinum Advisors as consideration for terminating the annual monitoring fee. See “Certain Relationships and Related Party Transactions—Services Agreement.” PNA paid Platinum $2.5 million during the six months ended June 30, 2007 pursuant to its annual monitoring fee obligation.

Retirement Benefits and Compensation

We have two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan, which together we refer to as the Plans. Of the noncontributory, defined benefit pension plans, one covers substantially all Feralloy nonunion employees who have attained age 21 and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy also has a nonqualified, unfunded retirement plan, which we refer to as the SERP, to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy purchased Company-owned life insurance contracts on the related employees.

Effective December 31, 2006, we adopted a change to freeze the benefits under our Non-Union Pension Plan, a defined benefit pension plan, and instituted a new defined contribution plan effective January 1, 2007. On October 30, 2006, Feralloy’s Board of Directors authorized a change to freeze the benefits under its SERP.

Implementation of the changes to the SERP was effective March 1, 2007 to allow for appropriate notice to affected employees and provide time necessary for essential actuarial studies and analysis with respect to the design change and preparation of operative documents. As a result, in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, we recognized a curtailment gain of $2.2 million in the fourth quarter of fiscal year 2006 related to freezing benefits of its Non-Union Pension Plan and $0.7 million during the six months ended June 30, 2007 related to freezing benefits of its SERP.

Projected future benefit obligations of our pension plans are in excess of the current fair value of the plans’ assets. The underfunded status of the plans of $5.3 million at December 31, 2006 is recorded as a liability on our Consolidated Balance Sheet. The plans have been frozen as of December 31, 2006 and no more benefits will accrue under the plans, and the plans’ benefit obligations are expected to be paid over a period of time as employees vested under the plan retire in the future. As such, we have elected not to fund the shortage immediately and expect to be able to provide sufficient funding in the future for the plans to meet all obligations.

We have implemented a management incentive plan in the form of a Participation Plan. See “—Related Parties” above.

Commitments, Contingencies and Contractual Obligations

We are involved in several legal proceedings, claims and litigation arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding or claim will not have a material adverse effect on our consolidated financial position or on our consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.

Subsequent to June 30, 2007, we determined that the quality of certain material we received primarily during the second quarter of fiscal year 2007 from steel traders dealing with certain foreign suppliers is inconsistent with the mill’s certification of the steel specifications that accompanied such material. We are currently in a dispute with such steel traders regarding the quality of specific orders of steel purchased from these suppliers. Management believes there may be limited ability to ultimately recover from the foreign suppliers to the extent that any valid claims are made against us for which we do not carry, or do not carry sufficient, insurance coverage. As we, consistent with industry practice, do not generally perform independent testing of the steel we receive from mills with mill certifications, we are currently evaluating the extent to which we may have received similarly non-conforming steel from foreign suppliers through various steel traders in prior periods. Management is not able at this time to determine what, if any, effect these events may have on our consolidated financial position or consolidated results of operations in the future.

We had purchase commitments of approximately $248.1 million for inventory at June 30, 2007. These commitments were made to assure us a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.

The consolidated group leases real estate, office space, data processing equipment, automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.

As of December 31, 2006, PNAG Holding’s future contractual obligations include the following (in millions):

	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
Long-term debt obligations	$476.3	$1.8	$3.8	$175.4	$295.3
Interest expense	336.9	41.5	82.6	75.1	137.7
Long-term lease obligations	19.4	4.6	6.5	3.1	5.2
Purchase obligations	259.0	259.0	—	—	—

Total	$1,091.6	$306.9	$92.9	$253.6	$438.2

As of December 31, 2006, after giving pro forma effect to the PNA Intermediate Offering, our obligations would have included the following (in millions):

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt obligations	$646.3	$1.8	$3.8	$175.4	$465.3
Interest expense	462.9	62.5	124.6	117.1	158.7
Long-term lease obligations	19.4	4.6	6.5	3.1	5.2
Purchase obligations	259.0	259.0	—	—	—

Total	$1,387.6	$327.9	$134.9	$295.6	$629.2

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The application of this Statement relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The definition of fair value retains the exchange price notion and clarifies that the exchange price is the price in an orderly transaction between market participants. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability. SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. Adoption is required as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied. We are in the process of evaluating what, if any, impact the adoption of SFAS 157 may have on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits companies to measure financial instruments and certain other assets and liabilities at fair value on an instrument by instrument basis. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that select different measurement attributes for similar types of assets and liabilities. We are in the process of evaluating what, if any, effect adoption of SFAS 159 may have on our financial statements when SFAS 159 is adopted effective January 1, 2008.

Seasonality

We sometimes experience a minor reduction in our business during the winter months because of inclement weather conditions, which have an effect on the non-residential construction industry and on our ability to deliver steel to customers.

Inflation Risk

Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had, and is not likely in the foreseeable future to have, a material impact on our results of operations. However, as described above, increases in the price of steel can negatively affect cash flow in our operations.

Quantitative and Qualitative Disclosures About Market Risk

During the past several years, the base price of carbon steel has fluctuated significantly. Declining prices could reduce our operating income levels which are lower than our historical levels. Higher levels of inventory at steel service centers and end-use customers could cause competitive pressures which could also compress operating income. Steel prices began increasing at the end of the third quarter of 2005 and remained relatively level during the fourth quarter of 2005 and the first quarter of 2006. Steel prices began increasing during the second quarter of 2006. While we have been successful in the past in passing on producers’ price increases and surcharges to our customers, there is no guarantee that we will be able to pass on price increases to our customers during 2007 and beyond. The possibility also exists that steel prices may decrease at some point during 2007 which could result in lower sales, gross margin and income.

We are exposed to the impact of interest rate changes and fluctuating steel prices. In September 2003 PNA entered into an interest rate swap agreement with its secured lender for a notional $75 million derivative that swapped the floating LIBOR rate on its senior secured credit facilities with a fixed rate. This interest rate swap agreement expired in September 2006 and was replaced with a three year fixed to floating rate notional $50 million derivative. The fair market value of the interest rate swap is the estimated amount that PNA would receive or pay to terminate the swap agreements at any point in time. We entered into three additional interest rate swap agreements for a total of $50 million in June 2006 for a 3 year period commencing October 1, 2006 with each of Bank of America, N.A., Wachovia and LaSalle. These agreements also reduce the impact of changes in interest rates on our floating rate debt. We have not entered into any steel commodity hedge transactions for speculative purposes or otherwise. See our consolidated financial statements and notes thereto.

Internal Control Over Financial Reporting

In conjunction with the review of the consolidated financial statements for the period ended September 30, 2006, our independent registered public accounting firm issued a letter, dated January 29, 2007, to our Board of Directors identifying material weaknesses in the design and operation of internal control over financial reporting. This letter elaborates on a communication initially reported to us by our independent registered public accounting firm on July 19, 2006, in which we were informed that during their review of our consolidated financial statements as of and for the period ended March 31, 2006, material weaknesses had been identified. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The detail and nature of these material weaknesses are as follows:

The following was reported July 19, 2006:

•

Accounting and finance resources: We had not maintained a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in financial controls, the application of generally accepted accounting principles, and a general understanding of reporting requirements for SEC registrants commensurate with our financial reporting requirements. We determined that, as of March 31, 2007, we had remediated this material weakness;

The following were reported January 29, 2007:

•

Financial control environment: We did not maintain fully documented and effectively communicated accounting policies and procedures throughout the organization. We determined that, as of March 31, 2007, we had remediated this material weakness; and

•

Period-end close and financial reporting: We did not maintain effective controls over certain period-end financial close and reporting processes. This includes failure to follow an effective monthly/quarterly financial close and consolidation schedule incorporating critical and realistic timing, pre-established analytics, and comprehensive corporate review. This control deficiency resulted in errors in the statement of cash flows and equity that necessitated restatements of quarterly financials in 2006. This material weakness, which we have determined has not yet been remediated, could result in a material misstatement of the consolidated financial statements that would not be prevented or detected; in addition, this matter could impact our ability to file future Form 10-K and Form 10-Q reports within the time periods required for SEC registrants.

The following actions, among others, have been taken as remediation measures to address such material weaknesses:

•

A corporate controller has been hired by us, and we have contracted with outside consulting resources in the form of SEC and tax advisory services. In April 2007, we hired William S. Johnson, Senior Vice President of Finance of PNA, a former chief financial officer of an SEC reporting company in the metals service center industry. We have also engaged a national financial services consulting company specializing in internal auditing and Sarbanes-Oxley Section 404 compliance services; and

•

We implemented additional procedures to more effectively handle the period-end close process, and procedures were initiated for quarter-end certifications and financial disclosure checklists that were reviewed by a newly formed Disclosure Committee commencing with our June 2007 quarter.

Efforts to remediate those material weaknesses related to control deficiencies in our period-end close and financial reporting processes are in-process and ongoing. A period of time will be required to completely implement these steps, document and test their operational effectiveness and provide evidence of their effectiveness. We believe that we are making significant progress with respect to maintaining effective controls over the above-mentioned period-end financial close and reporting processes.

We plan to work closely with our consultants and financial management to provide the resources required to expeditiously remediate these material weaknesses and monitor ongoing compliance with significant controls as identified; however, we may encounter unexpected difficulties or delays in completing this process. Accordingly, material weaknesses may still exist when we report on the effectiveness of our (i) disclosure controls and procedures as will be required with each periodic report we file under the Securities Exchange Act of 1934, as amended, and (ii) internal control over financial reporting for purposes of our reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 after this offering.

BUSINESS

We are a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customer base, which is largely comprised of fabricators and original equipment manufacturers across a diversified group of industries, including the non-residential construction, machinery and equipment manufacturing, oil and gas, telecommunications and utilities markets. We distribute a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, and we also perform a variety of value-added processing services for our customers. During 2006, we served more than 9,200 customers and we believe we are a crucial part of our customers’ supply chains, providing steel distribution and processing services that steel producers are typically not equipped or willing to undertake for end-users. Using sophisticated inventory and distribution information systems developed specifically for the steel service center industry, we provide just-in-time delivery to many of our customers, which enables them to manage their working capital costs better. Our steel service center facilities are strategically located in high density or high population growth areas in the United States, which puts us in a position to take advantage of growing markets and market trends. For the year ended December 31, 2006, we had combined net sales of approximately $1.56 billion and combined net income of approximately $58 million, and we generated combined pro forma net sales of approximately $1.63 billion and pro forma EBITDA of approximately $147 million. For a description of our EBITDA and a reconciliation to our net income, see Note 2 to “Summary Historical Consolidated and Pro Forma Combined Financial Data.”

We intend to opportunistically pursue strategic acquisitions that will increase our scale, grow our market share of value-added products and expand our business. For example, with the consummation of the acquisition of Metals Supply Company, Ltd., or MSC, a leading structural steel service center and distributor in the Gulf Coast region of the United States, we now operate 21 steel service centers nationally, as well as manage five joint ventures that operate a total of seven service centers.

Our business is organized into two reportable segments: Long Products and Plate, or Long Products, and Flat Rolled Products, or Flat Rolled:

Long Products and Plate Segment (69% of 2006 combined net sales).    Our Long Products segment operates 16 facilities throughout the Southwest, New England, Mid-Atlantic, Midwest and Southeast regions of the United States. This segment distributes structural beams, tubing, plates, sheets, pipes, channels, angles, flats, rounds, reinforcing and merchant bar, bar grating and floor plate. Through our Long Products segment, we also provide value-added steel processing capabilities that include saw-cutting, T-splitting, cambering, high speed drilling and tapping, press braking, shearing, punching, grinding, ultrasonic testing, plasma and plate burning with full computer-aided design capabilities. We market these products and services under four regional brands: Infra-Metals, Delta Steel, Metals Supply Company and Smith Pipe & Steel. Slightly over half of Long Products’ 2006 sales were to the non-residential construction market. The other major markets served by this segment include ship and barge building, railcar manufacturing, metal building fabrication, commercial and industrial fabricators, oil and gas, and telecommunications and utilities. Our ability to identify niche market opportunities has allowed us to increase our value-added services and broaden our customer base. For example, we have established and grown our presence in providing steel monopoles to the telecommunications and utility transmission markets, both of which are expanding markets. Two of our facilities in Texas operate 60-foot, 2,200-ton Pullmax press brakes to produce a major portion of the steel monopoles used in telecommunications towers and utilities transmission towers in these markets.

Flat Rolled Products Segment (31% of 2006 combined net sales).    Our Flat Rolled segment operates five facilities located in the Midwest, the South and California, as well as seven joint venture facilities. The Flat Rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the Flat Rolled facilities receives value-added processing such as temper-passing, leveling or slitting. Through this segment, we also perform a substantial amount of tolling, where we process steel for a fee, without taking either title to the inventory or the associated price risk of the steel. We market these products and services under our Feralloy brand. Customers include original equipment manufacturers in the machinery and equipment, tank, railcar, agricultural and construction industries. See Note 14 to our consolidated financial statements for financial information related to our reportable segments.

Industry Overview

Steel service centers operate as intermediaries between primary steel producers and end-users, which typically include fabricators and original equipment manufacturers, who require smaller quantities of more highly customized products delivered on a just-in-time basis. Due to smaller purchase sizes, producers historically have not dealt directly with end-users. By purchasing large quantities of steel from producers, steel service centers are able to take advantage of producer economies of scale resulting in lower costs of materials purchased. Because steel service centers purchase steel from a number of primary producers, they can maintain a consistent supply of various types of steel used by their customers. In turn, steel service centers allow customers to lower their inventory levels, decrease the time between the placement of an order and receipt of materials and reduce internal expenses, thereby helping these customers to manage their working capital in an efficient manner. However, unlike pure distributors that buy standard grades of steel in bulk from producers and resell them in smaller quantities to local end-users, steel service centers also engage in a variety of value-added processing operations, such as cutting, shaping or treating steel to particular customer specifications.

Purchasing magazine estimated in its May 4, 2006 issue that the combined U.S. and Canadian metal service center industry’s annual revenue was $115 billion in 2005. Based on our industry research, metal service centers represent the largest customer group of the U.S. domestic steel industry, accounting for approximately 47% of U.S. steel shipments in 2005. The metal service center industry remains highly fragmented, with over 500 companies operating in North America, based on internal Company estimates. Competition is based in large part on quality, price and the ability to provide value-added services such as working capital management and just-in-time delivery. Accordingly, the capital requirements (in terms of inventory levels and requisite machinery and working capital) needed to become a successful metal service center are a significant barrier to entry into the industry. Additionally, due to the geographic nature of the business, we have found that customers are usually located within approximately 250 miles of the service center or distributor, as transportation costs can make up a substantial portion of the cost to the customer. The geographic nature of the business also means that local supply and demand shape the competitive landscape, with each service center having its own set of regional competitors.

Our Strengths

We believe that a combination of our size and scale, our established position in the industry and our ability to carry significant amounts of inventory gives us an advantage over both our existing and potential competitors. Our strong competitive position in each of our markets is a result of numerous factors, including the following:

Leading Market Share Positions

We are one of the leading steel service center operators by volume in the United States, with 2006 annual volume of 2.6 million tons. Our steel service center facilities are located in high density or high population growth areas in the United States, including New England, the Mid-Atlantic, the Midwest, the Southeast and the Southwest, and we believe, in many cases, that our steel service centers are the number one or number two market share leaders in their respective geographic markets.

Demonstrated Ability to Grow Our Business

In May 2006 we completed the acquisition of MSC, which, on a pro forma basis, added $28 million to our 2006 EBITDA and gave us a significant market share position in structural products in the southwestern United

States. Since then we have continued to actively identify targets for our acquisition pipeline, which due to industry trends toward consolidation has never been stronger. This allows us to be highly selective and competitive in pursuing potential acquisitions.

Additionally, we continually monitor and evaluate important organic growth opportunities. Our new blast paint facility in Morgan City, Louisiana has given us access to the Gulf Coast shipbuilding industry. Our ability to add key machinery and equipment at our current facilities, such as the installations of 60-foot, 2,200-ton Pullmax hydraulic press brakes at our Houston and Fort Worth facilities, has allowed us to penetrate the niche market for steel monopoles used in telecommunications and utilities markets. Furthermore, our installation of a new recoiler at the Portland, Oregon facility of one of our joint ventures will enable us to participate in the 1,300 mile “Rockies Express” natural gas pipeline project.

Broad Product Offering in Multiple High-Growth Markets

We offer an extensive portfolio of steel products, including beams, square and rectangular tubing, channels, angles, flats, rounds, reinforcing bar, plates and floor plates, sheets, and flat rolled products such as hot, cold rolled and galvanized coil. Our extensive line of products enables us to serve high-growth end markets such as non-residential construction, oil and gas, telecommunications and industrial transmission markets, ship and barge building, railcar manufacturing and equipment manufacturers, while having very little exposure to the automotive or residential construction markets. The varied markets of our customers and the geographic diversity of our facilities enable us generally to weather fluctuations in economic patterns in any particular end market or region within the United States.

Exceptional Service to Large, Diversified Customer Base

We believe that our exceptional service, quality processing, reliability and broad product offering have enabled us to develop long-term relationships with a large, diverse and loyal customer base. During 2006, we shipped products to over 9,200 customers with an average invoice size of $4,200. We believe that we are an important link in our customers’ working capital chain. The majority of our customers require small quantities of our products, which prevents them from purchasing directly from major steel producers. Our facilities are strategically located within 250 miles of the majority of our customers, which combined with our inventory handling capabilities, enables us to provide rapid delivery to an increasing percentage of customers who demand just-in-time delivery while limiting freight costs.

State-of-the-Art Facilities with Value-Added Processing Capabilities

We operate state-of-the art processing facilities that enable us to provide highly efficient and value-added steel processing services to our customers. Since 1997, we have invested approximately $108 million to modernize our operations, closing eight outdated facilities and substantially expanding or opening nine facilities, thereby positioning us to enjoy solid organic growth. This modernization resulted in increased operating efficiency, which we believe gives us a cost advantage over many of our competitors.

Our facilities provide us with significant advantages over competitors who lack financial resources to invest in newer facilities. Such competitive advantages include newer equipment that reduces processing time and labor costs, efficient floor layouts tailored to specific products that improve process flow, and locations situated outside of congested urban areas that allow for easier and faster access by trucks. We believe that our 2006 average sales per facility of $72 million compares very favorably with our industry peers. Our facilities are also equipped to handle several modes of transportation including truck, rail and barge, and many facilities are in close proximity to deep water ports. Shipping by rail or barge significantly lowers freight costs. All of our facilities have processing capabilities such as slitting, cut-to-length, tempering, drilling, sawing, press braking, blasting, painting, oxy-fuel and high definition plasma cutting, enabling us to perform value-added processing on 19% of our Long Products and 98% of our Flat Rolled Products in 2006.

Strong Vendor and Joint Venture Partner Relationships

We have well-established, long-term relationships with some of the largest North American and international steel producers. In 2006, we purchased approximately 2.1 million tons of steel. Because of our scale, we believe we are a significant customer of our major steel suppliers, which enables us to receive volume discounts and maintain access to critical steel inventory in periods of tight supply. We have further solidified our relationships with vendors through our joint venture arrangements with a number of major steel producers. We have formed our current joint ventures with steel mills through the mutual provision of capital resources, with PNA managing the operations. The steel producers provide the majority of our joint venture business volume, on a tolling basis, which eliminates any inventory risk. Two of these joint venture facilities are located on supplier campuses, an indication of how closely we are integrated with our suppliers. We will seek to increase the number of our joint venture arrangements in order to further develop our relationships with suppliers and benefit from the increased sales volume.

Experienced Management Team

Members of our senior management team at the end of fiscal 2006 have an average of 25 years of experience in the steel industry and an average of 17 years of service with our company. They have successfully developed the Company into one of North America’s leading steel service centers by identifying and implementing value-added processing opportunities, reducing operating expenses, improving working capital management and closing select facilities.

On February 1, 2007 Maurice S. Nelson, Jr. became our Chief Executive Officer and President in place of PNA’s interim Chief Executive Officer, Christopher J. Moreton. Mr. Moreton remains our Chief Financial Officer. Previously, Mr. Nelson served for nine years as President, Chief Executive Officer, Chief Operating Officer and Director of Earle M. Jorgensen Company, a large distributor of metal products in North America. See “Management—Executive Officers and Directors.”

Our Strategy

We intend to continue to increase our net sales and profitability through the following strategies:

Organic Growth through Further Expansion into High-Growth End Markets

We aim to grow organically by expanding geographically and adding new value-added services in high-growth end markets. An example of our geographic growth includes the establishment of our recent Marseilles, Illinois, facility, which has enabled us to service the large concentration of structural steel fabricators in the commercial and industrial construction market in the Midwest. We also built a facility in Petersburg, Virginia on the campus of one of our suppliers, Chaparral Steel, to expand our customer base in the Mid-Atlantic, and have now established a significant customer base among structural steel fabricators in commercial and industrial construction markets as well as the rail car market in this region. Recent examples of our new value-added services include the installation of 60-foot, 2,200-ton Pullmax hydraulic press brakes at our Houston and Fort Worth, Texas facilities, which have allowed us to penetrate the high-growth niche market for steel monopoles used in telecommunications and utility transmission industries, a market in which we believe we have developed a significant market share and that has shown consistent strength over the last ten years. Further, in order to penetrate the growing Gulf Coast shipbuilding industry, we built a new 65,000 square foot facility in Morgan City, Louisiana, which provides blasting and painting processing capabilities demanded by that industry. Going forward, we plan to participate in the 1,300 mile “Rockies Express” natural gas pipeline project, through our installation of a new recoiler at the Portland, Oregon facility of one of our joint ventures. We are continually seeking out other opportunities for growth along geographic and product lines.

Strategic Growth through Acquisitions

In addition to the organic growth objectives outlined above, we plan to continue our growth through acquisitions within the steel service center industry in order to expand our customer base and increase market share. We constantly seek to identify suitable acquisition opportunities that would allow us to expand our current product offering, end markets and geographic presence to strengthen our positioning as a leading steel service center. In our opinion, the highly fragmented nature of our industry provides many opportunities for strategic acquisitions. For example, our acquisition of MSC increased the breadth of structural beams in our product offering, which has allowed us to occupy and better serve a greater portion of the non-residential construction market in the Southwest. Through acquisitions, we aim to expand our product offering and our customer relationships, increase our reach across various end markets, and expand our scale. We believe that larger economies of scale and more extensive geographic coverage will allow us to benefit from greater purchasing power and better client service, and improve our ability to offer a broader menu of value-added services.

Focus on Working Capital Management

Our ability to manage working capital effectively is an important tool for limiting our inventory risk as we manage volatility in the steel industry. Our focus on effective working capital management also enables us to manage our profitability while maintaining the flexibility required for short order lead times. We use sophisticated inventory and distribution information systems developed specifically for the steel service center industry. We expect to continue improving our working capital management. We believe that these improvements will result in enhanced profitability for our business and will allow us to mitigate cyclical steel price fluctuations.

Continue to Optimize Operations

We plan to expand upon the success we have had over the past few years in increasing profitability through improving our facilities. Since 1997 we have closed or sold eight outdated facilities and built or considerably extended nine modern, state-of-the-art facilities, spending a total of approximately $108 million both to build these new facilities and to modernize equipment at existing plants. This modernization has resulted in increased operating efficiency, which we believe gives us a competitive cost advantage over many of our competitors. We are currently in the process of consolidating our Midwest facilities in order to achieve estimated cost savings of $1.4 million per annum. As we grow both organically and through strategic acquisitions, we will have increased opportunities to improve our profitability through the optimization of our network of facilities.

Corporate Structure

Below is a chart that illustrates our corporate structure following consummation of the Transactions and the Real Estate Transfer.

Customers

We believe that we have cultivated strong relationships with our customers based on a high quality of service, quality processing and reliability. As a result, we believe that we are a leading supplier in most of the geographic markets that we serve and that we have built a diverse customer base. Most of our business is transactional on the spot market, but we do maintain a number of long-term agreements with select customers. We believe that the quality and experience of our salespeople provides a competitive advantage and are crucial to customer satisfaction. We sell to a diverse customer base in a variety of industries, including non-residential construction, machinery and equipment manufacturing, oil and gas, telecommunications and utilities markets. Our top ten customers account for approximately 11% of our total sales, with no single customer accounting for more than 2% of our annual net sales in fiscal 2006.

Raw Materials and Suppliers

We believe that we have excellent relationships with our suppliers. We actively maintain relationships with both domestic and foreign suppliers. We conduct the majority of our business on a spot price basis and, as such, are able to pass through price fluctuations to our customers in a relatively efficient manner. Feralloy’s purchases are often made under a blanket purchase order with prices held constant for a set period of time, typically ranging from three to twelve months. In the 2006 fiscal year, our top ten suppliers accounted for approximately 71.4% of our purchases, with our leading supplier, Nucor, accounting for approximately 34.0% of purchases and our second leading supplier, Chaparral Steel, accounting for approximately 9.0% of purchases. During fiscal 2006, approximately 15.6% of our annual supply volume was imported from foreign sources.

Facilities

Excluding joint ventures, we operate 21 facilities located throughout the United States and Mexico. We consider our facilities to be state-of-the-art and have invested significant capital to maintain and improve our operations. Facilities are strategically located within close proximity both to producers and to customers. The facilities are equipped to handle several modes of transportation including truck, rail and barge, and most facilities are in close proximity to deep water ports. As a result, we maintain leading market positions in New England, the Midwest, the Southeast, the Southwest and the Mid-Atlantic regions of the United States.

Travel Main Corporation, or Travel Main, through certain of its subsidiaries, or the Real Estate Subsidiaries, holds 18 of our real estate properties. Simultaneously with the consummation of this offering, the stock of Travel Main will be transferred to our newly created parent LLC (to be wholly owned by Platinum) by way of a dividend. See “Certain Relationships and Related Party Transactions—Real Estate Transfer.”

The following table describes the facilities that we operate (excluding our joint ventures):

Location	Square Footage	Equipment
Wallingford, CT Opened in 1990	150,710	3 band saws 1 T-splitter/rotary shear 1 universal flame cutting system 1 beam cambering machine

Marseilles, IL Opened in 2003	157,850	3 band saws 1 rotary T-splitter 1 oxy-fuel flame cutting system 1 beam cambering machine

Baltimore, MD Acquired in 1992, built in 1908	150,000	6 band saws 1 plasma flame cutting system 1 beam cambering machine 1 55-ton ironworker

Petersburg, VA Opened in 2003	149,000	2 band saws 1 cold saw 1 T-splitter/rotary shear 1 angle bending roll 1 beam cambering machine

Tampa, FL Opened in 2000	116,390	2 band saws 1 plasma flame cutting system 1 oxy-fuel flame cutting system 1 90-ton ironworker

Location	Square Footage	Equipment

Hallandale, FL Acquired in 1992, built in 1965	35,810	2 band saws 1 plasma flame cutting system 1 oxy-fuel flame cutting system 1 110-ton ironworker

Corpus Christi, TX Opened in 1971	28,092	1 oxy-fuel and plasma flame cutting system 1 band saw

Fort Worth, TX Opened in 1971	161,215	1 60’ hydraulic press brake 2 universal flame cutting systems 1 plasma flame cutting system 1 band saw 1 drill/milling unit

Houston, TX Opened in 1963, subsequent major expansion in 1998	258,353	1 60’ hydraulic press brake 2 band saws 1 plasma flame cutting system 3 oxy-fuel and plasma flame cutting systems 1 beam cambering machine 1 beam coping machine 1 drill/milling unit

San Antonio, TX Opened in 1975	106,512	2 band saws 1 oxy-fuel and plasma flame cutting system 1 flame cutting system 1 beam cambering machine

Tulsa, OK Opened in 1996	100,005	2 band saws 1 beam cambering machine 1 95-ton ironworker 1 T-splitter 1 plasma flame cutting system 1 oxy-fuel and plasma flame cutting system

Phoenix, AZ Acquired in 1997, built in 1940	192,911	2 band saws 1 plasma flame cutting system 1 oxy-fuel flame cutting system 1 oxy-fuel and plasma flame cutting system 1 72” decoil line

Tucson, AZ Acquired in 1997	23,212	2 band saws 1 hydraulic shear 1 oxy-fuel flame cutting system 1 55-ton ironworker

Morgan City, LA Opened in 2006	60,000	1 wheelabrator blast paint system 1 40’ hydraulic press brake 1 oxy and plasma fuel flame cutting system

Portage, IN Opened in 1998	184,455	5/8” x 74” wide slitting line 3/4” x 96” wide temper mill/cut-to-coil and cut- to-length line 3/4” x 96” cut-to-length/leveling line 1/4” x 30” cut-to-length/leveling line

Decatur, AL Opened in 1999	172,830	1/2” x 72” wide cut-to-length line 1/4” x 72” wide slitting line 1/8” x 52” wide slitting line

Location	Square Footage	Equipment

Stockton, CA Opened in 1998	154,320	1/4” x 60” wide slitting line 3/16” x 60” wide slitting line 1/2” x 72” wide cut-to-length/leveling line 1/8” x 60” wide cut-to-length/leveling line

Granite City, IL Opened in 1978	141,216	1/4” x 60” wide slitting line 3/8” x 72” wide slitting line 1/8” x 72” wide slitting line

Huger, SC Acquired in 1999, built in 1996	143,786	1/4” x 72” wide slitting line 1/2” x 72” wide cut-to-length line

Houston, TX Acquired in 2005, built in 1935	270,000	2 band saws

Clute, TX Acquired in 1993, built in 1964	39,500	1 band saw 1 oxy-fuel flame cutting system

Employees

As of June 30, 2007, including our joint ventures, we had 1,551 full-time employees, including 544 salaried employees and 1,007 employees paid on an hourly basis. The average hourly base wage for non-salaried employees as of June 30, 2007 was approximately $14.22. A significant portion of each Infra-Metals employee’s monthly compensation is based on the profitability at his or her facility, which serves to motivate employees within the organization to sell profitably, minimize expenses and maintain high levels of customer satisfaction. As of June 30, 2007, 53 hourly Smith Pipe employees, 137 Feralloy employees and all of the hourly joint venture employees were members of various unions. We have never experienced any significant labor problems and enjoy a good relationship with the unions representing our employees.

Sales and Marketing

We employ a sales force consisting of in-house and external salespeople. In-house salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Our outside sales force is primarily responsible for identifying potential customers and calling on them to explain our products and services. The in-house and outside sales forces are trained and knowledgeable about the characteristics and applications of our steel products and processing capabilities, as well as the fabrication and manufacturing methods employed by our customers.

We use a variety of methods to identify potential customers, including use of market studies and trade databases, tracking of key industry groups and participation in our customers’ trade associations. Customer referrals and the knowledge of our sales force about regional end-users also result in the identification of potential customers.

Once a potential customer is identified, our goal is to become an integral part of its supply chain by providing comprehensive customer support, from the machine operator on the shop floor to the senior management in the executive offices. For our large flat rolled customers with multiple locations throughout the United States, we also employ a National Credit Manager in order to coordinate and facilitate sales and service across our various locations.

Nearly all sales are completed on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer provides a list of products, along with requirements, to us and several competitors and we submit a bid on each product.

We serve a diverse customer base, with no single customer accounting for more than 2% of our net sales in fiscal 2006. A nominal percentage of our sales are to the automotive industry and we do not sell directly to the “Big Three” automobile manufacturers.

Competition

We are engaged in a highly fragmented and competitive industry with over 500 metal service centers operating in North America, based on internal Company estimates. Competition is based on price, product quality, service, timeliness of delivery and geographic proximity. We compete with a large number of other metals processors/service centers on a national, regional and local basis, some of which may have greater financial resources. We also compete to a lesser extent with primary metals producers, who typically sell directly to very large customers requiring regular shipments of large volumes of metals. Numerous smaller metals processors/service centers compete with us locally.

Historically, we believe that we have been able to compete effectively because of our significant number of locations, geographic dispersion, knowledgeable and trained sales force, modern equipment, broad product offering, combined purchasing volume and operational economies of scale. Furthermore, we believe our liquidity and overall financial position affords us a good platform with which to compete with our peers in the industry.

Government Regulation and Environmental Matters

Our operations are subject to a number of federal, state and local laws and regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local laws and regulations governing waste disposal, environmental protection, environmental cleanup, emissions and discharges to the environment, and other matters. Hazardous materials we use in our operations include petroleum products, lubricants, coatings, and solvents. Among the more significant regulated activities that occur at some of our facilities are: the accumulation of scrap metal, which is sold for recycling; the generation of plant trash and other solid wastes and wastewaters, such as water from burning tables operated at some of our facilities, which wastes are disposed of in accordance with applicable solid and hazardous waste laws using third party commercial waste handlers; the storage, handling, and use of certain oils and products and chemicals, the potential health hazards of which are communicated to employees pursuant to Occupational Safety and Health Act-prescribed hazard communication efforts, and the disposal or recycling of which are performed pursuant to federal and state law. Operations at the joint venture properties are generally the same but also include use of acid in accordance with applicable laws to remove scale and oxides from the steel to obtain a clean surface.

We believe that we are in substantial compliance with applicable environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any material amounts in the foreseeable future in order to meet current requirements. However, some of the properties we own or lease are located in areas with a history of heavy industrial use, and are on or near sites known to have environmental contamination. Federal, and in some cases state, law establishes joint and several liability for cleanup without regard to fault for persons who have arranged for disposal of hazardous substances at sites that have become contaminated and for persons who own or operate, or previously owned or operated, contaminated properties. Further, in the event a state agency undertakes an environmental cleanup of a site, state law in some of the states where our properties are located allows the state to impose a lien on the property for the costs incurred that would have priority over all previously filed liens. Some of our properties were identified as having contamination resulting from leaks or drips of cutting oils and similar materials used in our business and we have removed and replaced known impacted soils pursuant to applicable environmental laws. Groundwater contamination has been identified at a few properties but at levels that do not currently require cleanup. The costs to address these conditions have not been material. We are not currently subject to any pending material claims or notices of potential liability with respect to environmental cleanup for contamination at our leased or owned properties, at any of the joint venture properties, or at any off-site location. However, we cannot rule out the possibility that we could be notified of such claims in the future. It is also possible that we could be identified by the U.S. Environmental Protection Agency, a state agency or third parties as being potentially responsible environmental cleanup under federal or state law. We cannot be certain, however, that identification of presently unidentified conditions, more vigorous enforcement by environmental agencies, enactment of more stringent laws and regulations or other unanticipated events will not arise in the future and give rise to material liabilities which could have a material adverse effect on our business, financial condition or results of operations.

Legal Proceedings

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

Below is a list of the names and ages of our directors and executive officers as of June 30, 2007, and a brief account of the business experiences of each of them.

Name	Age	Position
Maurice S. Nelson, Jr.	69	Chief Executive Officer and President
Christopher J. Moreton	61	Chief Financial Officer
Michael L. Smit	41	General Counsel, PNA
William S. Johnson	50	Senior Vice President, Finance
Mark Haight	48	President, Infra-Metals Co., Northern Region
John E. Lusdyk	53	President, Infra-Metals Co., Southern Region
Robert A. Embry	63	President, Delta Steel, L.P.
Frank M. Walker	61	President, Feralloy Corporation
Andrew L. Diamond	58	President, Metals Supply Company, Ltd.
Tom Gores	42	Chairman of the Board of Directors
Eva M. Kalawski	52	Director
Robert J. Wentworth	52	Director
Jacob Kotzubei	38	Director

Maurice S. Nelson, Jr. commenced his term of employment as Chief Executive Officer and President of PNA on February 1, 2007. Previously, Mr. Nelson served for nine years as President, Chief Executive Officer, Chief Operating Officer and Director of Earle M. Jorgensen Company, or Jorgensen, a large distributor of metal products in North America. Before joining Jorgensen, he was President and Chief Executive Officer of Inland Steel Company, or Inland, for a period of five years. Prior to his tenure at Inland, he was President of the Aerospace and Commercial Division of the Aluminum Company of America for four years. Mr. Nelson has a Bachelor in Science Degree in Engineering from the Georgia Institute of Technology and a Masters Degree in Industrial Engineering from the University of Tennessee. He also holds an honorary Doctorate Degree from Marycrest College.

Christopher J. Moreton has been in the position of Chief Financial Officer of PNA since February 1999. Previously, Mr. Moreton spent 10 years as the President of a chemical distribution company affiliated with AMC. Before joining AMC, he was a partner with Peat Marwick in Accra, Ghana. Mr. Moreton is a member of the Institute of Chartered Accountants in England and Wales. Prior to the commencement of Maurice S. Nelson, Jr.’s employment as Chief Executive Officer and President of PNA, Mr. Moreton was serving as PNA’s Chief Executive Officer, having been elected after the resignation of PNA’s former Chief Executive Officer, V. Herman Sher, in connection with the consummation of the Platinum Acquisition. Mr. Sher was a non-resident executive that was elected by PNA’s former stockholder to manage PNA on an interim basis after PNA’s former stockholder publicly announced its intention to sell PNA and communicated that Mr. Sher would not be transferring with the business.

Michael L. Smit joined the TUI Group in September 1993 and was appointed General Counsel and Secretary of PNA in July 1997. Prior to joining the TUI Group, Mr. Smit worked as a structural engineer with The Wilson T. Ballard Company. Mr. Smit has a Bachelor’s Degree in Engineering from Virginia Polytechnic Institute and a Juris Doctor from The George Washington University. He is a licensed member of the Virginia and Georgia bars.

William S. Johnson commenced his term of term of employment as Senior Vice President, Finance on April 9, 2007. Previously, Mr. Johnson served for eight years as Vice President, Chief Financial Officer and Secretary of Jorgensen. Prior to that, he was the Controller of Jorgensen for four years and was Assistant Controller for one year. Prior to his tenure with Jorgensen, Mr. Johnson held various financial and accounting management positions with several distribution-related companies, both public and private. Mr. Johnson is a certified public accountant and began his career as an auditor with Ernst & Ernst, a predecessor of Ernst & Young LLP.

Mr. Johnson has a Bachelor’s Degree in Business (Accounting) from Indiana University and a Masters of Business Administration (Finance) from Mercer University. He also attended the executive management program at the Tuck School of Business at Dartmouth College.

Mark Haight has been responsible for the commercial management of the Northern Region of Infra-Metals since joining PNA in March 1990. Prior to that, he was a Vice President at Amsteel International for 5 years. Mr. Haight has a Bachelor’s Degree in Marketing and Management from Ohio Northern University in Ada, Ohio. Mark was appointed President of the Northern Region of Infra-Metals in 2004.

John E. Lusdyk has been President of the Southern Region of Infra-Metals since joining PNA in October 1991. Mr. Lusdyk was previously the President of Alexandria Steel Company, an east coast-based structural steel service center group, for 15 years. Mr. Lusdyk has a Bachelor’s Degree in Business Administration from Stetson University in Deland, Florida.

Robert A. Embry has served as President of Delta Steel since December 1991. Mr. Embry joined Delta Steel from Bethlehem Steel where he worked for 20 years as the Regional Sales Manager for the Mid-West Region. He has a Bachelor’s Degree in English from Belmont Abbey College in North Carolina. He also attended executive management programs at the Kellogg Business School at Northwestern University and the Fuqua School of Business at Duke University.

Frank M. Walker joined Feralloy in 1993 and has served as President of Feralloy Corporation since January 1994. Mr. Walker spent the previous 26 years in various positions with U.S. Steel, including General Manager positions in sales, marketing, product management, and operations. Mr. Walker was appointed a Director of Oregon Steel Mills in 2002. He has a Bachelor’s Degree in Accounting from Missouri State University and is also a graduate of Stanford University.

Andrew L. Diamond joined MSC in 1993, during which time he has served as President. Mr. Diamond has worked in the steel industry for over 33 years. After a brief time practicing law, he moved into the steel business in the Texas, Oklahoma and Florida markets. From 1973 to 1982, Mr. Diamond worked at Diamond Iron & Metal Co., Inc. in sales, purchasing and operations. From 1982 to 1993, Mr. Diamond was self-employed, brokering steel, pipe and equipment. Mr. Diamond is a graduate of Tulane University and holds a Juris Doctor from the University of Houston.

Tom Gores has served as a director of PNAG Holding since March 30, 2007, and as Chairman since April 18, 2007. Mr. Gores is the Founder, Chairman, and Chief Executive Officer of Platinum. He serves or has served as an officer and/or director of a number of Platinum’s portfolio companies. Prior to establishing Platinum in 1995, Mr. Gores was an active investor in startup companies. Mr. Gores is involved in philanthropic activities as a member of the board of directors at both St. Joseph’s Hospital and UCLA Medical Center. Mr. Gores holds a Bachelor’s Degree from Michigan State University.

Eva M. Kalawski has served as a director of PNAG Holding since March 30, 2007. Ms. Kalawski joined Platinum in 1997, is a Partner and serves as the firm’s General Counsel and Secretary. Ms. Kalawski serves or has served as an officer and/or director of many of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Ms. Kalawski was Vice President of Human Resources, General Counsel and Secretary for Pilot Software, Inc. Ms. Kalawski earned a Bachelor’s Degree in Political Science and French from Mount Holyoke College and a Juris Doctor from Georgetown University Law Center.

Robert J. Wentworth has served as a director of PNAG Holding since March 30, 2007. Mr. Wentworth joined Platinum in 1997 and is a Partner at the firm. Mr. Wentworth previously served as an officer and/or director for a number of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Mr. Wentworth was President and Chief Executive Officer at Alden Electronics, Inc. where he also served as the company’s Chief Financial Officer. Previously, Mr. Wentworth served as a certified public accountant for fourteen years with Ernst & Young. Mr. Wentworth earned a Bachelor’s Degree in Accounting from Bentley College.

Jacob Kotzubei has served as a director of PNAG Holding since March 30, 2007. Mr. Kotzubei joined Platinum in 2002 and is a Principal at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum’s portfolio companies. Prior to joining Platinum in 2002, Mr. Kotzubei worked for 4 1/2 years for Goldman Sachs’ Investment Banking Division in New York City, most recently as a Vice President of the High Tech Group, and was head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review.

Board of Directors, Committees and Executive Officers

Composition of Board of Directors

Our amended and restated certificate of incorporation and bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our Board of Directors. Pursuant to a resolution approved by a majority of our Board of Directors, the authorized number of directors is currently four. Our Board of Directors presently has four members, including Mr. Gores, the Chairman, Messrs. Kotzubei and Wentworth, and Ms. Kalawski.

Because Platinum will own more than 50% of the voting power of our common stock after this offering, we are considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our Board of Directors to be comprised of a majority of independent directors and require our compensation committee and nominating and corporate governance committee to be comprised entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Term and Class of Directors

Immediately prior to the consummation of this offering, our Board of Directors will be divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2008 for the Class I directors, 2009 for the Class II directors and 2010 for the Class III directors.

•	Our Class I directors will be and our independent director to be appointed at or prior to the consummation of the offering;

•	Our Class II director will be ; and

•	Our Class III directors will be and .

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Term of Executive Officers

Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Compensation

Following the completion of this offering, we intend to pay our independent director, and any additional independent directors, an annual retainer fee that is commensurate with market practice for public companies of similar size. Other than independent directors, we do not intend to compensate directors for serving on our Board of Directors or any of its committees. We do, however, intend to reimburse each member of our Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings of the Board of Directors and its committees.

Board Committees

As of the closing of this offering, our Board of Directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has or will have the composition and responsibilities described below.

Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. Upon the closing of this offering, the members of our audit committee will be Messrs. Kotzubei, Wentworth and the newly appointed independent director that we will appoint at or prior to the consummation of the offering. Mr. Kotzubei will serve as Chairman of the audit committee and the composition of our audit committee will comply with all applicable NYSE rules, including the requirement that at least one member of the audit committee have accounting or related financial management expertise. Our newly appointed independent director will be “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules of the NYSE, although neither Mr. Kotzubei nor Mr. Wentworth is so independent.

In accordance with NYSE rules, we plan to appoint a second independent director to our Board of Directors within 90 days after the consummation of this offering, who will replace Mr. Wentworth as a member of the audit committee and to appoint another independent member to our Board of Directors within 12 months after the consummation of this offering who will replace Mr. Kotzubei as a member of the audit committee so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

Our Board of Directors has adopted a written charter for the audit committee, which will be available on our website upon consummation of this offering.

Compensation Committee.    Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee will also administer our 2007 Stock Incentive Plan, assuming it is adopted and becomes effective in connection with this offering. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Upon the closing of this offering, the members of our compensation committee will be Messrs. Kotzubei and Wentworth and Ms. Kalawski, none of whom are independent as such term is defined in the rules of the NYSE. Because Platinum will own more than 50% of the voting power of our common stock after this offering, we are considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our compensation committee to be comprised entirely of independent directors.

Our Board of Directors has adopted a written charter for the compensation committee, which will be available on our website upon consummation of this offering.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee will oversee and assist our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluate our Board of Directors and our management; develop, review and recommend corporate governance guidelines and a corporate code of business conduct and ethics; and generally advise our Board of Directors on corporate governance and related matters. Upon the closing of this offering, we will establish a nominating and corporate governance committee consisting of Messrs. Kotzubei and Wentworth and Ms. Kalawski, none of whom are independent as such term is defined in the rules of the NYSE. Because Platinum will own more than 50% of the voting power of our common stock after this offering, we are considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our nominating and corporate governance committee to be comprised entirely of independent directors.

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which will be available on our website upon consummation of this offering.

Our Board of Directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation.    Upon the consummation of this offering, the members of our compensation committee will be Messrs. Kotzubei, Wentworth and Ms. Kalawski. None of the members of our compensation committee was, during 2006, an officer or employee of the Company or was formerly an officer of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or compensation committee.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Prior to this offering, we have generally focused compensation decisions with respect to our named executive officers with the goal of achieving Company performance at levels necessary to provide meaningful returns to Platinum, our sole stockholder prior to this offering. To that end, in addition to our need to attract, motivate and retain talented executives, our compensation programs were specifically designed to incentivize our named executive officers to achieve performance goals that we believe are necessary to make us an attractive candidate for a public offering of our shares. Specifically, for fiscal 2006, our compensation programs were designed to reward named executive officers based on achievement of predetermined goals relating to our operating performance and our working capital. Although we have not adopted any formal guidelines for allocating total compensation between fixed and performance-based compensation, we believe that a substantial portion of our executives’ overall compensation should be tied to achievement of corporate goals and value-creating milestones, as we believe that such performance-based compensation maximizes stockholder value while at the same time attracts, motivates and helps retain high-quality executives who are similarly committed to the creation of value to our stockholders. This objective of maximizing stockholder value by linking our executives’ compensation to the growth of our business is also reflected in our establishment of the Participation Plan, discussed in further detail below in the section entitled “Post-2006 Compensation Decisions.”

Determination of Compensation

For 2006, we did not have a compensation committee, although upon the closing of this offering we will have established a compensation committee of the Board, which will thereafter be responsible for all compensation decisions and determinations relating to our named executive officers. In 2006, compensation decisions were made based on recommendations made by members of Platinum, including those members of Platinum serving on our Board. Our named executive officers were also involved in the process of determining compensation, although the executive officers did not have any decision-making ability in the final determination of any one individual’s compensation and did not play any part in the determination of their own compensation. On an annual basis we review and adjust salary, taking into consideration competitive market practice. Although we do not use any formal benchmarking or peer group comparison, we rely on our experience and that of members of Platinum serving on our Board and their knowledge of the marketplace with respect to setting compensation amounts.

In connection with the Platinum Acquisition, we established incentive bonus targets for Mr. Moreton for the 2006 fiscal year, selecting operating performance and working capital as the relevant performance criteria for determining the actual amounts of incentive bonus paid, which criteria are discussed below. With respect to Messrs. Lusdyk, Haight, and Prebola, such executives’ incentive bonuses are determined based upon formulas set forth in their individual employment agreements, and discussed below.

At the conclusion of the 2006 fiscal year, the actual performance of the Company was reviewed and discussed, and the relevant performance criteria was assessed in light of actual results for the fiscal year. Based on the foregoing considerations, the amount of each named executive officer’s incentive bonus for the 2006 fiscal year was determined.

For 2006, relevant performance targets for named executive officers were as follows:

•

For Mr. Moreton, 75% of his annual incentive bonus was based on achievement of Company earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $93,659,000 and 25% based on achievement of net working capital of $289,058,000—100% achievement of these targets would have entitled Mr. Moreton to his target bonus amount, set forth below. To the extent that achievement of the EBITDA target was below 80% or the achievement of the net working capital target was above 140%, Mr. Moreton would not have been entitled to such portion of his annual incentive bonus. There was no cap placed on Mr. Moreton’s annual bonus amount for the 2006 fiscal year.

•

For Mr. Lusdyk, his annual incentive bonus is calculated by combining earnings before taxes and allocated corporate expenses for each of the divisions of Infra-Metals Co.’s Southern Region and multiplying such amount by 5% with respect to the Hallandale and Tampa divisions and 8.5% with respect to the Mid-Atlantic and Virginia divisions.

•

For Messrs. Haight and Prebola, their annual incentive bonuses are calculated by combining earnings before taxes and allocated corporate expenses for Infra-Metals Co.’s Northern Region and multiplying such amount by 5%.

Components of Compensation for 2006

For 2006, the compensation provided to our named executive officers consisted of base salary, annual cash incentive bonus, deferred compensation, and other perquisites and benefits.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary was set in connection with the Platinum Acquisition, and with respect to Mr. Moreton, in a manner consistent with the terms of his employment agreement, discussed below.

Annual Incentive Bonuses

Annual incentive bonuses are intended to provide an incentive for our named executive officers to individually pursue business strategies which will maximize stockholder value. We believe that tying a material part of a named executive officer’s compensation to Company performance, and in particular Company performance that is measurably tied to the actual efforts of such named executive officer, promotes our compensation objective by rewarding an executive for performance that will result in value to our stockholders. As discussed above, the annual incentive bonus payable to Mr. Moreton is based upon achievement of applicable operating performance and/or working capital targets, and the annual incentive bonuses paid to Messrs. Lusdyk, Haight, and Prebola are calculated as a function of corporate earnings.

Deferred Compensation

We provide our named executive officers with additional retirement benefits through the maintenance of a deferred compensation plan. Amounts contributed by the Company, which are discretionary and based on overall Company performance, or, in the case of Mr. Moreton, made pursuant to an individual employment agreement, may be supplemented through deferrals of cash compensation otherwise payable to a named executive officer during the applicable taxable year, which are vested at the time of contribution, and are subject to matching by the Company. All Company contributions, including matching contributions, are subject to vesting based on continued service with the Company. We believe that the deferred compensation plan is an effective tool for attracting and retaining our named executive officers, and provides an additional incentive to executives by rewarding successful Company performance.

Perquisites and Other Benefits

Our named executive officers are eligible to receive the same benefits, including life and health benefits, which are available to our employees generally. We also provide certain additional perquisites to our named executive officers, on a case-by-case basis, including reimbursement for an automobile and related expenses and club memberships. With respect to the perquisites provided, we believe that offering such perquisites helps us attract and retain talented individuals in a highly competitive market.

Severance Benefits

Certain of our named executive officers are entitled to receive severance benefits upon certain qualifying terminations of employment, pursuant to the provision of such executive’s employment agreement. These severance arrangements are primarily intended to attract and retain our named executives by providing them protection against terminations by the Company that are not for certain reasons enumerated in their respective employment agreements.

Post-2006 Compensation Decisions

Chief Executive Officer Employment Agreement

In connection with the appointment of our new Chief Executive Officer and President in February 2007, we entered into an employment agreement with Maurice Nelson, which we refer to as the CEO Agreement. Pursuant to the CEO Agreement, Mr. Nelson is eligible to receive the following compensation and benefits: (i) a minimum base salary of $575,000; (ii) an annual bonus of at least $170,000 but no more than 150% of base salary, to be calculated based on performance measures including EBITDA, cash flow, and working capital; (iii) a 1% interest in the Participation Plan, discussed below; and (iv) benefits and perquisites similar to those provided to other executives of the Company. Mr. Nelson is also eligible to receive a “financial controls” bonus equal to $500,000 if he successfully implements staffing changes determined to be material to the Company’s success as well as a “transition” bonus of $500,000 if he successfully recruits, trains and promotes his successor to the position of Chief Executive Officer. The CEO Agreement also provides that if Mr. Nelson is still employed by the Company on January 31, 2010, Mr. Nelson shall receive a payment of $2 million, less any amounts previously paid to him under the Participation Plan. After such payment is made, all of Mr. Nelson’s rights under the Participation Plan shall terminate. For purposes of this provision, no public offering of equity securities shall constitute a sale of the Company to an unaffiliated third party. In the event Mr. Nelson’s employment is terminated for any reason, he is not entitled to any severance benefits pursuant to the CEO Agreement.

As with the determination of compensation for our named executive officers, Mr. Nelson’s compensation package, as set forth in the CEO Agreement, was determined by the members of Platinum. We believe that Mr. Nelson’s compensation package, in particular his base salary and annual bonus opportunity, was necessary to attract Mr. Nelson to this position and is effective at providing meaningful performance-based compensation in order to create an incentive to continue to maximize stockholder return. In addition, his eligibility to participate in the Participation Plan will further encourage his contribution toward the growth of the business. Finally, we believe that the “financial controls” and “transition” bonuses will incentivize Mr. Nelson during his tenure as Chief Executive Officer to eliminate any material weaknesses in the business as well as ensure that the business will be managed effectively going forward. As with the establishment of compensation packages for our other named executive officers, each element of compensation in Mr. Nelson’s compensation package was set at a level believed to be necessary to achieve these objectives, taking into account competitive market practice.

Participation Plan

Effective May 17, 2007, we adopted a Participation Plan for the benefit of our key employees in order to create an incentive for such employees to facilitate the consummation of certain liquidity events (described in more detail below), as well as incentivize these employees to contribute to the growth of the business generally and reward them for such contributions. The Participation Plan is administered by the Participation Plan Committee, the members of which are appointed by the Board of Directors of the Company. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in our value. The awards were structured in this manner in order to ensure that the Participation Plan will operate in a way that is consistent with our overall compensation policy as discussed above. Namely, by tying the value of awards granted under the Participation Plan to the appreciation in the Company’s value, we have created an incentive for individual participants in the Participation Plan to maximize our stockholder value.

The Participation Plan Committee selects the individuals who will be granted performance units pursuant to the Participation Plan based on recommendations from a committee comprised of members of Platinum as well as our Chief Executive and Chief Financial Officers, which we refer to as the Operating Committee. Individuals who are recommended are generally key employees who hold important positions within the Company. In addition, the Participation Plan Committee determines the number of performance units to be granted to each participant based on recommendations from our Operating Committee. The size of an award is not based on any quantitative formula but rather a qualitative assessment of an individual’s contribution toward the success of the business. Key employees who serve on the Operating Committee do not have a role in determining the size of their own awards under the Participation Plan. The Participation Plan Committee also has the power to determine the time or times when performance units will be granted. During the annual review of each key employee’s compensation package, consideration may be given to whether such employee should receive grants under the Participation Plan. However, the Participation Plan Committee reserves the absolute discretion to grant performance units pursuant to the Participation Plan at other times as it may deem appropriate, including, for example, upon the hire of a new key employee.

The value of performance units becomes payable to participants upon the occurrence of a “qualifying event.” There are three categories of transactions, any of which may constitute a “qualifying event”:

1.	A “qualifying sale event,” defined as a sale (whether effected directly or through a merger or similar transaction) of any of the common stock of the Company by Platinum or its affiliates; provided that in no event shall a qualifying sale event (or a Qualifying Event) occur upon sale to an affiliate of the Company;

2.	A “qualifying public stock sale event,” defined as the consummation of an initial public offering of stock of the Company under an effective Form S-1 (or its successor) registration statement under the Securities Act of 1933 accomplished as a sale of shares of the Company owned by Platinum Equity or its affiliates or subsequent sales of shares of the Company owned by Platinum or its affiliates to the public; or

3.	A “qualifying distribution event,” defined as a cash dividend by the Company to shareholders affiliated with Platinum, but shall exclude any dividend arising out of or relating to any real estate owned by the Company or its subsidiaries as of the effective date of the Participation Plan.

Upon the occurrence of a particular qualifying event, a participant will be entitled to receive (i) the “qualified event value” for each performance unit, less (ii) the grant value of each performance unit, times (iii) the number of performance units held by the participant.

The “qualified event value” will be an amount equal to the greater of (i) such amount as shall be determined, as of the applicable date, by the Participation Plan Committee in its sole discretion or (ii) an amount calculated by the participation plan committee pursuant to one of the following methods, depending on the type of “qualifying event” in question:

•	In the event of a qualifying sale event, the amount will equal the quotient of (A) the net purchase price divided by (B) the “total units outstanding;”

•

In the event of a qualifying public stock sale event, the amount will equal the quotient of (A) the product of (x) the initial offering price of a share of common stock in the offering company multiplied by (y) the total number of shares of common stock of the offering company to be sold by Platinum or its affiliates as of the qualifying public stock sale event; all divided by (B) the “total units outstanding”; or

•	In the event of a qualifying distribution event, the amount will equal the quotient of (A) the amount of such dividend or distribution, divided by (B) the “total units outstanding.”

For the purpose of the above calculations, the term “total units outstanding” shall be a number equal to ten times the total number of performance units that have been awarded as of the date of the relevant qualifying event.

The participants initially vested 25% at the inception of the Participation Plan and vest an additional 25% each year over three years. Any vested amounts paid under the Participation Plan will be treated as compensation at the PNA level. The Participation Plan expires on December 31, 2017, and all performance units terminate upon the termination or expiration of the Participation Plan. Subject to certain exceptions, upon a termination of employment, all performance units granted to a participant will be forfeited.

In 2007, we granted awards under the Participation Plan having an aggregate value of $12,753,000. Twenty-five percent, or $3,188,000, of these awards vested immediately, and the remainder will vest over approximately the next three years. The awards were granted in connection with the PNA Intermediate Offering and the resulting dividend to Platinum of the proceeds therefrom, which qualified under the Participation Plan as a “qualifying distribution event.”

2007 Stock Incentive Plan

Prior to the consummation of this offering and in connection with our transition to a publicly traded company, we plan to adopt a stock incentive plan, or the 2007 Stock Incentive Plan, that will afford more flexibility to our compensation committee by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including nonqualified stock options, shares of restricted stock and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. This plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, directors and consultants, and promoting the creation of long-term value for our public stockholders by closely aligning the interests of the participants with those of our public stockholders.

Our compensation committee will administer the stock incentive plan and will be authorized to determine who will receive awards under the plan, as well as the form of the awards, the number of shares subject to the awards, the vesting and performance requirements related to awards, and other terms and conditions relating to such awards, each in accordance with the terms of the plan. The committee will also be authorized to prescribe award agreements, interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or advisable for the administration of the plan. The compensation committee may also delegate to our officers or employees, or other committees, subject to applicable law, the authority, subject to such terms as the compensation committee determines appropriate, to perform such functions, including but not limited to administrative functions, including the appointment of agents to assist in the administration of the plan. Any action of the compensation committee (or its authorized delegates) will be final, conclusive and binding on all persons, including participants in the plan and their beneficiaries.

The total number of shares of our common stock that we plan to make available for issuance or delivery under the plan will be             , subject to adjustment in the event of any stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, combination, share exchange or any other similar change in our capitalization, or in connection with any extraordinary dividend declared and paid in respect of shares of our common stock. For the purpose of determining the remaining shares of common stock available for grant under the plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Similarly, shares withheld in payment of the exercise price of, or taxes relating to, an award, and shares equal in number to those surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed to be available again for future grants of awards under the plan. In order to qualify certain awards under the plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, as of the first date required by Section 162(m) of the Code, no employee shall be eligible to be granted during any calendar year options or stock appreciation rights covering more than the maximum number of shares of stock then-available for issue under the plan.

Options granted under the plan will expire no later than the tenth (10th) anniversary of the applicable date of grant. Options will have an exercise price determined by the compensation committee at the time of grant, although options intended to not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code, or to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, will have an exercise price that is not less than the fair market value of our stock on the grant date. The term “fair market value” is defined as the closing price of our stock as of any particular date on the principal national securities exchange on which our stock is listed and traded on such date, or if our stock is not listed on an exchange, the amount determined by our Board of Directors in good faith to be the fair market value.

The stock incentive plan also expressly permits the compensation committee to grant shares of restricted stock, which generally refers to shares of our common stock that are subject to vesting conditions or other lapsing or repurchase rights upon a termination of a recipient’s employment, which conditions or rights are determined by the compensation committee at the time of award.

The compensation committee may, in the event of a change in control (as defined in the plan), provide that any outstanding awards, whether vested or unvested, be cancelled as of the consummation of the change in control and that holders of cancelled awards receive a payment in respect of such cancellation based on the amount of per-share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

Our Board of Directors will have the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that no amendment will be made that impairs the rights of the holder of any award. Our Board of Directors may also suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan shall terminate on the day before the tenth (10th) anniversary of the date the stock incentive plan is adopted by our Board of Directors.

2007 Incentive Bonuses

We have established performance targets for our 2007 incentive bonus program using substantially the same methodology used for establishing targets for the 2006 fiscal year, which is discussed above, with operating performance and working capital being the relevant performance criteria for determining the bonus amounts. For each named executive officer, a certain percentage of such named executive officer’s bonus will be based on achievement of Company earnings before interest, taxes, depreciation and amortization, or EBITDA, of $139,299,000, and a certain percentage will be based on achievement of working capital of $385,251,000. Bonus amounts will vary according to the extent to which these targets are achieved. To the extent that achievement of the EBITDA target is below 80% or the achievement of the working capital target is above 140%, a named executive officer will not be entitled to such portion of his or her annual incentive bonus. At the conclusion of the 2007 fiscal year, the actual performance of the Company will be reviewed, the relevant performance criteria will be assessed in light of actual results for the fiscal year, and bonus amounts for each named executive officer will be set.

SUMMARY COMPENSATION TABLE

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were employed by us as of December 31, 2006, and whose total compensation exceeded $100,000 during that fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Christopher J. Moreton (interim) Chief Executive Officer and Chief Financial Officer (2)	2006	$183,333	—	$633,124	$39,747	(3)	$856,204
John Lusdyk President, Infra-Metals Co. (Southern Region)	2006	$127,727	—	$1,186,724	$20,495	(4)	$1,334,346
Mark Haight President, Infra-Metals Co. (Northern Region)	2006	$107,236	—	$1,086,813	$17,049	(5)	$1,211,098
Don Prebola Senior Vice President of Operations, Infra-Metals Co. (Northern Region)	2006	$107,236	—	$1,086,813	$15,386	(6)	$1,209,435

(1)	Salary amounts show amount payable to the named executive officer from and after the Platinum Acquisition or MSC Acquisition, as applicable, at which times the relevant individuals became our employees.

(2)	Our former Chief Executive Officer, V. Herman Sher, resigned in May 2006 in connection with the Platinum Acquisition, after which Mr. Moreton assumed the role of interim Chief Executive Officer. Mr. Sher received no compensation from PNA during the year ended December 31, 2006. Mr. Moreton relinquished his position as interim Chief Executive Officer on February 1, 2007.

(3)	Includes Company contributions to our deferred compensation plan and earnings on those contributions, fees paid for services as a director of certain of our subsidiaries, 401(k) plan contributions, automobile expense reimbursement and premiums paid for long-term disability and life insurance, none of which individually exceed $25,000.

(4)	Includes fees paid for services as a director of certain of our subsidiaries, club membership fees, 401(k) plan contributions, automobile expense reimbursement and premiums paid for long-term disability and life insurance, none of which individually exceed $25,000.

(5)	Includes fees paid for services as a director of certain of our subsidiaries, club membership fees, 401(k) plan contributions, automobile expense reimbursement and premiums paid for long-term disability insurance, none of which individually exceed $25,000.

(6)	Includes club membership fees, 401(k) plan contributions, automobile expense reimbursement and premiums paid for long-term disability insurance, none of which individually exceed $25,000.

GRANTS OF PLAN-BASED AWARDS TABLE

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Christopher J. Moreton	$36,425	$470,000	—
John Lusdyk (1)	—	—	—
Mark Haight (2)	—	—	—
Don Prebola (3)	—	—	—

(1)	Mr. Lusdyk’s annual incentive bonus is calculated according to a formula and varies as a function of the earnings before taxes and allocated corporate expenses for the Southern Region of Infra-Metals Co. As such, there are no applicable threshold, target, or maximum amounts for Mr. Lusdyk’s incentive award.

(2)	Mr. Haight’s annual incentive bonus is calculated according to a formula and varies as a function of the earnings before taxes and allocated corporate expenses for the Northern Region of Infra-Metals Co. As such, there are no applicable threshold, target, or maximum amounts for Mr. Haight’s incentive award.

(3)	Mr. Prebola’s annual incentive bonus is calculated according to a formula and varies as a function of the earnings before taxes and allocated corporate expenses for the Northern Region of Infra-Metals Co. As such, there are no applicable threshold, target, or maximum amounts for Mr. Prebola’s incentive award.

Narrative Disclosure Regarding Summary Compensation Table and Plan-Based Awards Table

Employment Agreement with Mr. Moreton

We are a party to an employment agreement with Mr. Moreton, the current term of which will expire on June 30, 2009, subject to automatic one year renewals on such date, and on each anniversary thereafter, unless either party give notice of its intention not to renew the agreement. Mr. Moreton’s agreement sets forth a minimum base salary of $275,000 per annum, subject to increase as may be approved from time to time, bonus participation and certain perquisites and benefits that Mr. Moreton will be entitled to receive during the term of his employment, including comprehensive insurance benefits (including a $1 million life insurance policy), fees related to professional memberships, once yearly business class return airfares from Europe for him and his spouse, reimbursement of relocation costs in the event that we require him to relocate (and a related “gross-up” tax payment for any tax liability he incurs as a result of the reimbursement), and a company-provided automobile. The agreement also requires us to contribute an amount equal to 10% of Mr. Moreton’s base salary to our deferred compensation plan on his behalf. Provisions relating to payments upon termination of Mr. Moreton’s employment are discussed in the narrative following the Potential Payments on Termination or Change in Control Table.

Employment Letters with Messrs. Lusdyk, Haight, and Prebola

We are parties to employment letters with each of Messrs. Lusdyk, Haight, and Prebola which generally describe certain benefits, such as comprehensive insurance benefits (including a $300,000 life insurance policy for Mr. Lusdyk) and provision by the Company of an automobile, applicable during the such executive’s employment. The letters also contain certain required notice provisions in the event of an executive’s termination of employment, which notice provisions are discussed in more detail in the narrative following the Potential Payments on Termination or Change in Control Table. As discussed in the CD&A above, Messrs. Lusdyk, Haight, and Prebola are also entitled to annual incentive bonuses based on the performance of their respective regions of Infra-Metals Co. Each of their incentive bonuses is calculated by multiplying the sum of the applicable region’s earning before taxes and allocated corporate expenses by a certain percentage—5% or 8.5% for Mr. Lusdyk, and 5% Messrs. Haight and Prebola.

Annual Incentive Bonus Determination

As discussed in the CD&A above, in connection with the Platinum Acquisition, we established incentive bonus targets for Mr. Moreton, with the actual amount payable based on the achievement of operating performance and working capital targets. In connection with its year end review of Company performance, we compared actual results with the applicable targets, and determined actual incentive bonus amounts to be paid to each named executive officer with respect to 2006 performance. With respect to Messrs. Lusdyk, Haight, and Prebola, their incentive bonuses were calculated according to formulas set forth in their individual employment agreements.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Moreton	—	$16,038	(1)	$76	(1)	$0	$16,114	(1)
John Lusdyk	—	—		—		—	—
Mark Haight	—	—		—		—	—
Don Prebola	—	—		—		—	—

(1)	Note that these amounts are reported in the Summary Compensation Table, and that Mr. Moreton is fully vested in such amounts.

Narrative Disclosure Regarding Non-Qualified Deferred Compensation Plan Table

Under our nonqualified deferred compensation plan, participants may defer a portion of their annual base salary and performance-based compensation, with respect to which we make a “matching” contribution in an amount that is determined in our discretion. We may also make discretionary “incentive” contributions to the plan on behalf of participants as well as contributions pursuant to the terms of individual employment agreements. Plan participants are vested in their salary and performance-based contributions, and matching deferral and incentive contributions will vest ratably over 5 years based on a participant’s continued employment, subject to accelerated vesting in the event of a change in control of PNA or its direct or indirect parent. In addition, upon a termination of a participant’s employment by reason of death or disability, all then unvested amounts shall become fully vested. If a participant’s termination of employment is not by reason of death or disability, upon such termination all unvested amounts shall be forfeited.

Distributions from the plan will be made in accordance with deferral elections filed by a participant with the Company, pursuant to which, a participant may either elect distributions on fixed dates or upon certain enumerated events, including a termination of employment. Distributions from the plan will be made either in a lump sum or in installments, at the participant’s election.

In 2006, Mr. Moreton was the only named executive officer eligible to participate in our deferred compensation plan. Pursuant to his employment agreement, we are required to contribute to this plan an amount equal to 10% of Mr. Moreton’s base salary on his behalf. Such amount was unvested at the time of contribution, and vests in accordance with the vesting schedule described above. Mr. Moreton’s earnings in the last fiscal year were calculated pursuant to a market interest rate for 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) termination by the Company with or without cause, (ii) termination by the executive, (iii) a termination as a result of an executive’s death or disability, or (iv) a change in control of PNA or its direct or indirect parent. The amounts shown assume that the applicable triggering event occurred on December 31, 2006, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Type of Payment	Termination by the Company	Termination by the Executive	Termination by reason of Death or Disability	Change in Control
Christopher J. Moreton (1)	Salary Continuation	$687,500	—	$687,500	—
	Incentive Bonus	$1,582,810	—	$1,582,810	—
	Continued Perks and Benefits	$121,125	—	$121,125	—
	Deferred Compensation	$68,750	—	$68,750	$16,114

John Lusdyk (2)	Salary Continuation	$191,590	—	—	—
	Incentive Bonus	$1,118,750	—	—	—
	Continued Perks and Benefits	—	—	—	—

Mark Haight (2)	Salary Continuation	$160,855	—	—	—
	Incentive Bonus	$880,248	—	—	—
	Continued Perks and Benefits	—	—	—	—

Don Prebola (2)	Salary Continuation	$160,854	—	—	—
	Incentive Bonus	$880,248	—	—	—
	Continued Perks and Benefits	—	—	—	—
Total		$5,852,730		$2,460,185	$16,114

(1)	Payments for Mr. Moreton are pursuant to his employment agreement, the material terms of which are described below. Amounts set forth in the “Termination by the Company” column are only payable to the extent such termination is other than for “cause,” and are calculated based on a severance period of December 31, 2006 through June 30, 2009.

(2)	Payments are calculated based on the estimated cash value of the compensation and benefits otherwise payable during the applicable notice period, assuming no increase in base salary or benefit cost, and an incentive bonus amount equivalent to the prior year’s incentive bonus.

Narrative Disclosure Regarding Potential Payments upon a Termination or Change in Control Table

Mr. Moreton’s employment agreement governs payments of compensation to Mr. Moreton upon any termination of his employment. Pursuant to the terms of the employment agreement, Mr. Moreton’s employment may be terminated by us or by him upon 90 days’ written notice. In the event his employment is terminated by us other than for “cause” (as defined in his agreement), we will be required to continue to pay Mr. Moreton his base salary and incentive bonus, and continue to provide him with incentives and benefits, through the later to occur of June 30, 2009 or the 12-month anniversary of the effective date of such termination.

Each of Messrs. Lusdyk, Haight, and Prebola are parties to a letter agreement with us that require us to provide twelve months written notice to such executive before any termination of employment with the Company will be effective. During such notice period Messrs. Lusdyk, Haight, and Prebola will continue to be compensated.

As discussed in the narrative following the Nonqualified Deferred Compensation Plan Table, upon a change in control or upon a termination of a participant’s employment by reason of death or disability, all unvested amounts in our deferred compensation plan will become immediately vested. No other payments become due to any named executive officer solely upon the occurrence of a change in control.

DIRECTOR COMPENSATION

We did not pay our directors any compensation for serving on our Board during 2006.

CERTAI N RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Real Estate Transfer

Travel Main, through the Real Estate Subsidiaries, holds 18 of our real estate assets. Simultaneously with the consummation of this offering, the stock (with a fair market value of approximately $21.7 million) of Travel Main, our wholly owned subsidiary, will be transferred to our newly created parent LLC (to be wholly owned by Platinum) by way of a dividend. The transaction is expected to be a taxable event resulting in a liability totaling approximately $8.4 million that will be paid in cash by us.

Each of the 18 real estate properties have been mortgaged with Bank of America, N.A. for amounts approximately equal to 75% of their appraised value. The mortgages are for 10 year periods at a fixed interest rate. None of PNAG Holding, PNA Intermediate, PNA or Travel Main is a party to or a guarantor of these mortgages.

As part of our formation, Platinum provided a $45 million loan to us. During 2006, subsidiaries of Travel Main received proceeds of approximately $47.5 million, net of expenses, as a result of mortgaging the real estate properties with Bank of America, N.A. Travel Main then distributed the $47.5 million to us as a dividend. We used these proceeds to repay the $45 million loan to Platinum in full.

Each of the Real Estate Subsidiaries is a party to separate management agreements, or the Management Agreements, with us with respect to each individual property owned by such Real Estate Subsidiaries. Under the terms of the Management Agreements, we provide day-to-day management of all operating financial accounts relating to each facility owned by the Real Estate Subsidiaries. We are also responsible for the leasing of space at such facilities. As compensation for our management services, the Real Estate Subsidiaries pay us an amount equal to 4% of all income derived from the ownership and operation of the facilities. The Management Agreements each have a term of 15 years, commencing on August 10, 2006 and terminating on August 9, 2021, and are terminable by either party upon 30 days’ notice.

Services Agreement

PNA is party to the Services Agreement with Platinum Advisors, an affiliate of Platinum. Under the terms of the Services Agreement, Platinum Advisors provides PNA with certain general business, management, administrative and financial advice. In consideration of these and other services, PNA pays an annual monitoring fee to Platinum Advisors of no greater than $5 million. The Services Agreement will continue in effect until terminated by Platinum Advisors. In addition to the fees paid to Platinum Advisors pursuant to the Services Agreement, PNA pays Platinum Advisor’s out-of-pocket expenses incurred in connection with providing management services to PNA.

In connection with this offering, Platinum Advisors intends to amend the Services Agreement to provide for a termination fee of $         million payable by PNA to Platinum Advisors with increased borrowings under PNA’s senior secured credit facility, as consideration for terminating the annual monitoring fee.

Preussag Seller Note

PNAG Holding entered into a $12 million seller note with Preussag North America, Inc., PNA’s former stockholder, in connection with the Platinum Acquisition on May 9, 2006. PNAG Holding made a regularly scheduled $1.0 million principal payment to Preussag North America, Inc. in May 2007 which reduced the outstanding balance on the Preussag Seller Note to $11 million as of June 30, 2007. Interest on the Preussag Seller Note accrues at a rate of 8% per annum. Interest costs on the Preussag Seller Note were $0.6 million and $0.5 million for the period May 10, 2006 to December 31, 2006 and the six months ended June 30, 2007, respectively. Of these amounts, $0.2 million was owed at December 31, 2006 and recorded in other payables in the Consolidated Balance Sheet and no accrued interest was owed as of June 30, 2007. In addition, in connection with the Platinum Acquisition, $8.0 million was paid to Preussag North America, Inc. in 2007 relating to settlement of certain preacquisition tax liabilities in accordance with the Merger Agreement relating to the Platinum Acquisition. No such additional payments are owed to Preussag North America, Inc.

Platinum Acquisition and MSC Acquisition Loans

During the period May 10, 2006 to December 31, 2006, Platinum and its affiliates extended two loans to us, one for $45 million and the other for $54.2 million, for the primary purposes of consummating the Platinum Acquisition and the MSC Acquisition. For each of these loans, the principal was repaid, together with accrued interest, prior to December 31, 2006. Interest on both loans accrued at a rate of 10.0% per annum on outstanding balances. Interest costs incurred and included in the Consolidated Statement of Income for the period totaled $2.6 million.

Dividend Payments

Dividends paid by PNAG Holding to Platinum included $2.9 million paid during the period May 10, 2006 to December 31, 2006, $70 million paid on February 12, 2007 out of the proceeds of the PNA Intermediate Offering and approximately $96.8 million paid on May 14, 2007, which includes the remaining $92.5 million of proceeds from the PNA Intermediate Offering and approximately $4.3 million from cash on hand.

Participation Plan

Effective May 17, 2007, the Company adopted a Participation Plan for the purpose of providing incentive compensation to key employees of the Company. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in the value of the Company. The performance units are payable to participants upon the occurrence of a “qualifying event” defined as (1) a sale of any of our common stock by Platinum (other than a sale to an affiliate of the Company), (2) the consummation of a public offering of stock of the Company owned by Platinum or its affiliates or (3) the payment of cash dividends by the Company to Platinum (other than dividends arising out of or relating to any real estate owned by us or our subsidiaries as of the effective date of the Participation Plan). The participants initially vested 25% at the inception of the Participation Plan and vest an additional 25% each year over three years. Any vested amounts paid under the Participation Plan will be treated as compensation at the PNA level. The Participation Plan expires on December 31, 2017, and all performance units terminate upon the termination or expiration of the Participation Plan. Subject to certain exceptions, upon a termination of employment, all performance units granted to a participant will be forfeited.

Policies and Procedures Regarding Transactions with Related Persons

Upon consummation of the offering, our Board of Directors will have adopted written policies and procedures for transactions with related persons. As a general matter, the policy will require the audit committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy will contain transactions which are pre-approved transactions. The policy will only apply to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any director, nominee for director or executive officer of our company; (ii) any immediate family member of a director, nominee for director or executive officer; and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy will provide that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

PRINCIPAL STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2007, and on an adjusted basis to give effect to the closing of the offering and the              for 1.00 stock split we intend to effect prior to the closing of this offering, with respect to each person known by us to beneficially own more than 5% of our common stock. None of our directors or executive officers beneficially own, or will beneficially own after the closing of the offering, any of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and subject to applicable community property laws, upon the closing of this offering, the persons named in the table will have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. As of June 30, 2007, there was one registered holder of our common stock.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After the Stock Split and this Offering
Beneficial Owner	Number	Percent	Number	Percent

Platinum(1)	8,750,000	100%		%

(1)	Consists of 1,414,473.5 shares held by Platinum Equity Capital Partners-A, LP, or PECPA, 5,148,684.5 shares held by Platinum Equity Capital Partners, LP, or PECP, 961,842 shares held by Platinum Equity Capital Partners-PF, LP, or PECPPF, and 1,225,000 shares held by Platinum Travel Principals, LLC, or PTP. Platinum Equity, LLC is the beneficial owner of each of PECPA, PECP, PECPPF and PTP, and Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. Mr. Gores may be deemed to share voting and investment power with respect to all shares of our common stock held beneficially by Platinum Equity, LLC. Mr. Gores disclaims beneficial ownership of all shares of common stock of PNAG Holding that are held by PECPA, PECP, PECPPF and PTP with respect to which Mr. Gores does not have a pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and applicable law. We intend to amend and restate our certificate of incorporation and bylaws prior to consummation of this offering. A copy of our amended and restated certificate of incorporation and amended and restated bylaws will be filed as exhibits to the Registration Statement of which this prospectus is a part. The following description refers to the terms of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that our authorized capital stock will consist of                      shares of common stock, par value $0.01 per share, and                      shares of preferred stock, par value $0.01 per share, that are undesignated as to series.

As of                     , 2007,                      shares of common stock were issued and outstanding and                      shares of undesignated preferred shares were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share in all matters to be voted on by our stockholders and are not entitled to cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of the holders of any preferred stock that may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. Holders of shares of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by our stockholders.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. For these purposes Platinum and its affiliates will not constitute “interested stockholders.”

Charter and Bylaws Anti-Takeover Provisions

Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our Board of Directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must consist of not less than three directors. This provision will prevent stockholders from circumventing the provisions of our classified board.

Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the following:

•	alteration, amendment or repeal of the staggered Board of Directors provisions in our amended and restated certificate of incorporation; and

•

alteration, amendment or repeal of certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders’ ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors and filling of vacancies on our Board of Directors.

Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to our Board of Directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our Board of Directors, our Chairman or our Chief Executive Officer, and will be called by our Chief Executive Officer at the request of the holders of a majority of our outstanding shares of capital stock.

Our amended and restated bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

The foregoing provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of the company.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, the employment agreements to which we are a party provide for the indemnification of our employees who are party thereto.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Mellon Investor Services.

Listing

At present, there is no established trading market for our common stock. We have applied to have our common stock listed on the NYSE under the symbol “PNA.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

General

In connection with the Platinum Acquisition, on May 9, 2006, the Company, PNA and certain of our subsidiaries, as borrowers, entered into an amended and restated senior secured credit agreement with a syndicate of financial institutions and institutional lenders. The facility provided for term loans of $85 million and revolving loans of up to $375 million including a letter of credit sub-facility of $30 million, that will terminate in five years. The term loans were repaid in full with the proceeds of the PNA Offering. On January 29, 2007, the amended and restated credit agreement was amended to permit the contribution of the stock of PNA to PNA Intermediate in connection with the PNA Intermediate Offering.

All borrowings under PNA’s senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest and Fees

The interest rate per annum applicable to revolver loans made or outstanding as base rate loans will be equal to the base rate in effect, and the interest rate per annum applicable to revolver loans made or outstanding as LIBOR loans will be equal to the relevant adjusted LIBOR rate for the applicable interest period selected by PNA, in each case plus an applicable margin percentage.

The base rate will be the rate of interest announced or quoted by Bank of America, N.A. from time to time as its prime rate. The adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which our lenders are subject. The initial applicable margin percentage is a percentage per annum equal to 1.75% for revolver loans that are LIBOR loans. So long as no default has occurred and is continuing, the applicable margin percentage under the revolving loan facility is subject to adjustment increments based on performance goals.

On the first day of each month PNA will be required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

Collateral and Guarantors

Indebtedness under PNA’s senior secured credit facilities is guaranteed by PNA’s majority-owned and future majority-owned subsidiaries (with certain agreed exceptions), and will be secured by a first priority security interest in substantially all of the borrower’s, and current majority-owned and future majority-owned subsidiaries’, existing and future property and assets (subject to certain agreed exceptions), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, owned cash and cash proceeds of the foregoing, real estate and first priority pledge of PNA’s capital stock, of the guarantor subsidiaries and 66% of the stock of PNA’s foreign subsidiaries.

Restrictive Covenants and Other Matters

PNA’s senior secured credit facilities may require, subject to certain conditions, that PNA comply with a consolidated fixed charge coverage test. In addition, PNA’s senior secured credit facilities will include negative covenants restricting or limiting our ability, and the ability of our subsidiaries, to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments on or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the PNA Notes and the Floating Rate Notes;

•	make certain capital expenditures;

•	sell assets;

•	transact with affiliates; and

•	alter the business that PNA conducts (and in the case of PNAG Holding, engage in any business activities other than those incidental to its ownership of PNA).

Such negative covenants shall be subject to certain exceptions.

PNA’s senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting PNA’s senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under PNA’s senior secured credit facilities would be entitled to take various actions, including acceleration of amounts due under PNA’s senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Seller Note Issued to Preussag North America, Inc.

In connection with the Platinum Acquisition, on May 9, 2006, we issued a secured subordinated promissory note, or the Preussag Seller Note, to Preussag North America, Inc. in the principal amount of $12 million. The Preussag Seller Note is subordinated in ranking to PNA’s senior secured credit agreement and is secured by a second priority lien on the outstanding shares of PNA’s capital stock. Under the Preussag Seller Note, PNAG Holding must make principal payments of $1,000,000 on each anniversary of the issuance of the Preussag Seller Note, and the entire unpaid principal amount of the Preussag Seller Note, including any accrued and unpaid interest thereon, is payable on the date that is five years and six months from the date of issuance. If, however, after giving effect to the payment of any installment of principal or any payment of interest, PNA would have a fixed charge coverage ratio of less than 1.2:1.0, then such payment shall be deferred and shall become due and payable on the last day of the first calendar quarter after the scheduled payment date on which, after giving effect to such payment and any other payments under the Preussag Seller Note due on such date, PNA would have a fixed charge coverage ratio of 1.2:1.0 or greater. Interest accrues on the outstanding principal amount of the Preussag Seller Note at a rate equal to 8% per annum, and is payable in arrears on the last day of each calendar quarter, and on the date on which the principal amount of the Preussag Seller Note is due. The Preussag Seller Note contains certain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, actual or asserted failure of the Preussag Seller Note to be in full force and effect and change of control. If such an event of default occurs, the lenders under PNA’s senior secured credit facilities would be entitled to take various actions, including acceleration of amounts due under PNA’s senior secured credit facilities and all actions permitted to be taken by a secured creditor.

PNA Notes

General

On August 15, 2006, PNA issued $250,000,000 aggregate principal amount of PNA’s 10 3/4% Senior Notes due 2016. Each of PNA’s existing domestic subsidiaries that guarantee obligations under PNA’s senior secured credit facilities jointly, severally, fully and unconditionally guarantee the PNA Notes on a senior unsecured basis. If PNA creates or acquires a new domestic subsidiary, then that subsidiary will guarantee the PNA Notes on a senior unsecured basis to the extent such subsidiary guarantees any other debt of PNA, unless PNA designates the subsidiary as an “unrestricted subsidiary” under the indenture governing the PNA Notes. The PNA Notes are unsecured and rank equally in right of payment with all of PNA’s senior debt and senior in right of payment to all of PNA’s subordinated debt. The guarantees of the PNA Notes rank equally in right of payment with the guarantors’ existing and future senior obligations and senior in right of payment to their existing and future subordinated obligations. The PNA Notes and guarantees are effectively junior to any of PNA’s or the guarantors’ secured debt, as applicable, to the extent of the collateral securing such debt.

Interest and Maturity

Interest on the PNA Notes accrues at a rate of 10 3/4% per year, payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing March 1, 2007. The PNA Notes will mature on September 1, 2016.

Redemption

On or after September 1, 2011, PNA may redeem some or all of the PNA Notes at any time at the redemption prices described in the indenture governing the PNA Notes. In addition, PNA may redeem up to 35% of the aggregate principal amount of the outstanding PNA Notes before September 1, 2009, with the net proceeds of certain equity offerings by PNA or the Company, including the offering of common stock hereunder. PNA may also redeem some or all of the PNA Notes before September 1, 2011 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium described in the indenture governing the PNA Notes.

Change of Control and Asset Sales

If PNA experiences certain kinds of changes of control, including certain changes of control with respect to the Company, PNA must offer to purchase the PNA Notes at 101% of their principal amount at maturity, plus accrued and unpaid interest. If PNA sells certain assets and does not reinvest the net proceeds or repay debt under its senior secured credit facility in compliance with the indenture governing the PNA Notes, PNA must offer to repurchase the PNA Notes at 100% of their principal amount at maturity, plus accrued and unpaid interest, with such proceeds.

Covenants

The indenture contains covenants that limit, among other things, PNA’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on PNA’s capital stock or repurchase PNA’s capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by PNA’s restricted subsidiaries to PNA;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Registration Rights

In connection with the PNA Offering, we agreed to file with the Securities and Exchange Commission within 270 days after the date of the initial issuance of the PNA Notes, a registration statement with respect to an offer to exchange each of the PNA Notes for a new issue of PNA’s debt securities registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the PNA Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) and to use commercially reasonable efforts to consummate an exchange offer after filing but in any event no later than 390 days after the date of the initial issuance of the PNA Notes. If we fail to satisfy these registration obligations, we will be required to pay additional interest to the holders of the PNA Notes under certain circumstances. In compliance with its obligations under the registration rights agreement entered into in connection with the PNA Offering, on May 14, 2007 PNA filed an initial registration statement on Form S-4 with the SEC relating to the issuance of such exchange notes. On August 9, 2007, the registration statement was declared effective. As a result, PNA will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Events of Default

Each of the following constitutes an “Event of Default” under the indenture governing the PNA Notes:

•	default in the payment in respect of the principal of (or premium, if any, on) any PNA Note at its maturity;

•	default in the payment of any interest upon any PNA Note when it becomes due and payable, and continuance of such default for a period of 30 days;

•

failure to perform or comply with the provisions of the indenture governing the PNA Notes relating to consolidations, mergers, conveyance, transfers or leases involving PNA or PNA’s subsidiaries or PNA’s assets or the assets of its subsidiaries;

•	except as permitted by the indenture governing the PNA Notes, any guarantee of a significant subsidiary ceases to be in full force and effect and enforceable in accordance with its terms;

•

default in the performance, or breach, of any other covenant or agreement of PNA or any guarantor in the indenture (other than the items discussed directly above) governing the PNA Notes and continuance of such default or breach for a period of 60 days after written notice thereof has been given to PNA;

•

a default or defaults under any bonds, debentures, notes or other evidences of debt (other than the PNA Notes) by PNA or any of its restricted subsidiaries having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, which resulted in the acceleration of the maturity of such debt prior to its express maturity or a failure to pay at least $15.0 million of such debt when due and payable after the expiration of any applicable grace period;

•

the entry against PNA or any of its restricted subsidiaries that is a significant subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $15.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

•	certain events in bankruptcy, insolvency or reorganization affecting PNA or any of its significant subsidiaries.

Real Estate Mortgages

On September 27, 2006, 17 of PNA’s real estate properties were mortgaged with Bank of America, N.A. for amounts approximately equal to 75% of their appraised value. On November 2, 2006, an additional real estate property of PNA was similarly mortgaged with Bank of America, N.A. The mortgages are for 10 year periods, with the promissory notes evidencing the indebtedness thereunder maturing on October 1, 2016, with a fixed interest rate of 6.403% per year. The proceeds of $47.5 million net of expenses were transferred from the subsidiaries of Travel Main to Travel Main and then to PNAG Holding, in each case by way of dividend. None of PNAG Holding, PNA Intermediate, PNA or Travel Main is a party to or a guarantor of these mortgages.

Floating Rate Notes

General

On February 12, 2007, PNA Intermediate issued $170,000,000 aggregate principal amount at maturity of its Senior Floating Rate Toggle Notes due 2013. The Floating Rate Notes were offered for sale by the initial purchasers at 98.25% of their principal amount plus accrued interest from and including the date of issuance. PNA Intermediate received net proceeds on the issue date of approximately $163 million.

Interest and Maturity

Cash interest on the Floating Rate Notes accrues at a rate per annum, reset quarterly, equal to three-month LIBOR plus the Spread (as defined below), and PIK interest, if any, will accrue at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.75% plus the Spread. The Spread is 7.00%, plus (1) 0.50% for each interest period commencing on or after the earlier of either the date that is 90 days following the consummation of a specified equity offering by PNA Intermediate or any of its direct or indirect parent companies and the first anniversary of the date of issuance of the Floating Rate Notes and (2) an additional 0.50% on or after the first anniversary of the date that is 90 days following the consummation of any such specified equity offering or the second anniversary of the date of issuance of the Floating Rate Notes, as applicable. The initial interest payment on the Floating Rate Notes is payable in cash. For any interest period thereafter, PNA Intermediate may elect to pay interest (1) entirely in cash or (2) entirely by increasing the principal amount of the outstanding Floating Rate Notes or issuing additional PIK notes. If PNA Intermediate elects to pay PIK interest, PNA Intermediate will increase the principal amount of the Floating Rate Notes or issue new Floating Rate Notes in an amount equal to the amount of PIK interest for the applicable interest payment period to holders of the Floating Rate Notes on the relevant record date. The Floating Rate Notes will mature on February 15, 2013.

Redemption

PNA Intermediate may redeem some or all of the Floating Rate Notes at any time at the respective redemption prices described in the indenture governing the Floating Rate Notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

Also, under certain circumstances, if the Floating Rate Notes would otherwise constitute “applicable high yield discount obligations,” or AHYDO, within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended, PNA Intermediate shall be required to redeem for cash that portion of each Floating Rate Note then outstanding equal to the amount that would prevent such Floating Rate Note from being treated as an AHYDO, at a price in cash equal to 100% of the principal amount at maturity thereof plus accrued and unpaid interest thereon on the date of redemption.

Change of Control, Asset Sales and Equity Issuances

If PNA Intermediate experiences certain kinds of changes of control, PNA Intermediate must offer to purchase the Floating Rate Notes at 101% of their principal amount at maturity, plus accrued and unpaid interest. If PNA intermediate or any of its restricted subsidiaries sells certain assets and does not reinvest the net proceeds or repay debt under PNA’s senior secured credit facility in compliance with the indenture governing the Floating Rate Notes, PNA Intermediate must offer to repurchase the Floating Rate Notes at 100% of their principal amount at maturity, plus accrued and unpaid interest, with such proceeds; provided that PNA Intermediate need not make such an offer if a restricted subsidiary of PNA Intermediate makes an offer to repurchase its own debt following an asset sale by such company pursuant to the terms of such debt. If PNA Intermediate or any its direct or indirect parent companies undertakes a specified initial public offering, PNA Intermediate must offer to use the proceeds from such offering to repurchase all of the Floating Rate Notes at 100% of their principal amount at maturity, plus accrued interest and unpaid interest, that may be purchased with such proceeds.

Covenants

The indenture governing Floating Rate Notes places restrictions on the actions of PNA Intermediate and its restricted subsidiaries that are substantially similar to those contained in the indenture governing the PNA Notes.

Registration Rights

In connection with the PNA Intermediate Offering, we agreed to file with the Securities and Exchange Commission within 270 days after the date of the initial issuance of the Floating Rate Notes, a registration statement with respect to an offer to exchange each of the Floating Rate Notes for a new issue of PNA Intermediate’s debt securities registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Floating Rate Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) and to use commercially reasonable efforts to consummate an exchange offer after filing but in any event no later than 390 days after the date of the initial issuance of the Floating Rate Notes. If we fail to satisfy these registration obligations, we will be required to pay additional interest to the holders of the Floating Rate Notes under certain circumstances. However, we intend to repay the Floating Rate Notes with a portion of the proceeds of this offering.

Events of Default

The indenture governing Floating Rate Notes places contains events of default that are substantially similar to those contained in the indenture governing the PNA Notes.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock of PNAG Holding.

As of June 30, 2007, Platinum was the only holder of our common stock. Upon the closing of this offering, we will have outstanding an aggregate of                      shares of our common stock. Of the outstanding shares, the shares sold in this offering, including any shares sold in this offering in connection with the exercise by the underwriters of their over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased in this offering by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock that are not sold in this offering, or                      shares, will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as under Rule 144 or 144(k) under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly reported volume of trading in the common stock on the NYSE during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-up Agreements

In connection with this offering, we, our directors, certain of our officers and all our stockholders and Platinum have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of both Citigroup Global Markets Inc. and UBS Securities LLC. Citigroup Global Markets Inc. and UBS Securities LLC have advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. The lock-up agreements permit stockholders to transfer common stock and other securities subject to the lock-up agreements in certain circumstances; any waiver is at the discretion of both Citigroup Global Markets Inc. and UBS Securities LLC.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

Taking into account the lock-up agreements described above, and assuming that Citigroup Global Markets Inc. and UBS Securities LLC do not, collectively, release any parties from these agreements, that there is no extension of the lock-up period, that no stockholders that hold the registration rights described above exercise those rights and without giving effect to the terms of the lock-up provisions contained in the registration rights agreement, the following restricted securities will be eligible for sale in the public market at the following times pursuant to the provisions of Rules 144 and 144(k):

Measurement Date	Aggregate Shares Eligible for Public Sale	Comments
On the date of this prospectus	—	—
180 days after the completion of this offering		Consists of shares eligible for sale under Rule 144, shares eligible for sale under Rule 144(k).
One year after the completion of this offering		Consists of shares eligible for sale under Rule 144, shares eligible for sale under Rule 144(k).

Initial Public Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representative of the underwriters. Among the factors to be considered in these negotiations are:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial performance;

•	an assessment of our management;

•	the present state of our development;

•	the prospects for our future earnings;

•	the prevailing conditions of the applicable U.S. securities market at the time of this offering;

•	market valuations of publicly traded companies that we and the representative of the underwriters believe to be comparable to us; and

•	other factors deemed relevant.

The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock, but is not a complete analysis of all the potential tax consequences relating thereto.

For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership nor a “U.S. person.” For purposes of this discussion, the term U.S. person means:

•	an individual citizen or resident of the United States;

•

a corporation or a partnership (or other entity taxable as a corporation or a partnership) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special circumstances. U.S. expatriates, insurance companies, tax-exempt organizations, dealers in securities, banks or other financial institutions, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any non-income tax consequences or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF SECURITIES PURSUANT TO THIS OFFERING ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICATION OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Dividends

Payments on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

Amounts treated as dividends paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide a valid Internal Revenue Service, or IRS, Form W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to U.S. persons, net of allowable deductions and credits.

In addition to the graduated income tax described above, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. holder may obtain a refund of any excess amounts withheld if an appropriate claim for refund is filed timely with the IRS. If a non-U.S. holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•

the non-U.S. holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding, provided any certification requirements are met. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding could have been reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder of our common stock if the holder has provided the certification described above that it is not a U.S. person or has otherwise established an exemption.

Payments of the proceeds from a disposition effected outside the United States by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are U.S. persons who, in the aggregate hold more than 50% of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

Citigroup Global Markets Inc. and UBS Securities LLC are acting as managers of this offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Goldman, Sachs & Co.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $             per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                      additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, our directors, certain of our officers and all of our stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of both Citigroup Global Markets Inc. and UBS Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and UBS Securities LLC in their discretion may collectively release any of the common stock or other securities subject to these lock-up agreements at any time without notice.

At our request, the underwriters have reserved up to    % of the shares of common stock for sale at the initial public offering price to persons who are employees, officers, and directors and other parties associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. Individuals who purchase shares in the directed share program will be subject to a 25 day lock-up period, except that any of our officers or directors who purchase shares in the directed share program will remain subject to the 180-day lock-up period from the date of this prospectus, as described above.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities may be offered to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The sellers of the shares have not authorized and do not authorize the making of any offer of the shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors, or Qualified Investors, within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Neither this prospectus nor any other offering material relating to the prospectus described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

The offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The underwriters have not offered or sold and will not offer or sell our common stock in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the common stock, otherwise than with respect to common stock intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent.

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering. The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by PNA Group Holding Corporation
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In connection with this offering,                                 , on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have applied to have the common stock listed on the New York Stock Exchange under the symbol “PNA.”

We estimate that our portion of the total expenses of this offering will be $            .

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to us and to certain of our affiliates, for which they receive customary fees and expense reimbursement.

LEGAL MATTERS

Our counsel, Willkie Farr & Gallagher LLP, New York, New York, will issue an opinion regarding the validity of our common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of PNA Group Holding Corporation (Successor) as of December 31, 2006 and for the period from May 10, 2006 to December 31, 2006 and the consolidated financial statements of PNA Group, Inc. (Predecessor) as of December 31, 2005, the period from January 1, 2006 to May 9, 2006 and for each of the two years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing consolidated financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the website of the SEC referred to above.

PNA GROUP HOLDING CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Financial Statements

Report of Independent Registered Public Accounting Firm (Predecessor)	F-2

Report of Independent Registered Public Accounting Firm (Successor)	F-3

Consolidated Balance Sheet of PNA Group, Inc. as of December 31, 2005 (Predecessor) and Consolidated Balance Sheet of PNA Group Holding Corporation as of December 31, 2006 (Successor)	F-4

Consolidated Statements of Income of PNA Group, Inc. for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statement of Income of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor)

F-5

Consolidated Statements of Stockholders’ Equity of PNA Group, Inc. for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statement of Stockholders’ Equity of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor)

F-6

Consolidated Statements of Cash Flows of PNA Group, Inc. for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statement of Cash Flows of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor)

F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Financial Statements

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2006 (Successor) and June 30, 2007 (Successor)	F-34

Unaudited Condensed Consolidated Statement of Income of PNA Group, Inc. for the period January 1, 2006 to May 9, 2006 (Predecessor) and unaudited Condensed Consolidated Statements of Income of PNA Group Holding Corporation for the period May 10, 2006 to June 30, 2006 and the six months ended June 30, 2007 (Successor)

F-35

Unaudited Condensed Consolidated Statement of Stockholders’ Equity (Deficit) of PNA Group Holding Corporation for the six months ended June 30, 2007 (Successor)	F-36

Unaudited Condensed Consolidated Statement of Cash Flows of PNA Group, Inc. for the period January 1, 2006 to May 9, 2006 (Predecessor) and unaudited Condensed Consolidated Statements of Cash Flows of PNA Group Holding Corporation for the period May 10, 2006 to June 30, 2006 and the six months ended June 30, 2007 (Successor)

F-37

Notes to Unaudited Condensed Consolidated Financial Statements	F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of PNA Group, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of PNA Group, Inc. (Predecessor) and its subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 and the period from January 1, 2006 to May 9, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of PNA Group, Inc. (Predecessor) listed in the index appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 23, 2007, except for Note 17 as to which the date is August 8, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PNA Group Holding Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of PNA Group Holding Corporation (Successor) and its subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the period from May 10, 2006 to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules of PNA Group Holding Corporation (Successor) listed in the index appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 23, 2007, except for Note 17 as to which the date is August 8, 2007

PNA GROUP HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2006

(in thousands of dollars, except shares and per share amounts)

	Predecessor 2005	Successor 2006

Assets
Current assets
Cash and cash equivalents	$2,210	$12,891
Restricted cash	—	1,063
Accounts receivable, less allowance for doubtful accounts of $5,227 and $5,430, respectively	148,065	188,911
Inventories	208,980	410,604
Receivables from affiliates	3,862	3,906
Other current assets	20,843	16,852

Total current assets	383,960	634,227
Property, plant and equipment, net	95,200	61,542
Goodwill	13,053	9,886
Intangible assets, net	—	19,338
Deferred financing costs, net	2,333	11,037
Equity investments	8,098	7,643
Other noncurrent assets	1,452	2,771

Total assets	$504,096	$746,444

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,864	$141,594
Payables to affiliates	4,964	603
Other payables	26,075	57,401
Income taxes payable	—	8,416

Total current liabilities	136,903	208,014
Long term debt, net of current maturities	59,032	474,414
Deferred income taxes	12,862	1,605
Accrued pension costs	7,535	5,293

Total liabilities	216,332	689,326

Commitments and contingencies	—	—
Minority interest	2,817	1,547
Stockholders’ equity
Common stock: $.01 par value—10,000,000 shares authorized; 8,750,000 shares issued and outstanding (Successor)	—	88
Common stock: no par value—1,000 shares authorized, issued and outstanding (Predecessor)	33,865	—
Additional paid-in capital	—	17,412
Retained earnings	253,119	38,201
Accumulated other comprehensive loss	(2,037)	(130)

Total stockholders’ equity	284,947	55,571

Total liabilities and stockholders’ equity	$504,096	$746,444

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except shares and per share amounts)

	Predecessor			Successor May 10 to December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1 to May 9, 2006
Net sales	$1,210,213	$1,250,289	$487,190	$1,074,201
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	909,043	1,050,018	401,612	864,271
Processing	31,206	30,288	11,985	20,664
Distribution	23,081	17,321	6,395	14,647
Selling, general, and administrative	87,659	80,288	35,393	75,848
Amortization of intangibles	—	—	—	4,087
Depreciation	10,148	9,466	3,262	3,839

Total operating costs and expenses	1,061,137	1,187,381	458,647	983,356

Operating income	149,076	62,908	28,543	90,845
Interest expense	6,769	5,519	1,375	25,596
Income from equity investments	(1,607)	(1,546)	(770)	(942)

Income before minority interest and income tax expense	143,914	58,935	27,938	66,191
Minority interest	1,267	1,423	788	1,471

Income before income tax expense	142,647	57,512	27,150	64,720
Income tax expense	54,032	21,825	10,146	23,619

Net income	$88,615	$35,687	$17,004	$41,101

Basic and fully diluted earnings per share	$88,615	$35,687	$17,004	$4.70

Basic and fully diluted number of shares outstanding (see Note 15)	1,000	1,000	1,000	8,750,000

Cash dividends per share	$2,000	$—	$2,000	$0.33

				(unaudited)
Pro forma basic and fully diluted earnings per share—as adjusted for dividends in excess of earnings				$

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands of dollars, except shares)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Value
Predecessor
Balances at January 1, 2004	1,000	$33,865	$—	$130,817	$(1,852)	$162,830
Net income	—	—	—	88,615	—	88,615
Other comprehensive deficit, net of tax:
Interest rate swap mark to market					943	943
Minimum pension liability adjustment, net of tax benefit of $119					(179)	(179)

Comprehensive income						89,379
Dividends paid	—			(2,000)		(2,000)

Balances at December 31, 2004	1,000	33,865	—	217,432	(1,088)	250,209

Net income	—	—	—	35,687	—	35,687
Other comprehensive deficit, net of tax:
Interest rate swap mark to market					256	256
Minimum pension liability adjustment, net of tax benefit of $803					(1,205)	(1,205)

Comprehensive income						34,738

Balances at December 31, 2005	1,000	33,865	—	253,119	(2,037)	284,947

Net income	—	—	—	17,004	—	17,004
Other comprehensive deficit, net of tax:
Interest rate swap mark to market					(253)	(253)
Minimum pension liability adjustment, net of tax liability of $519					778	778

Comprehensive income						17,529
Dividends paid	—	—	—	(2,000)	—	(2,000)

Balances at May 9, 2006	1,000	$33,865	$—	$268,123	$(1,512)	$300,476

Successor
Balances at May 10, 2006	—	$—	$—	$—	$—	$—
Shares issued	8,750,000	88	17,412	—	—	17,500
Net income	—	—	—	41,101	—	41,101
Other comprehensive deficit, net of tax:
Additional minimum pension benefit adjustment, net of tax benefit of $86					(130)	(130)

Comprehensive income						40,971
Dividends paid	—	—	—	(2,900)	—	(2,900)

Balances at December 31, 2006	8,750,000	$88	$17,412	$38,201	$(130)	$55,571

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Predecessor			Successor
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1 to May 9, 2006	May 10 to December 31, 2006
Cash flows from operating activities
Net income	$88,615	$35,687	$17,004	$41,101
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	10,148	9,466	3,262	7,926
Provision for bad debts	5,060	(10)	462	667
Deferred income taxes	8,865	4,802	(540)	(2,226)
Gain (loss) on disposal of fixed assets	(740)	108	—	—
Minority interests	1,267	1,423	788	1,471
Income from equity investments	(1,607)	(1,546)	(770)	(942)
Dividends received from equity investments	516	611	—	1,165
Increase in equity investment	—	(560)	—	—
(Increase) decrease in
Accounts receivable	(57,516)	2,653	(27,454)	2,708
Receivables from/payables to affiliates	1,740	(1,778)	(1,893)	(2,512)
Inventories	(139,922)	83,993	(66,824)	(98,599)
Other assets	2,379	(3,639)	11,591	(7,376)
(Increase) decrease in
Accounts payable	12,540	32,224	43,521	(19,750)
Other payables	20,920	(9,064)	(2,077)	20,230
Income tax payable	1,293	(2,308)	372	7,227
Accrued pension cost	324	1,023	(515)	(1,613)

Net cash (used in) provided by operating activities	(46,118)	153,085	(23,073)	(50,523)

Cash flows from investing activities
Increase in restricted cash	—	—	—	(1,063)
Return of capital from equity investments	—	1,241	—	—
Purchases of property, plant and equipment	(4,218)	(6,327)	(2,460)	(4,902)
Proceeds from disposals of property, plant and equipment	1,108	585	—	4,558
Acquisition of PNA Group, Inc., net of cash acquired	—	—	—	(261,568)
Acquisition of MSC, net of cash acquired	—	—	—	(53,700)

Net cash used in investing activities	(3,110)	(4,501)	(2,460)	(316,675)

Cash flows from financing activities
Proceeds from bond issue	—	—	—	250,000
Net proceeds (repayment) on revolving credit facility	79,900	(121,668)	(54,458)	159,977
Proceeds (repayment) of term loan	(5,284)	(24,716)	85,000	(85,000)
Other long-term debt	(56)	(63)	72	(365)
Repayment of subordinated loan	(20,000)	—	—	—
Proceeds from mortgage on real estate	—	—	—	49,875
Proceeds from Platinum Equity Capital Partners loans	—	—	—	99,221
Repayment of Platinum Equity Capital Partners loans	—	—	—	(99,221)
Issuance of common stock	—	—	—	17,500
Deferred financing costs	(365)	(797)	(3,435)	(8,453)
Dividend paid to minority interest holders	(1,323)	(1,862)	(343)	(2,058)
Dividends paid to stockholders	(2,000)	—	(2,000)	(2,900)

Net cash provided by (used in) financing activities	50,872	(149,106)	24,836	378,576

Net increase (decrease) in cash and cash equivalents	1,644	(522)	(697)	11,378
Cash and cash equivalents at beginning of period	1,088	2,732	2,210	1,513

Cash and cash equivalents at end of period	$2,732	$2,210	$1,513	$12,891

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6,769	$5,519	$1,581	$13,442

Income taxes	$43,964	$20,723	$171	$20,198

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Note 1. Description of Business and Significant Accounting Policies

Description of Business

PNA Group Holding Corporation (“PNAG Holding”), formerly known as Travel Holding Corporation, is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNAG”). PNAG is a holding company which provides management services to and conducts business through four operating subsidiaries through two segments. PNAG Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.

The Company is a leading national steel service center group that distributes steel products and provides value-added steel processing services to its customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as perform a variety of value-added processing services for its customers.

The Company’s business is organized into two reportable segments: the long products and plate segment and the flat rolled segment. PNAG owns four operating subsidiaries: Infra-Metals Company (“Infra-Metals”), Delta Steel, LP (“Delta”), Feralloy Corporation (“Feralloy”) and Metals Supply Company, Ltd. (“Metals Supply” or “MSC”). The Company’s long products and plate segment consists of Infra-Metals, Delta, MSC, and the long products operations of Feralloy. The Company’s flat rolled segment consists of Feralloy’s flat rolled operations.

On February 14, 2006, PNAG Holding, an affiliate of Platinum Equity Capital Partners (“Platinum”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PNAG and Preussag North America, Inc., PNAG’s former owner (the “Seller”), to acquire all of the outstanding capital stock of PNAG for cash consideration of $261,568, refinancing of existing indebtedness of $88,048, a $12,000 seller note and other consideration and costs of $3,762 (the “Platinum Acquisition”). On May 9, 2006, Platinum closed the Platinum Acquisition of PNAG whereby Travel Merger Corporation (“Travel Merger”) (a wholly owned subsidiary of Travel Holding Corporation (now known as PNAG Holding), in turn a wholly owned subsidiary of Platinum) merged with and into PNAG, with PNAG being the surviving corporation. See Note 2 Business Combinations for further discussion of the Platinum Acquisition.

Effective May 31, 2006, the Company completed the acquisition of MSC (the “MSC Acquisition”) pursuant to which PNAG acquired all of the outstanding partnership interest of Metals Supply Company, Ltd. and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33,253 and refinanced approximately $20,847 of Metals Supply’s then existing indebtedness. See Note 2 Business Combinations for further discussion of the MSC Acquisition.

Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions within the consolidated group have been eliminated in consolidation.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

For purposes of the accompanying Consolidated Financial Statements, the results of operations of PNAG for the years ended December 31, 2004 and 2005 and for the period January 1, 2006 to May 9, 2006 are represented by the Predecessor Company balances and results of operations of PNAG Holding for the period May 10, 2006 to December 31, 2006 are represented by the Successor Company balances. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the financial statements and footnotes are not comparable with those of the Predecessor Company.

Unaudited Pro Forma Earnings Per Share

In accordance with Staff Accounting Bulletin Topic 1B.3, pro forma basic and fully diluted earnings per share adjusted for dividends in excess of earnings is calculated by including in shares outstanding the assumed number of shares required to be issued in the Company’s initial public offering, the proceeds of which are assumed for the purposes of this calculation to have been used to pay dividends during the twelve months ended June 30, 2007 plus additional planned dividends resulting from the Company’s initial public offering in excess of net income for the twelve months ended June 30, 2007. The calculation assumes an initial offering price of $             per share, the mid-point of the initial public offering price that ranges between $             and $             per share. The dividends in excess of earnings and assumed number of additional shares issued to pay dividends in excess of earnings for the twelve months ended June 30, 2007 are as follows:

Dividends paid:
During the six months ended December 31, 2006		$2,900
February 12, 2007		70,000
May 14, 2007		96,845
From proceeds of the Company’s initial public offering

	$

Net income:
For the six months ended December 31, 2006		$34,431
For the six months ended June 30, 2007		15,708

		$50,139

Dividends in excess of net income	$
Assumed initial offering price per share	$
Assumed additional number of shares issued to fund dividends in excess of earnings

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities of three months or less.

Restricted Cash

Included in the monthly mortgage payments by Travel Main’s subsidiaries are the amounts for estimated property taxes and repairs, environmental and miscellaneous items. These additional payments are held in an escrow account by the lender and are not available to PNAG Holding. The amount paid into the escrow accounts is an estimate based on the historical level of such items as determined by the lender.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s sales are almost entirely to customers located in the United States and Canada. Accounts receivable are recorded for invoices issued to customers. The Company performs periodic credit evaluations of its ongoing customers and on all new customers prior to the initial sale. The Company generally does not require collateral or deposits though some sales may be made on a “cash on delivery” basis. The Company maintains an allowance for doubtful accounts at an amount it considers to be a sufficient estimate of losses resulting from the inability of its customers to make required payments. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the current economic environment and the aging of the receivables. Credit losses experienced have generally been within management’s expectations. The Company cannot guarantee the rate of future credit losses will be similar to past experience. Generally, receivables past due more than 90 days are considered delinquent though management may use judgment taking into account historical payment patterns and the length of time of the customer relationship. Delinquent receivables are written-off against the allowance when an account is no longer collectible based on individual evaluation of collectibility and specific circumstances of the customer.

Concentration of Credit Risk

The Company is exposed to credit risk in the event of nonpayment by customers principally within the non-residential construction industry. Changes in this industry may significantly affect management’s estimates and the Company’s financial performance. The Company mitigates its exposure to credit risk by performing ongoing credit evaluations (see Accounts Receivable and Allowance for Doubtful Accounts above).

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, equity investments, accounts payable and loans and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short-term nature of these instruments. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of loans and notes payable approximates fair value.

Inventory Valuation

Inventories are held for sale at the Company’s service center locations and are valued at the lower of cost or market (i.e., net realizable value). Methods used to determine cost are the weighted average cost and the specific identification methods. The Company has historically experienced only minimal instances of obsolete or damaged inventory, and therefore, does not maintain an allowance for such losses.

Property, Plant and Equipment

Property, plant and equipment are valued at cost less accumulated depreciation. All property, plant and equipment, except land, are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from 5 to 40 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter. At the time property, plant and equipment are sold or otherwise disposed of, the accounts are relieved of the cost of the assets and the related accumulated depreciation, and any resulting gain or loss is credited or charged to income.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt using the effective interest method.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Equity Investments

The equity method of accounting is used where the Company’s investment in voting stock gives it the ability to exercise significant influence over the investee, generally 20% to 50%. The equity method is used to account for Feralloy’s investments in Indiana Pickling and Processing Company (45% interest), Acero Prime S. de R.L. de C.V. (40% interest) and Oregon Feralloy Partners LLC (40% interest).

The Company had $3,699, $3,889 and $4,429 of undistributed earnings in equity investments at December 31, 2004, 2005 and 2006, respectively.

Income Taxes

PNAG Holding files a consolidated federal income tax return that includes its wholly owned subsidiaries and their respective subsidiaries. The provision for income taxes includes income taxes currently payable or receivable and those deferred. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the Consolidated Statements of Income in the periods in which the changes are enacted. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Retirement Benefits

Most employees of Feralloy are covered by pension plans. Pension costs are based on consideration of valuations made by an independent actuary and include provisions for service cost, interest cost and return on plan assets. The policy with respect to Feralloy’s pension plans is to contribute amounts equal to the sum of normal cost and the amount required to amortize unfunded liabilities over 25 years, but not more than the maximum deductible amount allowed under applicable tax laws and not less than the minimum annual contribution required by applicable regulations.

Feralloy also adopted a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan” or “SERP”) to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy has purchased Company-owned life insurance contracts on the related employees.

Revenue Recognition

In accordance with Staff Accounting Bulletin 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, collection is reasonably assured, and the sale price is fixed and determinable. Risk of loss for products shipped passes at the time of shipment when shipments are made by common carrier or at delivery when the Company’s trucks are used.

Sales prices to customers are determined at the inception of the agreement to purchase. No cancellation or termination provisions are included in the Company’s agreements notwithstanding customary rights to return

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

products which relate to non-conformities, defects and specifications. Provisions are made, based on experience, for estimated returns in accordance with Statement of Financial Accounting No. 48, Revenue Recognition When Right of Return Exists, and have been immaterial in the past.

In limited circumstances, the Company will deliver goods on consignment. In those cases, billing occurs when the goods are used by the customer, or after the lapse of a specified period of time, whichever comes first.

Net sales include tolling income where the Company processes steel for a fee, without taking either title to the inventory or the associated price risk of the steel. Tolling income has historically been less than 2% of the Company’s total net sales.

See Accounts Receivable and Allowance for Doubtful Accounts for reasonableness of collection.

Shipping

After the product is shipped, the Company classifies all amounts billed to a customer in a sales transaction related to shipping as revenue. Additionally, all costs related to shipping are recorded as cost of materials sold in the Consolidated Statements of Income.

Derivative Financial Instruments

The Company has at various times entered into derivative instruments as a strategy to manage interest rate risk in order to minimize significant, unanticipated fluctuations that may arise from volatility of the interest rates on its floating rate debt with its senior secured lender. The Company does not enter into derivative instruments for trading or speculative purposes.

Under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, all derivatives are recorded on the balance sheet at fair value. The changes in the fair value of interest rate swaps that qualify as cash flow hedges are recorded in other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged items affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The changes in the fair value of derivative instruments that do not quality for hedge accounting treatment are recognized immediately in the Consolidated Statements of Income.

Goodwill

Goodwill is the excess of the acquisition cost of the businesses over the fair value of the identifiable net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment annually unless indicators of impairment exist. In the first step, the Company estimates the fair values of its reporting units using a discounted cash flow approach. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Intangible Assets

Intangible assets consist of customer relationships, non-compete agreements and proprietary software. Amortization of software costs and non-compete agreements are recorded on the straight-line method with useful lives of three years and two years, respectively. Customer relationships are amortized over their useful lives which range from 15-20 years on a weighted average recoverable basis estimated using annual attrition rates. The Company evaluates impairment of its intangible assets on an individual basis whenever circumstances indicate that the carrying value may not be recoverable.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the evaluation of the recoverability of the carrying value of long-lived assets and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; and assets and obligations related to employee benefit plans. Actual results could differ from those estimates and the differences could be material.

Reclassification

Certain prior period amounts related to cost of materials sold, processing, distribution and selling, general and administrative costs have been reclassified to conform to the current year financial statement presentation.

Note 2. Business Combinations

Platinum Acquisition

On February 14, 2006, PNAG Holding, an affiliate of Platinum, and its wholly owned subsidiary, Travel Merger (a wholly owned subsidiary of Travel Holding Corporation (now known as PNAG Holding), in turn a wholly owned subsidiary of Platinum) entered into an Agreement and Plan of Merger with PNAG and Preussag North America, Inc. to acquire all of the outstanding capital stock of PNAG for cash consideration of $261,568, refinancing of existing indebtedness of $88,048, a $12,000 seller note and other consideration and costs of $3,762.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

On May 9, 2006, Platinum closed the Merger Agreement whereby Travel Merger merged with and into PNAG, with PNAG being the surviving corporation. The transaction was financed with new borrowings under PNAG’s amended and restated senior secured credit facility of $290,747, an equity investment of $17,500 and a $45,000 loan from Platinum. The proceeds from the new borrowings and equity investment were used to pay approximately $261,568 in acquisition consideration to the Company’s former stockholder and to refinance approximately $88,048 of indebtedness then outstanding under PNAG’s then existing senior secured credit facility.

A summary of the purchase price for the Platinum Acquisition is as follows:

Cash	$261,568
Assumption of debt	88,048
Seller note payable to Preussag North America, Inc.	12,000
Cash received from Preussag North America, Inc.	(3,926)
Cash due to Preussag North America, Inc.	7,688

Total purchase price	$365,378

The allocation of the purchase price is based on valuations and estimates of the fair value of the assets acquired and liabilities assumed. These estimates resulted in an estimated fair value of net assets acquired of $442,720, which exceeded the purchase price by $77,342. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. A summary of the allocation of purchase price is as follows:

Current assets	$476,646
Property, plant and equipment	54,679
Identifiable intangibles
Customer relationships	10,391
Software	352
Backlog	288
Other non-current assets	8,239

Total assets	550,595

Current liabilities	175,753
Non-current liabilities	9,464

Total liabilities	185,217

Net assets acquired	$365,378

The useful lives of the acquired intangibles are 20 years, 3 years, and 1 to 3 months for customer relationships, software and backlog, respectively.

The Company performed a valuation of the acquired entity as of the acquisition date. An initial allocation of the purchase price to the assets acquired and liabilities assumed was recorded at the time of the acquisition, which was then refined upon completion of the final valuation and the resolution of a contingent tax payment due to the Seller. During the fourth quarter of fiscal year 2006, the Company resolved the contingency resulting in an

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

additional payment due to the Seller. As a result, the purchase price increased by $1,194 and a corresponding adjustment to the allocation of the purchase price to long-lived asset classes, property, plant and equipment (increase of $776) and identifiable intangible assets (increase of $418), was also recorded. There were no other significant differences between the initial purchase price allocation entry and final amounts recorded upon completion of the valuation.

MSC Acquisition

MSC is a leading structural steel service center and distributor in the Gulf Coast region of the United States with two facilities located in Texas. MSC distributes and sells a wide array of wide flange beams, as well as plate, pipe, structural tubing, merchant bar, pre-galvanized structural beams, bar grating, and floor plate. The acquisition of MSC allowed the Company to increase its market share in a growing geographic region as well as expand its product offering.

Effective May 31, 2006, the Company completed the acquisition of MSC pursuant to which PNAG acquired all of the outstanding partnership interests of MSC and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33,253 and refinanced $20,847 of Metals Supply’s then existing indebtedness. The acquisition was financed initially by a $54,221 loan from Platinum (the “MSC Acquisition Loan”).

On July 17, 2006, PNAG borrowed $38,021 under its amended and restated senior secured credit facility and used the proceeds to repay a portion of the MSC Acquisition Loan to Platinum. The Company returned to Platinum the remaining $16,200 of the MSC Acquisition Loan on August 16, 2006 with a portion of the proceeds of PNAG’s bond issue (see Note 8 Long-term Debt). The purchase agreement entered into in connection with the MSC Acquisition provided for a holdback of an additional $5,300 of purchase price to fund any indemnity claim by PNAG and an additional holdback of $5,900 which will be paid over five years and will be recorded as compensation expense ratably over the period paid.

A summary of the purchase price for the MSC Acquisition is as follows:

Cash	$33,253
Debt refinancing	20,847
Deferred consideration	5,300

Total purchase price	$59,400

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The following summary of the allocation of the purchase price is based on valuations and estimates of the fair value of the assets acquired and liabilities assumed.

Current assets	$50,569
Property, plant and equipment	7,576
Identifiable intangibles
Customer relationships	6,066
Non-compete	5,882
Backlog	446
Goodwill	9,886
Other non-current assets	120

Total assets	80,545

Current liabilities	16,293
Non-current liabilities	4,852

Total liabilities	21,145

Net assets acquired	$59,400

The Company performed a valuation of MSC as of the acquisition date. An initial allocation of the purchase price to the assets acquired and liabilities assumed was recorded at the time of the acquisition, which was then refined upon completion of the final valuation. There were no significant differences between the initial purchase price allocation entry and final amounts recorded upon completion of the valuation.

Goodwill recorded as a result of the Company’s acquisitions is not deductible for tax purposes. The useful lives of the acquired intangibles are 15 years, 2 years, and 1 month for customer relationships, non-compete agreement and backlog, respectively. Goodwill recorded in connection with the MSC Acquisition is included in total assets of the long products and plate segment (see Note 14 Business Segment Information).

The operating results of MSC are included in the Company’s Consolidated Statements of Income from the date of acquisition.

The following unaudited pro forma information presents consolidated results of operations for the years ended December 31, 2005 and 2006 as if the acquisitions had occurred at the beginning of the periods presented.

	Year Ended December 31,
	2005	2006
Net sales	$1,358,729	$1,627,153
Net income	$25,530	$66,450
Basic and diluted earnings per share	$25,530	$7.59

Note 3. Inventories

Inventories consist of the following as of December 31, 2005 and 2006:

	Predecessor 2005	Successor 2006
Raw materials	$189,076	$391,613
Finished goods	19,904	18,991

	$208,980	$410,604

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Note 4. Other Current Assets

Other current assets consist of the following as of December 31, 2005 and 2006:

	Predecessor 2005	Successor 2006
Other receivables	$7,153	$8,011
Prepaid expenses and other	3,238	1,135
Deferred income taxes	8,600	7,706
Income taxes receivable	1,852	—

	$20,843	$16,852

Note 5. Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2005 and 2006:

	Estimated Useful Life	Predecessor 2005	Successor 2006
Land		$7,500	$5,437
Buildings and improvements	25-40 years	75,424	26,586
Equipment	5-10 years	117,353	32,544
Construction in progress		2,667	814

		202,944	65,381
Less: accumulated depreciation		(107,744)	(3,839)

		$95,200	$61,542

Depreciation expense was $10,148, $9,466, $3,262 and $3,839 for the years ended December 31, 2004 and 2005 and for the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, respectively.

As of December 31, 2006, the Company has one plant in Chicago under a capital lease. The building is fully depreciated and has no carrying value as of December 31, 2006. The lease expires June 30, 2007. Future payment obligation on the lease totals $51.

Note 6. Intangible Assets

There were no intangible assets at December 31, 2005. Intangible assets consist of the following as of December 31, 2006:

	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	15-20 years	$16,457	$(1,552)	$14,905
Non-competition agreements	2 years	5,882	(1,726)	4,156
Backlog	1-3 months	734	(734)	—
Proprietary software	3 years	352	(75)	277

		$23,425	$(4,087)	$19,338

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Amortization expense was $4,087 for the period from May 10, 2006 to December 31, 2006. The total weighted average amortization period for intangible assets is approximately 13 years and there are no residual values. The annual amortization expense expected for the succeeding five years is as follows: $5,375 in 2007, $3,309 in 2008, $1,726 in 2009, $1,435 in 2010, and $1,224 in 2011.

Note 7. Other Payables

Other payables consist of the following as of December 31, 2005 and 2006:

	Predecessor 2005	Successor 2006
Current maturities of long-term debt	$69	$1,853
Accrued bonuses	7,293	13,103
Accrued interest	—	11,525
Purchase consideration payable to Preussag North America, Inc.	—	8,050
Deferred consideration payable	—	5,300
Accrued expense and other	18,713	17,570

	$26,075	$57,401

Note 8. Long-Term Debt

Long-term debt consists of the following as of December 31, 2005 and 2006:

	Predecessor 2005	Successor 2006
Revolver loan	$58,638	$164,341
Senior notes	—	250,000
Real estate mortgages	—	49,875
Other long-term debt	210	12,000
Capitalized lease obligation	253	51

	59,101	476,267
Less: current maturities of long-term debt	(69)	(1,853)

	$59,032	$474,414

On January 18, 2005, PNAG’s secured credit agreement was amended so that the facility was increased to $250,000, all of which was a revolver loan with an extension of the agreement for five years to January 2010.

In connection with the Platinum Acquisition, on May 9, 2006 the Company amended and restated the senior secured credit agreement further with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of PNAG’s senior secured credit facilities.

PNAG’s senior secured credit facilities provide for senior secured financing of up to approximately $460,000 consisting of:

•	$85,000 term loan facility with maturity of five years that was drawn in full in connection with the acquisition of all of the outstanding capital stock of PNAG by Platinum; and

•	$375,000 revolving loan facility, including a letter of credit sub-facility of $30,000, that will terminate in five years.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

All borrowings under PNAG’s senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

The loans are charged interest on a base rate method or a LIBOR method, at the Company’s option, as defined in the credit agreement. Interest on the loans is paid on a monthly or quarterly basis, depending on whether the loan is under the base rate method or LIBOR method. The principal on the revolver loan is due and payable on May 9, 2011. The term loans required scheduled quarterly payments of principal of $3,250 through April 1, 2011 but were repaid in total with the proceeds of the Senior Notes issued in August 2006 (see Senior Notes described below). In the event that there is a change of control in which case PNAG Holding ceases to own and control 100% of PNAG, or in which PNAG ceases to own and control 100% of each of Infra-Metals, Delta and Feralloy, or in the event that the Company violates debt covenants, as defined and specified in the credit agreement, then such occurrence shall constitute an event of default under the credit facility and the lenders have the ability, among other things, to accelerate the repayment of the loan. The secured credit facility requires the Company to provide annual audited financial statements to the lenders within 90 days of fiscal year-end. The Company obtained an extension of 15 days related to its requirement to provide its December 31, 2006 audited Consolidated Financial Statements. The loans are secured by a blanket lien on all of PNAG’s and its subsidiaries’ assets.

The aggregate borrowing limits under the outstanding credit facilities at December 31, 2005 and 2006 aggregated $250,000 and $375,000, respectively. Borrowings under these lines of credit were $58,638 and $164,341 at December 31, 2005 and 2006, respectively. Interest rates on the outstanding credit facilities were 6.375% at December 31, 2006 and ranged from 5.69% to 7.25% at December 31, 2005.

Letters of credit of $4,484 and $7,387 were also outstanding under these agreements as of December 31, 2005 and 2006, respectively.

In conjunction with the amended and restated facility, the Company incurred $2,798 of secured credit facility closing fees and expenses which have been capitalized and included in “Deferred financing costs, net” in the Consolidated Balance Sheet. These costs are being amortized over the 5-year term of the agreement.

As discussed in Note 2 Business Combinations, PNAG Holding entered into a $12,000 seller note dated May 9, 2006 in connection with the purchase of PNAG from Preussag North America, Inc. Interest accrues at a rate of 8.0% per annum, payable in arrears at the end of each calendar quarter. Principal payments of $1,000 are due on each anniversary of the note, and the note matures on November 9, 2011 with all unpaid principal and interest due at that time. The note may be prepaid at any time without penalty and is secured by a second priority interest in PNAG Holding’s capital stock of PNAG. In the event of default, the note contains certain restrictions on the payment of dividends or loans to affiliates.

On August 15, 2006, PNAG completed an offering of unsecured 10 3/4% Senior Notes due 2016 for $250,000 (the “Senior Notes”). The notes bear interest at a rate per annum equal to 10.75%, payable semi- annually in cash in arrears, on March 1 and September 1 of each year, commencing on March 1, 2007. The notes will mature on September 1, 2016. The Company may redeem some or all of the notes at any time after September 1, 2011 at a predetermined redemption price plus accrued and unpaid interest up to the applicable redemption date. In addition, on or prior to September 1, 2009, the Company may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. The Company used the proceeds from the Senior Note offering to repay the term loans, a portion of the revolver loan under PNAG’s

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

senior secured credit facility, a dividend to fund the repayment of the balance of the MSC Acquisition Loan and to pay related transaction costs and expenses. The Company incurred $7,600 in closing fees and expenses which have been capitalized and included in “Deferred financing costs, net” in the balance sheet. These costs are being amortized over the 10-year term of the notes.

On September 28, 2006, 17 Travel Main subsidiary properties were mortgaged with Bank of America, N.A. and on November 2, 2006 an additional property was mortgaged, in each case for amounts approximately equal to 75% of their appraised value. The mortgages are for 10 year periods at an interest rate of 6.403%. The funds received were used to repay loans from Platinum Equity Capital Partners. Neither PNAG Holding, PNA Intermediate, PNAG nor Travel Main is a party to or a guarantor of these mortgages.

The amended and restated credit agreement with Bank of America, N.A. contains covenants that restrict dividend payments from PNAG to PNAG Holding when excess availability is less than $40,000. There is no monetary limit on dividends, provided that the availability restriction is met.

The Senior Notes’ terms include standard covenants related to restrictions on incurrence of future indebtedness and conveyance of assets. The Senior Notes also include registration rights whereby in the event the Company does not meet certain timetables for registering the Senior Notes as debt securities, the Company will be required to pay additional interest in certain circumstances. The registration rights agreement requires initial registration within 270 days of issuance of the Senior Notes with an effective date of the registration within 390 days of issuance.

Additionally, the Senior Notes contain restrictions on dividends payable by PNAG to PNAG Holding. These restrictions are based on consolidated net income and other factors although PNAG can pay dividends, not in excess of $15,000 in aggregate over the term of the Senior Notes, that are not subject to these restrictions. In general, the amount of dividends PNAG may remit to PNAG Holding in any given period is limited to 50% of Consolidated Net Income (beginning with the first full quarter during which the Senior Notes were issued) plus amounts received from equity contributions received. The restriction on payment of dividends by PNAG to PNAG Holding results in a restriction on the retained earnings of PNAG Holding. At December 31, 2006, approximately $31,780 of PNAG Holding’s retained earnings were unrestricted.

The combined aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

Year ended December 31,
2007	$1,853
2008	1,846
2009	1,912
2010	1,973
2011	173,379
2012 and thereafter	295,304

$476,267

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Note 9. Derivative Financial Instrument

The Company entered into an interest rate swap agreement during the year ended December 31, 2003 to reduce the impact of changes in interest rates on its floating rate debt. The interest rate swap agreement with Bank of America, N.A. had a notional amount of $75,000 and expired on September 30, 2006. The agreement effectively changed the Company’s interest rate exposure on $75,000 floating interest rate debt through September 30, 2006.

The Company entered into three additional interest rate swap agreements for a total of $50,000 in June 2006 for a 3 year period commencing October 1, 2006 with each of Bank of America, N.A., Wachovia and LaSalle. These agreements also reduce the impact of changes in interest rates on the Company’s floating rate debt.

The fair market value of interest rate swaps is the estimated amount the Company would receive or pay to terminate the swap agreement at the reporting date, taking into account current and expected interest rates. The fair values of the outstanding swap agreement at December 31, 2005 and 2006 were an asset of approximately $1,194 and a liability of approximately $381, respectively. PNAG and its subsidiaries are jointly and severally liable for the performance under the interest rate swap agreements.

Note 10. Retirement Benefits and Compensation Plan

The Company has two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan (together, the “Plans”). Of the noncontributory, defined benefit pension plans, one covers substantially all Feralloy nonunion employees who have attained age 21 and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy also adopted a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) to provide supplemental benefits to certain of its executives employees. To provide for the SERP, Feralloy has purchased Company-owned life insurance contracts on the related employees.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). The Company adopted the provisions of SFAS 158 as of December 31, 2006 which require the funded status of defined benefit pension and other benefit plans to be fully recognized on the balance sheet. The adoption of SFAS 158 had no effect on the recognition of pension-related costs in the income statement. Overfunded plans are recognized as an asset and underfunded plans are recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as changes to accumulated other comprehensive income (AOCI) in the Statement of Stockholders’ Equity. SFAS 158 also requires additional disclosures about the annual effects on net periodic benefit cost arising from the recognition of the deferred actuarial gains or losses and prior service costs or credits. Additional minimum pension liabilities (AMLs) and the related intangible assets, if any, are no longer required. The impact of the adoption of SFAS 158 on the Company’s financial statements was not material.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The change in the Plans’ benefit obligations, assets and funded status as of the year ended December 31, 2005 and for the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, are as follows:

	Predecessor		Successor May 10, 2006 to December 31, 2006
	Year Ended December 31, 2005	January 1 to May 9, 2006
Change in benefit obligation
Benefit obligation, beginning of period	$19,959	$23,807	$21,930
Service cost	812	318	497
Interest cost	1,217	442	902
Benefits paid	(640)	(265)	(471)
Actuarial (gain)/loss	2,459	(2,372)	1,152
Curtailments	—	—	(3,325)
Special termination benefits	—	—	779

Benefit obligation, end of period	$23,807	$21,930	$21,464

Change in Plans assets
Fair value of plan assets, beginning of period	$13,204	$14,384	$15,024
Actual return on plan assets	293	249	638
Employer contributions	1,527	656	980
Benefits paid	(640)	(265)	(471)

Fair value of plan assets, end of period	$14,384	$15,024	$16,171

Funded status, end of period
Projected benefit obligation in excess of fair value of plan assets	$(9,423)	$(6,906)	$(5,293)

Unrecognized prior service cost	122	98
Unrecognized net actuarial loss	9,428	7,046

Net amount recognized	$127	$238

The accumulated benefit obligation at December 31, 2005 was $19,688.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The components of net periodic pension benefit (cost) and total pension expense for the years ended December 31, 2004 and 2005 and for the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 are as follows:

	Predecessor			Successor May 10, 2006 to December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1, 2006 to May 9, 2006
Components of net periodic pension cost (benefit) and total pension expense
Service cost	$745	$812	$318	$497
Interest cost	1,120	1,217	442	902
Expected return on plan assets	(960)	(1,099)	(393)	(817)
Amortization of transitional obligation	38	26	—	—
Amortization of prior service cost	87	55	24	—
Recognized actuarial loss	279	334	154	—
Curtailments		—	—	(2,210)
Special termination benefits		—	—	779

Net periodic pension cost (benefit)	$1,309	$1,345	$545	$(849)

The amounts recognized in the Consolidated Balance Sheets as of December 31, 2005 and 2006 are as follows:

	Predecessor 2005	Successor 2006
Amounts recognized in Consolidated Balance Sheets
Prepaid benefit cost	$2,163	$—
Accrued benefit liability	(7,535)	(5,293)
Intangible asset	22	—
Accumulated other comprehensive income	5,477	216

Net amount recognized	$127	$(5,077)

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The Company develops its pension benefit costs and credits from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and expected return on plan assets. A key assumption used in valuation of the projected benefit obligation is that of the discount rate. In setting this rate, the Company utilized several bond indexes including the annualized Moody’s “Aa rated” 20-year bond index, the Citigroup Yield Curve and the Aon Yield Curve as the Company believes they most closely match the timing of expected future benefit payments. The indexes ranged from 5.75% to 6.00% and the Company elected to use a discount rate of 5.88% as of the December 31, 2006 valuation. Assumptions used to determine the benefit obligation at December 31 and net periodic benefit cost for the years ended December 31 are detailed below:

	Predecessor 2005	Successor 2006
Weighted-average assumptions used in computing projected benefit obligation at December 31:
Discount rate for determining benefit obligations	5.50%	5.88%
Rate of compensation increase	4.00%	4.00%

	Predecessor			Successor May 10, 2006 to December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1, 2006 to May 9, 2006
Weighted-average assumptions used in computing net periodic pension cost:
Discount rate	6.25%	6.00%	5.50%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	8.00%

As noted above, the Company uses the Moody’s “Aa rated” 20-year bond index as of the commencement of the applicable period to calculate the net periodic benefit cost. The rate at January 1, 2006 was 5.50% and increased to 6.25% at April 30, 2006 following a similar trend that other interest rate indexes experienced over the applicable period.

The significant assumptions regarding Plan assets are set forth below:

Plans Assets	Target Allocation	Predecessor 2005	Successor 2006
Equity securities	60%	65%	67%
Fixed income	40%	33%	33%
Money market	0%	2%	0%
Market value of assets		market value	market value
Amortization method for prior service costs		straight-line	straight-line
Amortization method for gains and losses		straight-line	straight-line
Measurement date		12/31/05	12/31/06

Approximate benefit payments expected to be paid in each of the succeeding five years and in the aggregate for the five years thereafter are as follows: 2007—$729, 2008—$879, 2009—$919, 2010—$942, 2011—$1,117 and 2012 to 2016—$6,311.

The Company expects to make contributions to the Plans of approximately $33 during 2007.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The long-term rate of return of the Plans’ investment allocation is designed to be commensurate with a conservatively managed balance allocation. The funds’ assets are to be allocated among intermediate term, high-quality corporate and government bonds and large cap domestic based growth stocks.

The returns should benchmark the Lipper Balance Funds index. Should the Plans’ investment committee wish to take a more aggressive approach, the allocation may be adjusted to a higher proportion of equity holdings and a more defensive approach will result in less equity allocation.

As part of investment policies and strategies, Feralloy and the Plans’ investment committee will meet at least once a year to review and formulate the specific investments and allocations. Any adjustments that are deemed necessary will be based on specific criteria, i.e., necessary funding, Plan obligations, expenses and liquidity needed.

The Company makes discretionary contributions to various defined contribution employee benefit plans and matches a portion of the participant’s contribution to retirement plans. Total contributions relating to these plans were approximately $1,074, $1,155, $813, and $455 for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, respectively. Employee contributions are limited to the Internal Revenue Service established annual dollar limits. Employee eligibility ranges from after 1 month of service to 6 months with enrollment entry dates varying. Employee contributions vest immediately with the Company’s contributions vesting after up to 6 years.

Effective December 31, 2006, the Company adopted a change to freeze the benefits under its Non-Union Pension Plan, a defined benefit pension plan, and instituted a new defined contribution plan effective January 1, 2007. As a result of this action, the Company recognized a pension curtailment gain of $2,210 in the fourth quarter of fiscal year 2006 in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

A Participation Agreement has been agreed to in principle among Platinum and executive management of PNAG. It is expected that the plan will provide for the management team of PNAG to receive up to 10% of any return of capital Platinum receives in excess of $35,000 upon the occurrence of a qualifying event defined as (1) a sale of substantially all of the assets or common stock of the Company, (2) the consummation of a public offering of stock, or (3) the payment of certain dividends to Platinum. The participants vest 25% each year over three years plus 25% at inception of the plan. Any vested amounts paid under the plan will be treated as compensation at the PNAG level.

Note 11. Related Parties

Receivables from affiliates represent an amount due from the Company’s Mexican joint venture Acero Prime. Payables to affiliates represent amounts due to two domestic joint ventures who are parties to the group cash management system and who have positive cash balances with the Company. Dividends paid to minority interest holders of entities accounted for using the equity method of accounting totaled $1,323, $1,862, $343, and $2,058 for the years ended December 31, 2004 and 2005 and the periods from January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, respectively.

As described in Note 2 Business Combinations, the Company entered into a $12,000 seller note with Preussag North America, Inc. (“Preussag”) in connection with the Platinum Acquisition. Interest on the seller note accrues at 8% per annum. Interest costs on the note were $621 for the period May 10, 2006 to December 31,

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

2006 of which $242 was owed at December 31, 2006 and recorded in other payables in the Consolidated Balance Sheet. In addition, in connection with the Platinum Acquisition there are amounts that will be owed to Preussag in fiscal year ended 2007 related to settlement of certain preacquisition tax liabilities in accordance with the Merger Agreement. The Company has recorded $8,050 in connection with this payable to Preussag which is included in other payables in Consolidated Balance Sheet at December 31, 2006.

During the period May 10, 2006 to December 31, 2006, Platinum and its affiliates extended loans to the Company for the primary purposes of transacting the business combinations described in Note 2. There were two loans entered into during the period, one for $45,000 and another for $54,221. For each of these loans the principal was repaid together with accrued interest prior to December 31, 2006. Interest on both loans accrued at a rate of 10.0% per annum on outstanding balances. Interest costs incurred and included in the Consolidated Statement of Income during the period totaled $2,609.

PNAG pays Platinum an annual monitoring fee pursuant to a corporate advisory services agreement which will be amended in connection with this offering to provide for a termination fee payable by PNAG to Platinum as consideration for terminating the annual monitoring fee. Dividends paid to Platinum during the period from May 9, 2006 to December 31, 2006 were $2,900. PNAG paid dividends of $2,000 to Preussag during the year ended December 31, 2005 and the period from January 1, 2006 to May 9, 2006.

Note 12. Commitments and Contingencies

The Company is involved in several legal proceedings, claims and litigation arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding or claim will not have a material adverse effect on the consolidated financial position of the Company or on the consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.

The Company had purchase commitments of approximately $259,052 for inventory at December 31, 2006. These commitments were made to assure the Company a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.

The consolidated group leases real estate, office space, data processing equipment automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.

The Company’s minimum lease obligations for continuing operations under certain long-term non-cancellable operating lease agreements for office space, warehouse space, auto and truck leases and office equipment are as follows:

Year ended December 31,
2007	$4,640
2008	3,717
2009	2,756
2010	1,891
2011	1,231
2012 and thereafter	5,183

$19,418

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Rent expense under non-capitalized, non-cancellable lease agreements was $6,815, $6,739, $1,599, and $3,049 for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006, respectively.

Note 13. Income Taxes

Income tax expense (benefit) attributable to income consists of:

	Predecessor			Successor May 10 to December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1 to May 9, 2006
Current	$45,167	$17,023	$10,686	$25,845
Deferred	8,865	4,802	(540)	(2,226)

	$54,032	$21,825	$10,146	$23,619

Income tax expense (benefit) attributable to income/(loss) differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income from operations as a result of the following:

	Predecessor			Successor May 10 to December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1 to May 9, 2006
Computed tax expense	$49,926	$20,129	$9,503	$22,652
State income tax expense, net of federal benefit	4,332	1,208	971	1,961
Change in valuation allowance	(800)	(100)	—	—
Other	574	588	(328)	(994)

	$54,032	$21,825	$10,146	$23,619

Effective tax rate	37.9%	37.9%	37.4%	36.5%

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below as of December 31, 2005 and 2006:

	Predecessor 2005	Successor 2006
Current deferred tax assets
Inventory	$3,291	$4,136
Insurance	1,014	478
Accrued pension	1,359	—
Allowance for doubtful accounts	2,089	2,088
Accrued expenses	340	897
State net operating losses	210	—
Other	297	107

Total current deferred tax assets	8,600	7,706

Non-current deferred tax assets
Fixed assets, depreciation and amortization	—	3,690
Accrued pension	—	2,076
Deferred financing costs	—	1,248
Retirement plan	834	—
Other	—	352

	834	7,366
Non-current deferred tax liabilities
Property, plant & equipment	(11,539)	—
Intangible amortization	—	(6,867)
Book/tax difference in partnership	(1,810)	(1,709)
Other	(347)	(395)

	(13,696)	(8,971)

Total non-current deferred tax liabilities	(12,862)	(1,605)

Net deferred tax asset (liability)	$(4,262)	$6,101

Note 14. Business Segment Information

The Company has two reportable segments based along product lines—the long products and plate segment and the flat rolled products segment. The long products and plate segment distributes numerous products including structural beams, tubing, plates, sheets and pipes and provides some value-added steel processing capabilities that includes saw-cutting and T-splitting. The flat rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the flat rolled segment receives value-added processing such as temper-passing, leveling or slitting. Through this segment, the Company also performs a substantial amount of tolling, in which it processes steel for a fee, while never taking title to the inventory.

As discussed in Note 1, the Company conducts its steel services business through four operating subsidiaries: Infra-Metals, Delta, Feralloy and MSC. The operations of Feralloy comprise the flat rolled segment products while Infra-Metals, Delta and MSC are aggregated to constitute the long products and plate segment

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

based on the entities’ product lines and their exhibiting similar economic characteristics, products, customers and delivery methods. The primary measures of performance used by management in evaluating the segments are net sales and operating income.

Travel Main, the Company’s holding company for certain real estate assets, generates rent income from the leases with the PNAG operating entities and incurs costs associated with the mortgages on the real estate assets. Travel Main’s operations do not constitute a reportable segment. Costs incurred at the holding companies comprise the corporate segment, are incidental to the operating entities’ operations and are therefore not a reportable segment. Thus, Travel Main, holding company revenue and expenses, and consolidation eliminations and reclassifications are included in corporate and other for purposes of reconciling segment reporting disclosures to the Consolidated Balance Sheets and Consolidated Statements of Income.

The Company uses the same accounting policies to generate segment results as it does for its consolidated results. None of the Company’s operating business segments relies on any one major customer. All of the Company’s goodwill is included as part of the long products and plate segment total assets.

	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Predecessor Company
Year ended December 31, 2004
Net sales to external customers	$654,561	$555,652	$—	$1,210,213
Operating costs and expenses	565,308	492,249	3,580	1,061,137
Operating income (loss)	89,253	63,403	(3,580)	149,076
Capital spending	3,614	604	—	4,218
Total segment assets	312,994	272,966	3,360	589,320
Depreciation and amortization	4,109	6,018	21	10,148
Income from equity investments	—	1,607	—	1,607
Interest expense	5,363	5,509	(4,103)	6,769

Year ended December 31, 2005
Net sales to external customers	$728,680	$521,609	$—	$1,250,289
Operating costs and expenses	672,873	511,875	2,633	1,187,381
Operating income (loss)	55,807	9,734	(2,633)	62,908
Capital spending	5,246	1,081	—	6,327
Total segment assets	317,177	181,575	5,344	504,096
Depreciation and amortization	3,910	5,542	14	9,466
Income from equity investments	—	1,546	—	1,546
Interest expense	4,985	5,287	(4,753)	5,519

Period from January 1, 2006 to May 9, 2006
Net sales to external customers	$315,034	$172,156	$—	$487,190
Operating costs and expenses	286,045	167,869	4,733	458,647
Operating income (loss)	28,989	4,287	(4,733)	28,543
Capital spending	1,928	532	—	2,460
Total segment assets	398,008	187,553	6,650	592,211
Depreciation and amortization	1,293	1,967	2	3,262
Income from equity investments	—	770	—	770
Interest expense	1,690	968	(1,283)	1,375

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

	Long Products and Plate	Flat Rolled	Corporate and Other	Total

Successor Company
Period from May 10, 2006 to December 31, 2006
Net sales to external customers	$764,380	$309,821	$—	$1,074,201
Operating costs and expenses	684,478	295,006	3,872	983,356
Operating income (loss)	79,902	14,815	(3,872)	90,845
Capital spending	3,684	1,218	—	4,902
Total segment assets	522,363	164,706	59,375	746,444
Depreciation and amortization	5,907	1,760	259	7,926
Income from equity investments	—	942	—	942
Interest expense	17,399	7,385	812	25,596

Intersegment net sales were not significant. Travel Main charges rent to the operating subsidiaries of PNAG. Rent charged by Travel Main to the long products and plate segment and the flat rolled segment were $1,833 and $613, respectively, for the period from May 10, 2006 to December 31, 2006.

Note 15. Common Stock and Earnings per Share

On May 9, 2006, PNAG Holding (formerly known as Travel Holding Corporation) was capitalized with 8,750,000 shares of common stock by Platinum Equity, LLC. As discussed in Note 2 Business Combinations, on May 9, 2006 Platinum Equity, LLC closed the purchase of PNAG whereby Travel Merger, then a wholly owned subsidiary of PNAG Holding, merged with and into PNAG with PNAG being the surviving corporation. For the periods prior to May 10, 2006, PNA had 1,000 shares outstanding with no dilution. For the period from May 10, 2006 to December 31, 2006, PNAG Holding had 8,750,000 shares outstanding with no dilution. All shares outstanding are common shares and have equal voting, liquidation and preference rights.

Basic earnings per share (“EPS”) attributable to PNAG Holding’s common stock is determined based on earnings for the period divided by the weighted average number of common shares outstanding during the period. Diluted EPS attributable to PNAG Holding’s common stock considers the effect of potential common shares, unless inclusion of the potential common shares would have an antidilutive effect. PNAG Holding does not have any securities or other items that are convertible into common shares, therefore basic and fully diluted EPS are the same.

Note 16. Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155), which eliminates the exemption from applying Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to materially impact the Company’s consolidated financial position, results of operations or cash flows.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

In March 2006, the FASB issued Statement of Financial Accounting Standard No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to materially impact the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, Emerging Issues Task Force Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation) (EITF 06-3), was issued. EITF 06-3 requires disclosure of the presentation of taxes on either a gross (included in net sales and costs) or a net (excluded from revenue) basis as an accounting policy decision. The provisions of this standard are effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to materially impact the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, Accounting for Income Taxes, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company is currently evaluating the possible impact of FIN 48 on its consolidated financial statements, and while its analysis of impact of this interpretation is not yet complete, the Company does not anticipate it will have a material impact on its retained earnings at the time of adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157), which establishes a framework for measuring fair value and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The application of this statement relates to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The definition of fair value retains the exchange price notion and clarifies that the exchange price is the price in an orderly transaction between market participants. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability. SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. Adoption is required as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied. The Company is in the process of evaluating what, if any, effect the adoption of SFAS 157 may have on its consolidated financial position, results of operations or cash flows.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. The adoption of SAB 108 did not materially impact the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits companies to measure financial instruments and certain other assets and liabilities at fair value on an instrument by instrument basis. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that select different measurement attributes for similar types of assets and liabilities. The Company is in the process of evaluating what, if any, effect adoption of SFAS 159 may have on its financial statements when SFAS 159 is adopted effective January 1, 2008.

Note 17. Subsequent Events

PNA Intermediate was incorporated in Delaware on January 25, 2007 as a wholly owned subsidiary of PNAG Holding. The capital stock of PNAG was contributed by PNAG Holding to PNA Intermediate.

On February 12, 2007, PNA Intermediate sold $170,000 principal amount of its Senior Floating Rate Toggle Notes due 2013 (the “Floating Rate Notes”), and a portion of the net proceeds were used to pay a $70,000 dividend to Platinum and to pay transaction costs of the offering. The notes were offered at a discount and therefore proceeds of the offering were 98.25% of the face amount of the notes. Cash interest accrues at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 7.0% (the “Spread”). Paid-in-kind interest, if any, accrues at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.75% plus the Spread. Interest is due on the notes quarterly starting May 15, 2007. The initial interest payment is due in cash. For any period thereafter, PNA Intermediate may elect to pay interest in cash or through increasing the principal amount of the outstanding Floating Rate Notes or issuing additional paid-in-kind (“PIK”) notes which accrue interest a rate per annum, reset quarterly, equal to the three-month LIBOR plus the Spread plus .75%. The Spread will increase by .50% on the first anniversary of the notes or earlier based on the timing of a qualified equity issuance as defined in the indenture governing the Floating Rate Notes, and will further increase by an additional .50% on the second anniversary of the notes or earlier based on the timing of the qualified equity issuance. In the event the Company elects to pay interest through issuance of PIK notes, it intends to account for the subsequent repayment of PIK notes as an operating activity for purposes of presentation in its statements of cash flows. The notes are unsecured and include certain optional redemption rights as well as certain mandatory redemption requirements in the event of a qualified equity issuance as defined in the indenture agreements. The indenture governing the Floating Rate Notes contains standard covenants related to restrictions on incurrence of future indebtedness, payments of dividends, and conveyance of assets as well as certain registration rights. The original issue discount of $2,975 and transaction costs incurred in completing the offering of approximately $4,500 are being deferred and will be amortized over the life of the notes.

The net proceeds of the PNA Intermediate offering were used to pay a cash dividend of approximately $162,525 to PNAG Holding on February 12, 2007, and PNAG Holding, in turn, paid a dividend of $70,000 to Platinum. The remaining $92,525 in net proceeds was paid to Platinum on May 14, 2007 as a dividend, along with cash on hand of $4,320.

PNA GROUP HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2005 and 2006

(dollars in thousands, except per share amounts)

Simultaneously with the consummation of the Company’s initial public offering, the stock of Travel Main will be transferred by way of dividend to a newly created parent LLC of the Company, which will be wholly owned by Platinum. The transfer will occur because ownership of real estate assets is not a core business of PNAG Holding and the Company’s stockholders therefore desire to keep the real estate assets separated from the operations of PNAG Holding. While the transaction is not expected to result in a pre-tax book gain or loss, the Company expects the transfer to result in a gain for tax return purposes resulting in a tax liability payable in cash by the Company of approximately $8,400. The results of Travel Main will not be reflected as discontinued operations in our Consolidated Financial Statements after the transfer has taken place, as the Company will have continuing involvement through the leasing of the Travel Main properties. In addition, in accordance with Financial Accounting Standards Board Interpretation No. 46(R), the Company will hold an implicit variable interest in Travel Main’s subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly, the combined financial statements of Travel Main’s subsidiaries will be consolidated into the Company’s consolidated financial statements.

As discussed in Note 10, Retirement Benefits and Compensation Plan, Platinum and PNAG senior management have been operating under a Participation Plan agreed to in principle. The Participation Agreement was formally adopted effective May 17, 2007.

Subsequent to June 30, 2007, the Company determined that the quality of certain material it received primarily during the second quarter of fiscal year 2007 from steel traders dealing with certain foreign suppliers is inconsistent with the mill’s certification of the steel specifications that accompanied such material. The Company is currently in a dispute with such steel traders regarding the quality of specific orders of steel purchased from these suppliers. Management believes there may be limited ability to ultimately recover from the foreign suppliers to the extent that any valid claims are made against the Company for which the Company does not carry, or does not carry sufficient, insurance coverage. As the Company, consistent with industry practice, does not generally perform independent testing of the steel it receives from mills with mill certifications, we are currently evaluating the extent to which we may have received similarly non-conforming steel from foreign suppliers through various steel traders in prior periods. Management is not able at this time to determine what, if any, effect these events may have on the Company’s consolidated financial position or consolidated results of operations in the future.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except shares and per share amounts)

	Successor
	December 31, 2006	June 30, 2007

Assets
Current assets
Cash and cash equivalents	$12,891	$2,879
Restricted cash	1,063	2,227
Accounts receivable, less allowance for doubtful accounts of $5,430 and $5,832, respectively	188,911	207,662
Inventories, net	410,604	393,570
Receivables from affiliates	3,906	3,968
Other current assets	16,852	17,584

Total current assets	634,227	627,890
Property, plant and equipment, net	61,542	67,221
Goodwill	9,886	9,886
Intangible assets, net	19,338	16,588
Deferred financing costs, net	11,037	15,432
Equity investments	7,643	8,151
Other noncurrent assets	2,771	1,788

Total assets	$746,444	$746,956

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$141,594	$146,654
Payables to affiliates	603	1,010
Other payables	57,401	42,140
Income taxes payable	8,416	—

Total current liabilities	208,014	189,804
Long term debt, net of current maturities	474,414	643,363
Deferred income taxes	1,605	3,257
Accrued pension costs	5,293	4,295

Total liabilities	689,326	840,719

Commitments and contingencies	—	—
Minority interest	1,547	1,828
Stockholders’ equity (deficit)
Common stock: $.01 par value—10,000,000 shares authorized; 8,750,000 shares issued and outstanding	88	88
Additional paid-in capital	17,412	—
Retained earnings (Accumulated deficit)	38,201	(95,549)
Accumulated other comprehensive loss	(130)	(130)

Total stockholders’ equity (deficit)	55,571	(95,591)

Total liabilities and stockholders’ equity (deficit)	$746,444	$746,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except shares and per share amounts)

		Successor
	Predecessor January 1 to May 9, 2006	May 10 to June 30, 2006	Six Months Ended June 30, 2007
Net sales	$487,190	$241,332	$821,995
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	401,612	196,396	674,231
Processing	11,985	5,275	16,285
Distribution	6,395	2,979	11,381
Selling, general and administrative	35,393	18,373	60,268
Amortization of intangibles	—	710	2,750
Depreciation	3,262	1,160	2,967

Total operating costs and expenses	458,647	224,893	767,882

Operating income	28,543	16,439	54,113
Interest expense	1,375	5,013	28,754
Income from equity investments	(770)	(287)	(1,139)

Income before minority interest and income tax expense	27,938	11,713	26,498
Minority interest	788	428	1,114

Income before income tax expense	27,150	11,285	25,384
Income tax expense	10,146	4,615	9,676

Net income	$17,004	$6,670	$15,708

Basic and fully diluted earnings per share	$17,004	$0.76	$1.80

Basic and fully diluted number of shares outstanding (see Note 13)	1,000	8,750,000	8,750,000

Cash dividends per share	$2,000	$—	$19.07

			(unaudited)
Pro forma basic and fully diluted earnings per share—as adjusted for dividends in excess of earnings			$

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

SIX MONTHS ENDED JUNE 30, 2007

(dollars in thousands, except shares)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total
	Shares	Value
Successor
Balances at January 1, 2007	8,750,000	$88	$17,412	$38,201	$(130)	$55,571
Net income	—	—	—	15,708	—	15,708
Dividends paid	—	—	(17,412)	(149,458)	—	(166,870)

Balances at June 30, 2007	8,750,000	$88	$—	$(95,549)	$(130)	$(95,591)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Predecessor January 1 to May 9, 2006	Successor
		May 10 to June 30, 2006	Six Months Ended June 30, 2007
Cash flows from operating activities
Net income	$17,004	$6,670	$15,708
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	3,262	1,870	5,717
Amortization of deferred financing costs and original issue discount	—	—	925
Provision for bad debts	462	262	427
Deferred income taxes	(540)	112	1,652
Gain on disposal of fixed assets	—	—	(517)
Minority interests	788	428	1,114
Income from equity investments	(770)	(287)	(1,139)
Dividends received from equity investments	—	—	630
(Increase) decrease in
Accounts receivable	(27,454)	(11,074)	(19,178)
Receivables from/payables to affiliates	(1,893)	(749)	345
Inventories	(66,824)	(8,907)	17,034
Other assets	11,591	67	4,096
Increase (decrease) in
Payables	43,521	(19,978)	5,060
Accruals	(2,077)	16,861	(10,868)
Income tax payable	372	2,149	(11,301)
Accrued pension cost	(515)	200	(998)

Net cash (used in) provided by operating activities	(23,073)	(12,376)	8,707

Cash flows from investing activities
Increase in restricted cash	—	—	(1,164)
Purchases of property, plant and equipment	(2,460)	(459)	(8,271)
Proceeds from disposals of property, plant and equipment	—	—	1,084
Acquisition of PNA Group, Inc., net of cash acquired	—	(261,568)	—
Acquisition of MSC, net of cash acquired	—	(53,701)	(5,300)

Net cash used in investing activities	(2,460)	(315,728)	(13,651)

Cash flows from financing activities
Proceeds from Floating Rate Note issue	—	—	167,025
Net (payments) proceeds on revolving credit facility	(54,458)	216,845	3,035
Proceeds from term loan	85,000	—	—
Other long-term debt	72	(33)	(278)
Payment on Preussag North America, Inc. Seller note	—	—	(1,000)
Proceeds from Platinum Equity Capital Partners loans	—	99,221	—
Issuance of common stock	—	17,500	—
Deferred financing costs	(3,435)	—	(5,188)
Initial public offering costs	—	—	(959)
Dividend paid to minority interest holders	(343)	(490)	(833)
Dividends paid to stockholders	(2,000)	—	(166,870)

Net cash provided by (used in) financing activities	24,836	333,043	(5,068)

Net (decrease) increase in cash and cash equivalents	(697)	4,939	(10,012)
Cash and cash equivalents at beginning of period	2,210	1,513	12,891

Cash and cash equivalents at end of period	$1,513	$6,452	$2,879

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,581	$2,019	$27,938

Income taxes	$171	$3,595	$19,380

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

(dollars in thousands, except per share amounts)

Note 1. Description of Business

Description of Business

PNA Group Holding Corporation (“PNAG Holding”), formerly known as Travel Holding Corporation, is owned by Platinum Equity Capital Partners and its affiliates (together referred to as “Platinum”) and is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNAG”). PNAG is a holding company which provides management services to and conducts business through four operating subsidiaries. PNAG Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.

The Company, through its wholly-owned subsidiary, PNAG, is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

Historically, we operated our business through three operating subsidiaries: Infra-Metals Co. (“Infra-Metals”), Delta Steel, LP (“Delta”) and Feralloy Corporation (“Feralloy”). With the completion of the acquisition of Metals Supply Company, Ltd. (“Metals Supply” or “MSC”) on May 31, 2006, MSC became our fourth operating subsidiary.

On February 14, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PNAG and Preussag North America, Inc., PNAG’s former owner (the “Seller”), to acquire all of the outstanding capital stock of PNAG for cash consideration of $261,568, refinancing of existing indebtedness of $88,048, a $12,000 seller note and other consideration and costs of $3,762 (the “Platinum Acquisition”). On May 9, 2006, Platinum closed the acquisition of PNAG whereby Travel Merger Corporation (“Travel Merger”) merged with and into PNAG, with PNAG being the surviving corporation.

Effective May 31, 2006, the Company completed the acquisition of MSC (the “MSC Acquisition”) pursuant to which PNAG acquired all of the outstanding partnership interest of Metals Supply Company, Ltd. and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33,253 and refinanced approximately $20,847 of Metals Supply’s then existing indebtedness.

PNA Intermediate was incorporated in Delaware on January 25, 2007 as a wholly owned subsidiary of PNAG Holding. The capital stock of PNAG was contributed by PNAG Holding to PNA Intermediate on January 29, 2007. As a result, PNAG became a wholly owned subsidiary of PNA Intermediate.

Basis of Presentation

Interim Financial Reporting

The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments (consisting of normally recurring accruals) and disclosures considered necessary for a fair presentation of the consolidated financial position and results of operations of the Company

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

and its subsidiaries as of and for the interim periods presented. The Condensed Consolidated Balance Sheet as of December 31, 2006 has been derived from the Company’s audited consolidated financial statements as of that date. The accompanying unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the December 31, 2006 consolidated financial statements and notes thereto.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions within the consolidated group have been eliminated in consolidation.

As a result of the purchase of PNAG on May 9, 2006, the results of operations of PNAG for the period from January 1, 2006 to May 9, 2006 is represented by the Predecessor Company balances, and results of operations of PNAG Holding for the period May 10, 2006 to June 30, 2006 and the six months ended June 30, 2007 are represented by the Successor Company balances for purposes of the accompanying condensed consolidated financial statements. As a result of the application of purchase accounting, the Successor Company balances and amounts presented in the financial statements and footnotes are not comparable with those of the Predecessor Company.

Unaudited Pro Forma Earnings Per Share

In accordance with Staff Accounting Bulletin Topic 1B.3, pro forma basic and fully diluted earnings per share adjusted for dividends in excess of earnings is calculated by including in shares outstanding the assumed number of shares required to be issued in the Company’s initial public offering, the proceeds of which are assumed for the purposes of this calculation to have been used to pay dividends during the twelve months ended June 30, 2007 plus additional planned dividends resulting from the Company’s initial public offering in excess of earnings for the twelve months ended June 30, 2007. The calculation assumes an initial offering price of $             per share, the mid-point of the initial public offering price that ranges between $         and $         per share. The dividends in excess of earnings and assumed number of additional shares issued to pay dividends in excess of earnings for the twelve months ended June 30, 2007 as follows:

Dividends paid:
During the six months ended December 31, 2006		$2,900
February 12, 2007		70,000
May 14, 2007		96,845
From proceeds of the Company’s initial public offering

	$

Net income:
For the six months ended December 31, 2006		$34,431
For the six months ended June 30, 2007		15,708

		$50,139

Dividends in excess of net income	$
Assumed initial offering price per share	$
Assumed additional number of shares issued to fund dividends in excess of earnings

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Equity Investments

The equity method of accounting is used where the Company’s investment in voting stock gives it the ability to exercise significant influence over the investee, generally 20% to 50%. The equity method is used to account for Feralloy’s investments in Indiana Pickling and Processing Company (45% interest), Acero Prime S. de R.L. de C.V. (40% interest) and Oregon Feralloy Partners LLC (40% interest).

The Company had $4,429 and $4,596 of undistributed earnings in equity investments at December 31, 2006 and June 30, 2007, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the evaluation of the recoverability of the carrying value of long-lived assets and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; and assets and obligations related to employee benefit plans. Actual results could differ from those estimates and the differences could be material.

Significant Accounting Policies

Income Taxes

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, Accounting for Income Taxes, or FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The impact of the Company’s reassessment of its tax positions in accordance with FIN 48 did not have a material impact on its results of operations, financial condition or liquidity.

The Company has determined it had no unrecognized tax benefits as of January 1, 2007 nor has there been an increase in the amount of unrecognized tax benefits as of June 30, 2007. Any potential penalties and interest related to unrecognized tax benefits would be reported as Interest expense in the accompanying interim condensed consolidated financial statements, and no such amounts have been recognized for the interim periods presented herein. The tax years ended December 31, 2003, 2004 and 2005 remain open and subject to examination in the following significant income tax jurisdictions: Federal, Alabama, Arizona, California, Connecticut, Florida, Indiana, Illinois, Ohio, South Carolina, Texas, and Virginia. Income tax returns for the period January 1, 2006 to May 9, 2006 and for the year ended December 31, 2006 have not yet been filed.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Deferred Initial Public Offering Costs

As of June 30, 2007, the Company had incurred approximately $959 of costs that are directly attributable to its planned initial public offering of common stock. Such costs are being deferred as of June 30, 2007 since the registration process is expected to be completed later in fiscal year 2007. The deferred offering costs are included in other current assets in the condensed consolidated balance sheet and upon completion of the initial public offering, all initial public offering costs incurred will be included in additional paid-in capital as a reduction to the initial public offering proceeds. In the event the offering is not consummated, such costs will be expensed in the period in which we determine an offering will not take place.

Note 2. Business Combinations

On May 9, 2006, Platinum closed on the purchase of all the outstanding capital stock of PNAG from Preussag North America, Inc. for cash consideration of $261,568, refinancing of existing indebtedness of $88,048, a $12,000 seller note and other consideration and costs of $3,762. The transaction was financed with new borrowings under PNAG’s amended and restated senior secured credit facility of $290,747, an equity investment of $17,500 and a $45,000 loan from Platinum. The proceeds from the new borrowings and equity investment were used to pay approximately $261,568 in acquisition consideration to our former stockholder and to refinance approximately $88,048 of indebtedness outstanding under PNAG’s then existing senior secured credit facility.

Effective May 31, 2006, the Company completed the acquisition of MSC pursuant to which PNAG acquired all of the outstanding partnership interests of MSC and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33,253 and refinanced $20,847 of MSC’s then existing indebtedness. In addition, the purchase price included $5,300 in deferred consideration which was paid to MSC’s former stockholders on May 31, 2007. The acquisition was financed initially by a $54,221 loan from Platinum. On July 17, 2006, PNAG borrowed $38,021 under its amended and restated senior secured credit facility and used the proceeds to repay a portion of the loan. The Company returned to Platinum the remaining $16,200 of the loan on August 16, 2006 with a portion of the proceeds from the issuance of PNAG’s 10 3/4% Senior Notes due 2016 (the “Senior Notes”).

The following unaudited pro forma information presents consolidated results of operations for the six months ended June 30, 2006 as if the acquisitions had occurred at the beginning of the period.

Six Months Ended June 30, 2006
Revenues	$794,284
Net income	$31,692

Note 3. Inventories

Inventories consist of the following:

	Successor
	December 31, 2006	June 30, 2007
Raw materials	$391,613	$373,971
Finished goods	18,991	19,599

	$410,604	$393,570

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Note 4. Other Current Assets

Other current assets consist of the following:

	Successor
	December 31, 2006	June 30, 2007
Other receivables	$8,011	$4,411
Prepaid expenses and other	1,135	4,508
Deferred initial public offering costs	—	959
Deferred income taxes	7,706	7,706

	$16,852	$17,584

Note 5. Property, Plant and Equipment

Property, plant and equipment consist of the following:

		Successor
	Estimated Useful Life	December 31, 2006	June 30, 2007
Land		$5,437	$5,437
Buildings and improvements	25-40 years	26,586	27,301
Equipment	5-10 years	32,544	39,052
Construction in progress		814	1,963

		65,381	73,753
Less: accumulated depreciation		(3,839)	(6,532)

		$61,542	$67,221

Depreciation expense was $3,262, $1,160, and $2,967 for the periods January 1, 2006 to May 9, 2006, May 10, 2006 to June 30, 2006 and for the six months ended June 30, 2007, respectively.

Note 6. Intangible Assets

Intangible assets consist of the following as of December 31, 2006:

Successor	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	15-20 years	$16,457	$(1,552)	$14,905
Non-competition agreements	2 years	5,882	(1,726)	4,156
Backlog	1-3 months	734	(734)	—
Proprietary software	3 years	352	(75)	277

		$23,425	$(4,087)	$19,338

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Intangible assets consist of the following as of June 30, 2007:

Successor	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	15-20 years	$16,457	$(2,781)	$13,676
Non-competition agreements	2 years	5,882	(3,185)	2,697
Backlog	1-3 months	734	(734)	—
Proprietary software	3 years	352	(137)	215

		$23,425	$(6,837)	$16,588

The Company had no amortizable intangible assets during the period January 1, 2006 to May 9, 2006. Amortization expense was $710 for the period May 10, 2006 to June 30, 2006 and $2,750 for the six months ended June 30, 2007.

Note 7. Other Payables

Other payables consist of the following:

	Successor
	December 31, 2006	June 30, 2007
Current maturities of long-term debt	$1,853	$1,819
Accrued bonuses	13,103	10,026
Accrued interest	11,525	13,247
Purchase consideration payable to Preussag North America, Inc.	8,050	—
Deferred consideration payable	5,300	—
Accrued expenses and other	17,570	17,048

	$57,401	$42,140

Note 8. Long-Term Debt

Long-term debt consists of the following:

	Successor
	December 31, 2006	June 30, 2007
Revolver loan	$164,341	$167,376
Senior notes	250,000	250,000
Floating rate notes	—	167,157
Real estate mortgages	49,875	49,477
Preussag North America, Inc. seller note	12,000	11,000
Capitalized lease obligation and other long-term debt	51	172

	476,267	645,182
Less: current maturities of long-term debt	(1,853)	(1,819)

	$474,414	$643,363

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

On February 12, 2007, PNA Intermediate sold $170,000 principal amount of Senior Floating Rate Toggle Notes due 2013 (the “Floating Rate Notes”), the proceeds of which were used to pay a dividend to us (see Note 10, Related Party Transactions below) and transaction costs. The notes were offered at a discount and therefore proceeds of the offering were 98.25% of the face amount of the notes. Cash interest accrues at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 7.0% (the “Spread”). The interest rate was 12.36% as of June 30, 2007. Paid-in-kind interest, if any, accrues at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.75% plus the Spread. Interest is due on the notes quarterly starting May 15, 2007. The initial interest payment is due in cash. For any period thereafter, PNA Intermediate may elect to pay interest in cash or through increasing the principal amount of the outstanding Floating Rate Notes or issuing additional paid-in-kind (“PIK”) notes which accrue interest at a rate per annum, reset quarterly, equal to the three-month LIBOR plus the Spread plus 0.75%. The Spread will increase by 0.50% on the first anniversary of the notes or earlier based on the timing of a qualified equity issuance as defined in the indenture governing the Floating Rate Notes, and will further increase by an additional 0.50% on the second anniversary of the notes or earlier based on the timing of the qualified equity issuance. In the event the Company elects to pay interest through issuance of PIK notes, it intends to account for the subsequent repayment of PIK notes as an operating activity for purposes of presentation in statements of cash flows. The notes mature on February 15, 2013. The original issue discount of $2,975 and transaction costs incurred in completing the offering of approximately $4,500 are being deferred and will be amortized over the life of the notes. As of June 30, 2007, the carrying value of the Floating Rate Notes is $167,157, which is the principal amount owed of $170,000 less the unamortized portion of the original issue discount of $2,843.

The Floating Rate Notes are not guaranteed by the Company, PNAG or any of their subsidiaries, are unsecured and rank equally in right of payment with all of PNA Intermediate’s senior debt and senior in right of payment to all of PNA Intermediate’s subordinated debt. The Floating Rate Notes are effectively junior to secured debt to the extent of the collateral securing such debt.

The indenture governing the Floating Rate Notes contains restrictions on future dividends payable by PNA Intermediate to PNAG Holding. These restrictions are based on PNA Intermediate’s consolidated net income and other factors, although PNA Intermediate may pay dividends not in excess of $7.5 million in the aggregate that are not subject to such restrictions. The Floating Rate Notes also include standard covenants related to restrictions on incurrence of future indebtedness and conveyance of assets as well as certain optional redemption rights and mandatory redemption requirements in the event of a qualified equity issuance as defined in the indenture agreement.

In addition, in connection with the issuance of the Floating Rate Notes, PNA Intermediate entered into a registration rights agreement providing the noteholders registration rights whereby in the event PNA Intermediate does not meet certain timetables for registering the Floating Rate Notes with the SEC, PNA Intermediate will be required to pay additional interest in certain circumstances. The registration rights agreement relating to the Floating Rate Notes requires that an initial registration statement be filed with the SEC within 270 days of issuance of the Floating Rate Notes, and the registration statement must become effective within 390 days of issuance.

The Senior Notes contain restrictions on dividends payable by PNAG to PNA Intermediate that are, in general, limited to 50% of Consolidated Net Income plus amounts received from equity contributions received, although PNAG can pay dividends, not in excess of $15,000 in the aggregate over the term of the Senior Notes, that are not subject to these restrictions. The restriction on payment of dividends by PNAG to PNA Intermediate results in a restriction on the retained earnings of PNAG Holding. Approximately $31,780 and $36,385 of

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

PNAG’s retained earnings were unrestricted and therefore available for payment of dividends, as of December 31, 2006 and June 30, 2007, respectively.

In connection with the issuance of the Senior Notes, PNAG entered into a registration rights agreement requiring that an initial registration statement be filed with the SEC within 270 days of issuance of the Senior Notes for purposes of registering the Senior Notes, with a requirement that the registration become effective within 390 days of issuance. Otherwise, PNAG will be required to pay additional interest in certain circumstances under the agreement. PNAG filed the initial registration statement on Form S-4 with the SEC on May 14, 2007 and subsequently filed amendments No. 1 on July 31, 2007, and No. 2 on August 8, 2007, respectively. The SEC declared the registration statement effective August 9, 2007.

Note 9. Retirement Benefits and Compensation Plans

The Company has two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan (together, the “Plans”). Of the noncontributory, defined benefit pension plans, one covers substantially all Feralloy nonunion employees who have attained age 21 and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy also has a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy purchased Company-owned life insurance contracts on the covered employees.

Effective December 31, 2006, the Company adopted a change to freeze the benefits under the Company’s Non-Union Pension Plan, a defined benefit pension plan, and instituted a new defined contribution plan effective January 1, 2007. On October 30, 2006, Feralloy’s Board of Directors authorized a change to freeze the benefits under its SERP.

Implementation of the changes to the SERP was effective March 1, 2007 to allow for appropriate notice to affected employees and provide time necessary for essential actuarial studies and analysis with respect to the design change and preparation of operative documents. As a result, in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a curtailment gain of $2,210 in the fourth quarter of fiscal year 2006 related to freezing benefits of its Non-Union Pension Plan and $700 during the six months ended June 30, 2007 related to freezing benefits of its SERP.

The components of net periodic pension cost (benefit) consist of the following:

	Predecessor	Successor
	January 1 to May 9, 2006	May 10 to June 30, 2006	Six Months Ended June 30, 2007
Components of net periodic pension cost (benefit) and total pension expense
Service cost	$318	$85	$—
Interest cost	442	149	602
Expected return on plan assets	(393)	(153)	(638)
Amortization of prior service cost	24	—	—
Recognized actuarial loss	154	—	—
Curtailments	—	—	(700)

Net periodic pension cost (benefit)	$545	$81	$(736)

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Effective May 17, 2007, we adopted a Participation Plan for the purpose of providing incentive compensation to our key employees. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in our value. The performance units are payable to participants upon the occurrence of a “qualifying event” defined as (1) a sale of any of our common stock by Platinum (other than a sale to our affiliates), (2) the consummation of a public offering of our stock owned by Platinum or its affiliates or (3) the payment of cash dividends by us to Platinum (other than dividends arising out of or relating to any real estate owned by us or our subsidiaries as of the effective date of the Participation Plan). The participants initially vested 25% at the inception of the Participation Plan and vest an additional 25% each year over three years. Any vested amounts paid under the Participation Plan will be treated as compensation at the PNAG level. The Participation Plan expires December 31, 2017, and all performance units terminate upon the termination or expiration of the Participation Plan. Subject to certain exceptions, upon a termination of employment, all performance units granted to a participant will be forfeited.

Note 10. Related Parties

Receivables from affiliates represent an amount due from our Mexican joint-venture, Acero Prime S. de R.L. de C.V. Payables to affiliates represent amounts due to two domestic joint ventures who are parties to the group cash management system and who have positive cash balances with the Company. Dividends paid to minority interest holders totaled $343, $490 and $833 for the periods January 1, 2006 to May 9, 2006, May 10, 2006 to June 30, 2006 and the six months ended June 30, 2007, respectively.

During the six months ended June 30, 2007, the Company made a regularly scheduled $1,000 principal payment on the $12,000 seller note to Preussag North America, Inc., or the seller note (see Note 2 Business Combinations and Note 8 Long-Term Debt), which reduced the balance to $11,000 as of June 30, 2007. Interest on the seller note accrues at a rate of 8% per annum. Interest costs on the note were $621 and $465 for the period May 10, 2006 to December 31, 2006 and the six months ended June 30, 2007, respectively. Of these amounts, $0.2 million was owed as of December 31, 2006 and recorded in other payables in the Condensed Consolidated Balance Sheet and no accrued interest was owed as of June 30, 2007. In addition, in connection with the Platinum Acquisition, $8,050 was paid to Preussag North America, Inc. in 2007 related to settlement of certain pre-acquisition tax liabilities in accordance with the Merger Agreement. No such additional payments are owed to Preussag North America, Inc.

During the period May 10, 2006 to June 30, 2006, Platinum and its affiliates extended two loans to the Company, one for $45,000 and the other for $54,200, for the primary purposes of consummating the Platinum Acquisition and the MSC Acquisition. For each of these loans, the principal was repaid, together with accrued interest, prior to December 31, 2006. Interest on both loans accrued at a rate of 10.0% per annum on outstanding balances. Interest costs incurred and included in the Consolidated Statement of Income for the period May 10, 2006 to June 30, 2006 totaled approximately $1,074.

PNAG paid cash dividends of $2,000 to Preussag North America, Inc. during the period April 1, 2006 to May 9, 2006. PNA Intermediate used the net proceeds from the issuance of its Floating Rate Notes to pay a cash dividend of $162,525 to the Company on February 12, 2007, and on that date the Company, in turn, paid a dividend of $70,000 to our parent, Platinum. On May 14, 2007, the Company paid a cash dividend to Platinum of $96,845, of which $92,525 related to the remaining proceeds of the Floating Rate Notes. In addition, the Company paid $25 in other dividends to Platinum during the six months ended June 30, 2007.

PNAG paid Platinum $2,500 during the period May 10, 2006 to June 30, 2006 and $2,500 during the six months ended June 30, 2007, related to PNAG’s annual monitoring fee pursuant to a corporate advisory services agreement with Platinum (the “Corporate Advisory Services Agreement”).

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Note 11. Commitments and Contingencies

The Company is involved in several legal proceedings, claims and litigations arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding, claim or litigation will not have a material adverse effect on the consolidated financial position of the Company or on the consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.

Subsequent to June 30, 2007, the Company determined that the quality of certain material it received primarily during the second quarter of fiscal year 2007 from steel traders dealing with certain foreign suppliers is inconsistent with the mill’s certification of the steel specifications that accompanied such material. The Company is currently in a dispute with such steel traders regarding the quality of specific orders of steel purchased from these suppliers. Management believes there may be limited ability to ultimately recover from the foreign suppliers to the extent that any valid claims are made against the Company for which the Company does not carry, or does not carry sufficient, insurance coverage. As the Company, consistent with industry practice, does not generally perform independent testing of the steel it receives from mills with mill certifications, we are currently evaluating the extent to which we may have received similarly non-conforming steel from foreign suppliers through various steel traders in prior periods. Management is not able at this time to determine what, if any, effect these events may have on the Company’s consolidated financial position or consolidated results of operations in the future.

The Company had purchase commitments of approximately $248,123 for inventory at June 30, 2007. These commitments were made to assure the Company a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.

The consolidated group leases real estate, office space, data processing equipment automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.

Note 12. Business Segment Information

The Company has two reportable segments based along product lines – the long products and plate segment and the flat rolled segment. The long products and plate segment distributes numerous products including structural beams, tubing, plates, sheets and pipes and provides some value-added steel processing capabilities that includes saw-cutting and T-splitting. The flat rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the flat rolled segment receives value-added processing such as temper-passing, leveling or slitting. Through this segment, the Company also performs a substantial amount of tolling, in which it processes steel for a fee, but does not take title to the inventory.

As discussed in Note 1, the Company conducts its steel services business through four operating subsidiaries: Infra-Metals, Delta, Feralloy and MSC. The operations of Feralloy comprise the flat rolled segment products while Infra-Metals, Delta and MSC are aggregated to constitute the long products and plate segment based on the entities’ product lines and their exhibiting similar economic characteristics, products, customers and delivery methods. The primary measures of performance used by management in evaluating the segments are net sales and operating income.

Travel Main, the Company’s holding company for certain real estate assets, generates rent income from leases with the PNAG operating entities and incurs costs associated with the mortgages on the real estate assets.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Travel Main’s operations do not constitute a reportable segment, are combined with holding company revenue and expenses and consolidation eliminations and reclassifications, and are disclosed as corporate and other for purposes of reconciling segment reporting disclosures to the condensed consolidated financial statements.

The Company uses the same accounting policies to generate segment results as it does for its consolidated results. None of the operating business segments relies on any one major customer. All of the Company’s goodwill is included as part of the long products and plate segment total assets. All investments in unconsolidated equity method entities are part of the flat rolled segment.

	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Predecessor Company
Period from January 1, 2006 to May 9, 2006
Net sales to external customers	$315,034	$172,156	$—	$487,190
Operating costs and expenses	286,045	167,869	4,733	458,647
Operating income (loss)	28,989	4,287	(4,733)	28,543
Capital spending	1,928	532	—	2,460
Total segment assets	398,008	187,553	6,650	592,211
Depreciation and amortization	1,293	1,967	2	3,262
Income from equity investments	—	770	—	770
Interest expense	1,690	968	(1,283)	1,375

Successor Company
Period from May 10, 2006 to June 30, 2006
Net sales to external customers	$164,106	$77,226	$—	$241,332
Operating costs and expenses	148,143	76,327	423	224,893
Operating income (loss)	15,963	899	(423)	16,439
Capital spending	391	68	—	459
Total segment assets	432,762	189,327	35,141	657,230
Depreciation and amortization	1,324	464	82	1,870
Income from equity investments	—	287	—	287
Interest expense	1,927	1,183	1,903	5,013

Six months ended June 30, 2007
Net sales to external customers	$597,358	$224,637	$—	$821,995
Operating costs and expenses	545,493	216,494	5,895	767,882
Operating income (loss)	51,865	8,143	(5,895)	54,113
Capital spending	3,196	5,075	—	8,271
Total segment assets	508,739	179,304	58,913	746,956
Depreciation and amortization	4,229	1,198	290	5,717
Income from equity investments	—	1,139	—	1,139
Interest expense	15,296	6,575	6,883	28,754

Intersegment net sales were not significant. Travel Main charges rent to the operating subsidiaries of PNAG. Rent charged by Travel Main to the long products and plate segment totaled $2,352 for the six months ended June 30, 2007, and rent charged by Travel Main’s subsidiaries to the flat rolled segment totaled $786 for the six months ended June 30, 2007. There was no rent charged by Travel Main for any periods ended June 30, 2006 or prior thereto.

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

Note 13. Common Stock and Earnings Per Share

On May 9, 2006, PNAG Holding (formerly known as Travel Holding Corporation) was capitalized with 8,750,000 shares of common stock by Platinum Equity, LLC. Also on May 9, 2006, Platinum closed on the purchase of PNAG whereby Travel Merger, then a wholly owned subsidiary of PNAG Holding, merged with and into PNAG with PNAG being the surviving corporation. For periods prior to May 10, 2006, PNAG had 1,000 shares outstanding with no dilution. For periods subsequent to May 10, 2006, PNAG Holding had 8,750,000 shares outstanding with no dilution. All shares outstanding are common shares and have equal voting, liquidation and preference rights.

Basic earnings per share (“EPS”) attributable to PNAG Holding’s common stock is determined based on earnings for the period divided by the weighted average number of common shares outstanding during the period. Diluted EPS attributable to PNAG Holding’s common stock considers the effect of potential common shares, unless inclusion of the potential common shares would have an antidilutive effect. PNAG Holding does not have any securities or other items that are convertible into common shares, therefore basic and fully diluted EPS are the same.

Note 14. Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The application of this Statement relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The definition of fair value retains the exchange price notion and clarifies that the exchange price is the price in an orderly transaction between market participants. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability. SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. Adoption is required as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied. The Company is in the process of evaluating what, if any, impact the adoption of SFAS 157 may have on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits companies to measure financial instruments and certain other assets and liabilities at fair value on an instrument by instrument basis. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that select different measurement attributes for similar types of assets and liabilities. The Company is in the process of evaluating what, if any, effect adoption of SFAS 159 may have on its financial statements when SFAS 159 is adopted effective January 1, 2008.

Note 15. Initial Public Offering

On April 30, 2007, PNAG Holding filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed initial public offering of its common stock, and subsequently filed

PNA GROUP HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2007

(dollars in thousands, except per share amounts)

amendment nos. 1 and 2 to the Registration Statement on June 13, 2007 and July 6, 2007, respectively. The Company expects the Registration Statement to be declared effective later in fiscal year 2007.

Simultaneous with the consummation of the initial public offering, the stock of Travel Main will be transferred by way of dividend to a newly created parent LLC of PNAG Holding, which will be wholly owned by Platinum. The transfer will occur because ownership of real estate assets is not a core business of PNAG and the Company’s stockholders therefore desire to keep the real estate assets separate from the operations of PNAG. While the transaction is not expected to result in a pre-tax book gain or loss, the Company expects the transfer will result in a gain for tax return purposes resulting in a tax liability payable in cash by the Company of approximately $8,400. Travel Main’s subsidiaries will also record a deferred tax asset of $8,400 as they will receive the future benefit of the increase in the tax basis of the assets transferred. In accordance with Financial Accounting Standards Board Interpretation No. 46(R), the Company will hold an implicit variable interest in Travel Main’s subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly, the combined financial statements of Travel Main’s subsidiaries will be consolidated into the Company’s consolidated financial statements. Thus, while PNAG Holding will not receive any future benefit of the deferred tax asset of $8,400, it will present the deferred tax asset on its consolidated balance sheet as a result of consolidating Travel Main’s subsidiaries. In addition, the Company does not expect to reflect the results of Travel Main as discontinued operations in the Company’s consolidated financial statements after the transfer has taken place as the Company will have continuing involvement through the leasing of the Travel Main properties and the application of Financial Accounting Standards Board Interpretation No. 46(R).

Also in connection with the initial public offering, Platinum intends to amend the Corporate Advisory Services Agreement (see Note 10, Related Parties) to provide a termination fee of $             million payable by PNAG to Platinum as consideration for terminating the monitoring fee.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

PNA GROUP HOLDING CORPORATION

(Parent Company Only)

CONDENSED BALANCE SHEET

December 31, 2006

(in thousands of dollars, except shares and per share amounts)

Assets
Current assets
Cash and cash equivalents	$9,690

Total current assets	9,690
Investment in subsidiaries	66,247

Total assets	$75,937

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$8,236
Current maturities of long-term debt	1,000

Total current liabilities	9,236
Long term debt, net of current maturities	11,000

Total liabilities	20,236

Commitments and contingencies	—

Stockholders’ equity
Common stock: $.01 par value—10,000,000 shares authorized; 8,750,000 shares issued and outstanding	88
Additional paid-in capital	17,412
Retained earnings	38,201

Total stockholders’ equity	55,701

Total liabilities and stockholders’ equity	$75,937

The accompanying notes are an integral part of these condensed financial statements.

S-I-1

PNA GROUP HOLDING CORPORATION

(Parent Company Only)

CONDENSED STATEMENT OF INCOME

FOR THE PERIOD FROM MAY 10, 2006 TO DECEMBER 31, 2006

(in thousands of dollars)

Costs and expenses:
Selling, general, and administrative	$20

Total costs and expenses	20

Operating loss	(20)
Interest expense	2,972

Loss before income tax benefit	(2,992)
Income tax benefit	(1,047)
Equity in earnings of subsidiaries	43,046

Net income	$41,101

The accompanying notes are an integral part of these condensed financial statements.

S-I-2

PNA GROUP HOLDING CORPORATION

(Parent Company Only)

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 10, 2006 TO DECEMBER 31, 2006

(in thousands of dollars)

Cash flows from operating activities
Net income	$41,101
Adjustments to reconcile net income to net cash provided by operating activities
Dividends from subsidiaries	41,602
Real estate dividend	(34,502)
Equity in earnings of subsidiaries	(43,046)
Increase (decrease) in
Accounts payable and accrued liabilities	8,292
Income tax payable	(56)

Net cash provided by operating activities	13,391

Cash flows from investing activities
Return of capital from Travel Main	47,947
Acquisition of PNA Group, Inc.	(66,248)

Net cash used in investing activities	(18,301)

Cash flows from financing activities
Issuance of common stock	17,500
Proceeds of Platinum Equity Capital Partners loan	94,221
Repayment of Platinum Equity Capital Partners loan	(94,221)
Dividends paid to stockholders	(2,900)

Net cash provided by financing activities	14,600

Net increase in cash and cash equivalents	9,690
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$9,690

The accompanying notes are an integral part of these condensed financial statements.

S-I-3

PNA GROUP HOLDING CORPORATION (Parent Company Only)

NOTES TO CONDENSED FINANCIAL STATEMENTS December 31, 2006

(in thousands of dollars)

Note 1. Summary of Significant Accounting Policies

The condensed financial statements represent the financial information required by SEC Regulation S-X 5-04 for PNA Group Holding Corporation (“PNAG Holding”), which requires the inclusion of parent company only financial statements if the restricted net assets of consolidated subsidiaries exceed 25% of total consolidated net assets as of the last day of its most recent fiscal year. As of December 31, 2006, PNAG Holding’s restricted net assets of consolidated subsidiaries were $46.7 million and exceeded 25% of its total consolidated net assets.

PNAG Holding is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNAG”). PNAG is a holding company which provides management services to and conducts business through four operating subsidiaries. Travel Main, through its respective subsidiaries, owns certain real estate assets used by PNAG in its operations for which PNAG pays rent to Travel Main. PNAG Holding is referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.

The accompanying condensed financial statements have been prepared to present the financial position, results of operations, and cash flows of PNAG Holding on a stand-alone basis as a holding company. Investments in subsidiaries and other investees are stated at cost plus equity in undistributed earnings from the date of acquisition. These financial statements should be read in conjunction with PNAG Holding’s consolidated financial statements.

Note 2. Acquisitions

On February 14, 2006, PNAG Holding, an affiliate of Platinum Equity, entered into an agreement with Preussag North America, Inc. to acquire all of the outstanding capital stock of its subsidiary, PNAG. The purchase of PNAG closed on May 9, 2006, whereby Travel Merger Corporation (a wholly owned subsidiary of Travel Holding Corporation (now known as PNAG Holding), in turn a wholly owned subsidiary of Platinum) merged with and into PNAG, with PNAG being the surviving corporation. The purchase was financed with new borrowings under PNAG’s amended and restated senior secured credit facility of $290,747, an equity investment of $17,500, a $45,000 loan from Platinum and other consideration and costs of $3,762. In addition, as part of the purchase consideration, PNAG Holding entered into a $12,000 note with the seller (see Note 3 Long-Term Debt below).

On May 31, 2006, PNAG Holding completed the acquisition of Metals Supply Company, Ltd. and its affiliates (“MSC”) pursuant to which PNAG acquired MSC for cash consideration of approximately $33,253. The acquisition was financed initially by a $54,221 loan from Platinum (the “MSC Acquisition Loan”). On July 17, 2006, PNAG borrowed $38,021 under its existing senior secured credit facility and used the proceeds to repay a portion of the MSC Acquisition Loan to Platinum. The Company returned to Platinum the remaining $16,200 of the MSC Acquisition Loan with a portion of the proceeds of PNAG’s new debt issue on August 16, 2006.

For further discussion, see Note 2 Business Combinations of PNAG Holding’s consolidated financial statements.

Note 3. Long-Term Debt

PNAG Holding entered into a $12,000 seller note dated May 9, 2006 in connection with the purchase of PNAG from Preussag North America, Inc. Interest accrues at a rate of 8.0% per annum, payable in arrears at the end of each calendar quarter. Principal payments of $1,000 are due on each anniversary of the note, and the note

S-I-4

PNA GROUP HOLDING CORPORATION

(Parent Company Only)

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

matures on November 9, 2011 with all unpaid principal and interest due at that time. The note may be prepaid at any time without penalty and is secured by a second priority interest in PNAG Holding’s capital stock of PNAG. In the event of default, the note contains certain restrictions on the payment of dividends or loans to affiliates.

The combined aggregate maturities of long-term debt for each of the next five years are as follows:

Year ended December 31,
2007	$1,000
2008	1,000
2009	1,000
2010	1,000
2011	8,000

$12,000

Note 4. Dividends and Equity Contributions

In August 2006, PNAG issued its Senior Notes which contain restrictions on dividends payable by PNAG to PNAG Holding. These restrictions are based on consolidated net income and other factors although PNAG can pay dividends, not in excess of $15,000 in aggregate over the term of the Senior Notes that are not subject to these restrictions. In general, the amount of dividends PNAG may remit to PNAG Holding in any given period is limited to 50% of Consolidated Net Income (as defined in the indenture, beginning with the first full quarter during which the Senior Notes were issued) plus amounts received from equity contributions received. As of December 31, 2006, approximately $31,780 of PNAG’s net assets were unrestricted.

On August 10, 2006, we completed a real estate transfer pursuant to which 18 of PNAG’s real estate assets with a carrying value of $34,502 were transferred via dividend to PNAG Holding which contributed it to Travel Main. On September 27, 2006, 17 of these properties were mortgaged with Bank of America, N.A. and on November 2, 2006 the remaining property was mortgaged for amounts approximately equal to 75% of their appraised value. The funds received were used by the Travel Main Subsidiaries to pay a $47,433 dividend to Travel Main which then paid the same dividend to PNAG Holding. PNAG Holding then repaid loans to Platinum in the amount of $45,179.

PNAG Holding received $7,100 in cash dividends from PNAG during the period from May 10, 2006 to December 31, 2006.

Note 5. Income Taxes

PNAG Holding files a consolidated federal income tax return that includes all its wholly owned subsidiaries and their respective subsidiaries. The tax provision in the accompanying PNAG Holding Condensed Financial Statements is calculated as if PNAG Holding filed a separate federal income tax return; therefore, the income tax provision for earnings that constitute the dividend income of PNAG Holding are reflected on the subsidiary entities’ respective provisions. As a result, there is an income tax benefit of $1,047 reflected in the PNAG Holding (Parent Company Only) Condensed Statement of Income.

Note 6. Commitments and Contingencies

For information regarding commitments and contingencies related to PNAG Holding, see Note 12 to PNAG Holding’s consolidated financial statements.

S-I-5

Schedule II—Valuation and Qualifying Accounts

PNA Group Holding Corporation

		Additions	Deductions
(amounts in thousands)	Balance at beginning of period	Charged to costs and expenses	Charge offs net of recoveries	Balance at end of period
Predecessor Company
Year ended December 31, 2004
Allowance for doubtful accounts	$2,987	$5,060	$(624)	$7,423
Year ended December 31, 2005
Allowance for doubtful accounts	$7,423	$—	$(2,196)	$5,227
Period from January 1 to May 9, 2006
Allowance for doubtful accounts	$5,227	$462	$(303)	$5,386

Successor Company
Period from May 10 to December 31, 2006
Allowance for doubtful accounts	$5,386	$667	$(623)	$5,430

S-II-1

             Shares

PNA Group Holding Corporation

Common Stock

P R O S P E C T U S

                    , 2007

Citi

UBS Investment Bank

Goldman, Sachs & Co.

Until                     , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by PNA Group Holding Corporation in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the NYSE application fee.

Item	Amount to be Paid
SEC Registration Fee		$5,373
NASD Filing Fee		18,000
NYSE Fee		*
Blue Sky Fees and Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Transfer Agent and Registrar Fees		*
Directors’ and Officers’ Liability Insurance Premium		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation, provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, certain employment agreements to which we are a party provide for the indemnification of our employees who are party thereto.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities

On August 15, 2006, PNA completed an offering of $250 million principal amount of 10 3/4% Senior Notes due 2016 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Banc of America Securities LLC and Citigroup were the Joint Book-Running Managers in connection with the sale of the notes. PNA received net proceeds from the offering in the amount of approximately $243.75 million, and the initial purchasers’ discount was 2.5% of the principal amount of the notes sold.

On February 12, 2007, PNA Intermediate completed an offering of $170 million principal amount of Senior Floating Rate Toggle Notes due 2013 to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Banc of America Securities LLC was the Sole Book-Running Manager in connection with the sale of the notes. PNA Intermediate received net proceeds from the offering in the amount of approximately $163 million, and the initial purchasers’ discount was 2.0% of the aggregate gross proceeds received by PNA Intermediate from the sale of the notes.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

See the following attached Financial Statement Schedules:

(1) Schedule I—Condensed financial information of PNA Group Holding Corporation (page S-I-1); and

(2) Schedule II—Valuation and qualifying accounts (page S-II-1)

(a)	Years ended December 31, 2004 to 2005, and period from January 1, 2006 to May 9, 2006 (Predecessor) and

(b)	Period from May 10, 2006 to December 31, 2006 (Successor).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to our amended and restated certificate of incorporation or bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 24th day of August, 2007.

PNA GROUP HOLDING CORPORATION

By:	/S/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Maurice S. Nelson, Jr.	Chief Executive Officer and President	August 24, 2007

/S/ CHRISTOPHER J. MORETON Christopher J. Moreton	Chief Financial Officer (Principal Financial Officer)	August 24, 2007

/S/ WILLIAM S. JOHNSON William S. Johnson	Principal Accounting Officer	August 24, 2007

* Tom Gores	Chairman of the Board of Directors	August 24, 2007

* Eva M. Kalawski	Director	August 24, 2007

* Robert J. Wentworth	Director	August 24, 2007

* Jacob Kotzubei	Director	August 24, 2007

Christopher J. Moreton, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on April 30, 2007.

*By:	/S/ CHRISTOPHER J. MORETON
Christopher J. Moreton Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement

2.1	†	Agreement and Plan of Merger, dated as of February 14, 2006, among Preussag North America, Inc., PNA Group, Inc., Travel Holding Corporation and Travel Merger Corporation

2.2	†	Purchase Agreement, dated as of May 31, 2006, among PNA Group, Inc., the sellers named therein and Lockwood Acquisition, LLC

3.1		Form of Amended and Restated Certificate of Incorporation of PNA Group Holding Corporation

3.2		Form of Amended and Restated Bylaws of PNA Group Holding Corporation

4.1	*	Form of Stock Certificate

5.1	*	Opinion of Willkie Farr & Gallagher LLP

10.1	†	Employment Agreement, dated as of March 5, 2004, by and between Preussag North America, Inc. and Christopher J. Moreton, as amended on September 12, 2006

10.2	†	Employment Letter, dated March 23, 2005, by and between Infra-Metals Co. and Mark Haight

10.3	†	Employment Letter, dated March 23, 2005, by and between Infra-Metals Co. and John E. Lusdyk

10.4	†	Employment Letter, dated March 23, 2005, by and between Infra-Metals Co. and Donald Prebola

10.5	†	Amended and Restated Credit and Security Agreement, dated as of May 9, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.6	†	Secured Subordinated Promissory Note, dated May 9, 2006, issued by Travel Holding Corporation to Preussag North America, Inc.

10.7	†	First Consent Letter and First Amendment to Amended and Restated Credit and Security Agreement, dated as of May 31, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.8	†	Joinder Agreement and Supplement to Amended and Restated Credit and Security Agreement, dated as of May 31, 2006, among PNA Group, Inc., Lockwood Acquisition, LLC, Clinton & Lockwood, Ltd., Metals Supply Company, Ltd., MSC Management, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.9	†	Employment Agreement, dated as of May 31, 2006, by and between Andrew L. Diamond and Metals Supply Company, Ltd.

10.10	†	Second Consent Letter and Second Amendment to Amended and Restated Credit and Security Agreement, dated as of June 23, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.11	†	Third Amendment to Amended and Restated Credit and Security Agreement, dated as of July 13, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.12	†	Third Consent Letter and Fourth Amendment to Amended and Restated Credit and Security Agreement, dated as of August 10, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.13	†	Joinder Agreement and Supplement to Amended and Restated Credit and Security Agreement, dated as of August 10, 2006, among PNA Group, Inc., Delnor Property, LLC, Delta Steel Property, LLC, Feralloy Property, LLC, Infra-Metals Property, LLC, Infra-Metals Property II, LLC, Metals Supply Property, LLC, Smith Pipe & Steel Property, LLC, the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.14	†	Registration Rights Agreement, dated as of August 15, 2006 among PNA Group, Inc. and the Institutional and Management Investors named therein

Exhibit No.		Description

10.15	†	Indenture, dated as of August 15, 2006, among PNA Group, Inc., the guarantors named therein and The Bank of New York, as trustee, relating to PNA Group, Inc.’s 10 3/4% Senior Notes due 2016

10.16	†	Form of 10 3/4% Senior Note

10.17	†	Form of PNA Non-Qualified Deferred Compensation Plan

10.18	†	Employment Agreement, dated September 15, 2006, by and between PNA Group, Inc. and Michael L. Smit

10.19	†	Fifth Amendment to Amended and Restated Credit and Security Agreement, dated as of November 13, 2006, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.20	†	Employment Agreement, dated as of December 30, 2006, by and between PNA Group, Inc. and Maurice S. Nelson, Jr.

10.21	†	Employment Agreement, dated January 1, 2007, by and between Delta Steel, L.P. and Robert A. Embry

10.22	†	Employment Agreement, dated January 1, 2007, by and between Feralloy Corporation and Frank M. Walker

10.23	†	Fourth Consent Letter and Sixth Amendment to Amended and Restated Credit and Security Agreement, dated as of January 29, 2007, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.24	†	Registration Rights Agreement, dated as of February 12, 2007 among PNA Intermediate Holding Corporation and the Institutional and Management Investors named therein

10.25	†	Indenture, dated as of February 12, 2007 between PNA Intermediate Holding Corporation and The Bank of New York, as trustee, relating to PNA Intermediate Holding Corporation’s Senior Floating Rate Toggle Notes due 2013

10.26	†	Form of Senior Floating Rate Toggle Note

10.27	†

Fifth Consent Letter and Seventh Amendment to Amended and Restated Credit and Security Agreement, dated as of March 23, 2007, among PNA Group, Inc., the borrowers named therein, Bank of America, N.A. and the other financial institutions named therein

10.28	†	PNA Group Holding Corporation 2007 Participation Plan

10.29	*	Form of Director and Officer Indemnification Agreement

10.30	*	Form of Amended and Restated Corporate Advisory Services Agreement by and between PNA Group, Inc. and Platinum Equity Advisors, LLC

10.31		Form of PNA Group Holding Corporation 2007 Stock Incentive Plan

21.1	†	List of Subsidiaries

23.1		Consent of PricewaterhouseCoopers LLP

23.2	*	Consent of Willkie Farr & Gallagher LLP (included in opinion referred to in 5.1 above)

24.1	†	Power of Attorney

*	To be filed by amendment.
†	Previously filed.